EXHIBIT (2-1)

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT
between
THE PROCTER & GAMBLE COMPANY,
GALLERIA CO.,
COTY INC.
and
GREEN ACQUISITION SUB INC.

dated as of
July 8, 2015

TABLE OF CONTENTS

I.	GALLERIA TRANSFER AND RESTRUCTURING; RECAPITALIZATION OF SPLITCO ................................................................................................................. 3

1.01	Transfer and Restructuring ........................................................................... 3

1.02	Transfer of Assets ......................................................................................... 3

1.03	Assumption of Liabilities ............................................................................. 4

1.04	Transfer of Excluded Assets; Excluded Liabilities ...................................... 4

1.05	Galleria Assets ................................................................................. 4

1.06	Galleria Liabilities ....................................................................................... 8

1.07	Termination of Intercompany Agreements; Settlement of Intercompany

Accounts ......................................................................................................	10

1.08	Transfers In Violation of Law or Required Consents .................................. 10

1.09	Retained Elements of Mercury Business ..................................................... 12

1.10	Evidence of Transfer of Galleria Assets and Galleria Liabilities ................. 12

1.11	Transfer of Excluded Assets and Assumption of Excluded Liabilities ........ 12

1.12	Galleria Transfer - Deliveries ....................................................................... 13

1.13	Recapitalization of SplitCo .......................................................................... 14

1.14	Waiver of Bulk-Sales Laws ......................................................................... 15

II.	THE DISTRIBUTION AND MERGER .................................................................. 15

2.01	Form and Manner of Distribution ................................................................ 15

2.02	The Distribution ........................................................................................... 16

2.03	Plan of Reorganization ................................................................................. 17

2.04	The Merger ................................................................................................... 17

2.05	Amendment of Acquiror’s Certificate ......................................................... 18

2.06	Closing of the Merger .................................................................................. 18

2.07	Conversion of Capital Stock in the Merger ................................................. 18

2.08	Exchange of Certificates .............................................................................. 19

2.09	Exchange Procedures ................................................................................... 19

2.10	No Further Ownership Rights in SplitCo Common Stock .......................... 20

2.11	No Fractional Shares .................................................................................... 20

2.12	Distributions With Respect To Unexchanged Shares .................................. 20

2.13	Withholding Rights ...................................................................................... 21

2.14	No Liability .................................................................................................. 21

2.15	Closing Date Adjustment - Cut-Off Date Working Capital ......................... 21

III.	REPRESENTATIONS AND WARRANTIES OF PARENT ................................... 22

3.01	Due Organization, Good Standing and Corporate Power ............................ 23

3.02	Authorization of Agreement ........................................................................ 23

3.03	Consents and Approvals; No Violations ...................................................... 23

3.04	Capital Structure; SplitCo ............................................................................ 24

3.05	Intellectual Property ..................................................................................... 25

3.06	Litigation ...................................................................................................... 26

3.07	Compliance With Laws ................................................................................ 26

3.08	Contracts ...................................................................................................... 26

3.09	Employees and Employee Benefits ............................................................. 28

3.10	Financial Statements; Absence of Changes; Undisclosed Liabilities .......... 31

3.11	Taxes ............................................................................................................ 33

3.12	Broker’s or Finder’s Fee .............................................................................. 33

3.13	Title to Properties; Security Interests ........................................................... 33

3.14	Sufficiency; Condition of Assets ................................................................. 33

3.15	Information To Be Supplied ......................................................................... 34

3.16	Real Property ............................................................................................... 35

3.17	Environmental Matters ................................................................................. 36

3.18	Mercury Business Perfume Oils .................................................................. 36

3.19	Ancillary Fragrances .................................................................................... 37

3.20	No Other Representations or Warranties; Disclaimer; Acknowledgement by Acquiror ....................................................................................................... 37

IV.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR ............................. 38

4.01	Due Organization, Good Standing and Corporate Power ............................ 38

4.02	Authorization of Agreement ........................................................................ 39

4.03	Consents and Approvals; No Violations ...................................................... 39

4.04	Broker’s or Finder’s Fee .............................................................................. 39

4.05	Capitalization ............................................................................................... 40

4.06	Intellectual Property ..................................................................................... 41

4.07	Litigation ...................................................................................................... 42

4.08	Compliance With Laws ................................................................................ 42

4.09	Contracts ...................................................................................................... 43

4.10	Employee Benefits ....................................................................................... 45

4.11	Acquiror SEC Filings; Financial Statements; Absence of Changes; Undisclosed Liabilities ..................................................................................................... 46

4.12	Taxes ............................................................................................................ 47

4.13	Title to Properties; Security Interests ............................................................ 48

4.14	Information To Be Supplied ......................................................................... 48

4.15	Voting Requirements; Board Approval ........................................................ 48

4.16	Fairness Opinion .......................................................................................... 48

4.17	Real Property ............................................................................................... 49

4.18	Environmental Matters ................................................................................. 49

4.19	No Other Representations or Warranties; Acknowledgment by

Parent ...........................................................................................................	50

V.	COVENANTS ......................................................................................................... 50

5.01	Conduct of Galleria Business Pending the Closing ..................................... 50

5.02	Further Assurances; Efforts To Obtain Consents; Antitrust

Clearance ......................................................................................................	55

5.03	Public Announcements ................................................................................. 58

5.04	Notification of Certain Matters .................................................................... 59

5.05	Financial Statements .................................................................................... 59

5.06	Conduct of Acquiror Pending The Closing .................................................. 59

5.07	Access .......................................................................................................... 62

5.08	Acquiror Stockholder Consent; Preparation of SEC Filings ....................... 64

5.09	No Solicitation ............................................................................................. 65

5.10	NYSE Listing ............................................................................................... 68

5.11	Required Amendments ................................................................................. 68

5.12	Capital Transactions ..................................................................................... 68

5.13	Agreement for Exchange of Information ..................................................... 72

5.14	Privileged Matters ........................................................................................ 73

5.15	Restriction on Hiring .................................................................................... 74

5.16	Intellectual Property Assignment/Recordation ............................................ 75

5.17	Use of Parent Names and Marks .................................................................. 76

5.18	Removal of Tangible Assets ......................................................................... 77

5.19	Works Council Cooperation ......................................................................... 78

5.20	Insurance Matters ......................................................................................... 79

5.21	Restructuring of Galleria Business; Transition Plan .................................... 80

5.22	Confidentiality ............................................................................................. 83

5.23	Certain Material Contracts ........................................................................... 84

5.24	Mercury Business Perfume Oils .................................................................. 86

5.25	Ancillary Fragrances .................................................................................... 86

5.26	Continuing Employee Restrictions .............................................................. 87

5.27	Facilities Split Plan ...................................................................................... 88

5.28	Wind-down of Max Factor Gold Business .................................................. 88

5.29	Diamond Technology ................................................................................... 88

5.30	Non-Compete Restrictions ........................................................................... 88

VI.	EMPLOYEE MATTERS ......................................................................................... 90

6.01	Identification of Employees ......................................................................... 90

6.02	Continuity of Employment .......................................................................... 91

6.03	Establishing Galleria Group Plans ............................................................... 92

6.04	Terms of Employment .................................................................................. 93

6.05	Bonuses and Incentives ................................................................................ 98

6.06	Credit for Service with Parent ...................................................................... 98

6.07	Workers’ Compensation ............................................................................... 99

6.08	WARN Act ................................................................................................... 99

6.09	Miscellaneous .............................................................................................. 99

VII.	CONDITIONS ......................................................................................................... 100

7.01	Joint Conditions ........................................................................................... 100

7.02	Conditions to the Obligation of Acquiror .................................................... 101

7.03	Conditions to the Obligation of Parent ........................................................ 102

7.04	Additional Conditions to Each Party’s Obligation To Effect the

Merger ..........................................................................................................	104

7.05	Frustration of Conditions ............................................................................. 104

VIII.	TERMINATION AND ABANDONMENT ............................................................. 104

8.01	Basis for Termination ................................................................................... 104

8.02	Notice of Termination; Return of Documents; Continuing Confidentiality Obligation .................................................................................................... 105

8.03	Effect of Termination ................................................................................... 106

IX.	MUTUAL RELEASES; INDEMNIFICATION ...................................................... 106

9.01	Release of Pre-Business Transfer Time Claims ........................................... 106

9.02	Indemnification by Acquiror and the Galleria Group .................................. 107

9.03	Indemnification by Parent ............................................................................ 108

9.04	Calculation and Other Provisions Relating to Indemnity Payments ............ 108

9.05	Procedures for Defense, Settlement and Indemnification of Claims ........... 110

9.06	Additional Matters ....................................................................................... 112

9.07	Exclusive Remedy ....................................................................................... 113

X.	MISCELLANEOUS ................................................................................................ 114

10.01	Non-Survival of Representations and Warranties ........................................ 114

10.02	Expenses ...................................................................................................... 114

10.03	Entire Agreement ......................................................................................... 117

10.04	Governing Law; Jurisdiction; Waiver of Jury Trial ..................................... 117

10.05	Notices ......................................................................................................... 118

10.06	Amendments and Waivers ........................................................................... 119

10.07	No Third-Party Beneficiaries ....................................................................... 120

10.08	Assignability ................................................................................................ 120

10.09	Construction ................................................................................................. 120

10.10	Severability .................................................................................................. 121

10.11	Counterparts ................................................................................................. 121

10.12	Specific Performance ................................................................................... 121

10.13	Disclosure Letters ........................................................................................ 122

10.14	Waiver .......................................................................................................... 122

10.15	Dispute Resolution ....................................................................................... 122

10.16	Obligations of Affiliates ............................................................................... 123

10.17	No Recourse Against Debt Financing Sources ............................................ 123

XI.	DEFINITIONS ......................................................................................................... 123

EXHIBITS

Exhibit A	Acquiror Certificate
Exhibit B-1	Parent Transaction Announcement
Exhibit B-2	Acquiror Transaction Announcement
Exhibit C	Stockholder Consent
Exhibit D	Transition Services
Exhibit E	Minimum Tender Condition Formula
Exhibit F	Target Working Capital Statement
Exhibit G	Cut-Off Date Adjustment Statement Format
Exhibit H	Tax Matters Agreement
Exhibit I	Transition Services Agreement
Exhibit J	Form of Acquiror Letter of Representation
Exhibit K	Form of Parent Letter of Representation
Exhibit L	Galleria Commitment Letter
Exhibit M	Acquiror Commitment Letter
Exhibit N-1	Parent Shared Technology License Agreement
Exhibit N-2	SplitCo Shared Technology License Agreement
Exhibit O-1	Parent Trademark License Agreement
Exhibit O-2	SplitCo Trademark License Agreement
Exhibit P	Form of Coexistence Agreement
Exhibit Q	Sample Calculation of Fully Diluted Basis

SCHEDULES
PARENT DISCLOSURES

Schedule 1.05(a)(i)	Galleria Business Equipment
Schedule 1.05(a)(iii)	Galleria Facilities
Schedule 1.05(a)(iv)	Galleria Entities
Schedule 1.05(a)(vii)	Galleria IP Assets
Schedule 1.05(a)(x)	Galleria Software
Schedule 1.05(a)(xiii)	Galleria Business Acquired Plan Assets
Schedule 1.05(a)(xix)	Galleria Bank Accounts
Schedule 1.05(b)(i)	Excluded Assets
Schedule 1.05(b)(ii)	Excluded IP Assets
Schedule 1.06(a)(xi)	Assumed Liabilities
Schedule 1.06(b)(i)	Excluded Liabilities
Schedule 1.09	Retained Elements of the Mercury Business
Section 1.10	Parent Transfer Documents
Section 3.03	Consents and Approvals
Section 3.05	Intellectual Property
Section 3.06	Litigation
Section 3.07	Compliance With Laws

Section 3.08(a)	Galleria Material Contracts
Section 3.08(b)	Shared Business Contracts
Section 3.08(c)	Enforceability / Absence of Breach
Section 3.08(d)	Contracts to be Provided
Section 3.09	Employee Matters
Section 3.10	Financial Statements
Section 3.11	Tax Matters
Section 3.14	Sufficiency; Condition of Assets
Section 3.16	Real Property
Section 3.17	Environmental Matters
Section 3.18(a)	Exclusive Third-Party Perfume Oils
Section 3.18(b)	Exclusive Parent Perfume Oils
Section 3.19(a)(i)	Exclusive Third-Party Ancillary Fragrances
Section 3.19(a)(ii)	Non-Exclusive Third-Party Ancillary Fragrances
Section 3.19(b)(i)	Exclusive Parent Ancillary Fragrances
Section 3.19(b)(ii)	Non-Exclusive Parent Ancillary Fragrances
Section 5.01	Conduct of Galleria Business Pending the Closing
Section 5.13(c)	Marketing Activities
Section 5.21(f)	Excluded Technologies
Section 5.30(a)(iii)	Non-Compete Restrictions
Section 5.30(b)(iii)	Parent Out-of-Scope Products
Section 6.01	Identification of Employees
Section 6.04(b)(i)	Compensation and Benefits
Section 6.04(c)	Severance
Section 6.04(g)	Expatriate Packages
Section 6.04(h)	Localized Employees
Section 7.01(c)	Notifications
Section 10.02	Transition Process
Section 11.01(a)	Knowledge of Parent
Section 11.01(b)	Accounting Principles
Section 11.01(d)	Excluded Employees

ACQUIROR DISCLOSURES

Section 4.03	Consents and Approvals; No Violations
Section 4.06	Intellectual Property
Section 4.07	Litigation
Section 4.08	Compliance With Laws
Section 4.09	Contracts
Section 4.10	Employee Benefits
Section 4.17	Real Property
Section 4.19	Environmental Matters
Section 5.06	Conduct of Acquiror Pending The Closing
Section 8.01	Acquiror Stockholder Consent
Section 11.01(a)	Knowledge
Section 11.01(c)	Acquiror MAE

TRANSACTION AGREEMENT
This Transaction Agreement (this “Agreement”), dated July 8, 2015, is among The Procter & Gamble Company, an Ohio corporation (“Parent”), Galleria Co., a Delaware corporation (“SplitCo”), Coty Inc., a Delaware corporation (“Acquiror”) and Green Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”).
RECITALS
1.Parent is engaged, directly and indirectly through certain of its Subsidiaries, in the Galleria Business.

2.Parent has determined that it would be appropriate and desirable to separate the Galleria Business from Parent and to divest the Galleria Business in the manner contemplated hereby.

3.Parent has caused SplitCo to be formed in order to facilitate such separation and divestiture.

4.Parent currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of SplitCo (the “SplitCo Common Stock”).

5.Parent has determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Parent and certain of its Subsidiaries to, directly or indirectly, Convey to SplitCo or the Galleria Entities, as applicable, certain Assets of the Galleria Business in exchange for (i) the assumption by SplitCo or the other members of the Galleria Group, as applicable, of certain Liabilities of the Galleria Business and (ii) Parent’s receipt of shares of SplitCo Common Stock and the Recapitalization Amount, all as provided herein.

6.The Parties contemplate that the Galleria Business will be transferred to SplitCo as provided herein, and in connection therewith the Recapitalization will take place, including SplitCo’s entry into the Galleria Credit Facility and SplitCo’s payment of the Recapitalization Amount.

7.The Parties contemplate that, immediately following the Galleria Transfer and Recapitalization, Parent will either (i) distribute all of the shares of SplitCo Common Stock to Parent shareholders without consideration on a pro rata basis (a “One-Step Spin-Off”) or (ii) consummate an offer to exchange (an “Exchange Offer”) shares of SplitCo Common Stock for currently outstanding shares of Parent’s common stock (“Parent Common Stock”) and, in the event that Parent’s shareholders subscribe for less than all of the SplitCo Common Stock in the Exchange Offer, subject to the terms and conditions of this Agreement, Parent will distribute, pro rata to its shareholders, any unsubscribed SplitCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent may be treated for U.S. federal income Tax purposes as having distributed all of the SplitCo Common Stock to its shareholders (the “Clean-Up Spin-Off”).

8.The disposition by Parent of 100% of the SplitCo Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to herein as the “Distribution”.

9.Immediately after the Distribution, Merger Sub, a wholly-owned Subsidiary of Acquiror, will merge with and into SplitCo and SplitCo Common Stock will be converted into shares of Class A Common Stock (“Acquiror New Common Stock”) on the terms and subject to the conditions set forth in this Agreement.

10.The Boards of Directors of Parent, SplitCo, Acquiror and Merger Sub have each approved and declared advisable the Merger of Merger Sub with and into SplitCo.

11.No later than 24 hours following execution of this Agreement, it is anticipated that the holders of shares of common stock of Acquiror representing at least a majority of the voting power of Acquiror will execute and deliver to Acquiror a written consent, in accordance with and pursuant to Section 228 of the DGCL, approving (i) the issuance of shares of Acquiror New Common Stock pursuant to the terms of this Agreement, (ii) increasing the number of authorized shares of capital stock of Acquiror and (iii) amending the Acquiror’s certificate of incorporation. Contemporaneously with the execution hereof, JAB Cosmetics B.V., as the sole record and beneficial owner of all of the outstanding shares of Class B Common Stock, is entering into a letter agreement with Parent regarding the conversion of all such shares into shares of Class A Common Stock as of two Business Days prior to the Closing, subject to the terms and conditions set forth in such letter agreement (the “JAB Letter Agreement”).

12.It is intended that (i) the Galleria Transfer, together with the Distribution, qualify as a reorganization under Section 368(a) of the Code, (ii) the Distribution, as such, qualify as a distribution of SplitCo Common Stock to Parent’s shareholders pursuant to Section 355 of the Code, (iii) the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, (iv) any Parent Cash Distribution qualify as money distributed to Parent creditors in connection with the reorganization for purposes of Section 361(b)(3) of the Code, and (v) the execution of this Agreement constitute a plan of reorganization under Treasury Regulation Section 1.368-2(g).

13.Pursuant to the plan of reorganization and within one year after the Distribution Date, Parent will effect any Parent Cash Distribution to Parent’s creditors in retirement of outstanding Parent Indebtedness in the manner described in this Agreement.

14.Simultaneously with the execution of this Agreement, Parent and Acquiror are entering into the Split Plan Agreement.
Accordingly, the Parties agree as follows:

I.    GALLERIA TRANSFER AND RESTRUCTURING; RECAPITALIZATION OF SPLITCO

1.01    Transfer and Restructuring. (a) Overview. Prior to consummating the Distribution and Merger as contemplated in Article II, Parent and SplitCo will effect a reorganization of the Galleria Business. This reorganization will include the Galleria Transfer and a restructuring of the Galleria Business as contemplated by Section 5.21 (the Galleria Transfer, together with the activities set forth in Sections 5.21, 6.02 and 6.03, collectively, the “Restructuring”).

(b)SplitCo. SplitCo was formed as a Delaware corporation and will hold and conduct, directly and indirectly through its Subsidiaries, the Galleria Business. Parent will not cause or permit SplitCo to engage in any activity not contemplated by this Agreement, and prior to the Closing SplitCo will not operate any business other than the Galleria Business. In connection with the Restructuring, SplitCo and/or one or more of its Subsidiaries will become the owner of the Galleria Assets and will assume the Galleria Liabilities.

(c)Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article VII, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with this Article I in connection with the Galleria Transfer will be 12:01 a.m., Eastern Time, on the anticipated Closing Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

1.02    Transfer of Assets. Except as provided in Section 1.08, effective as of the Business Transfer Time, Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary of Parent to Convey) to SplitCo and/or its Subsidiaries, and SplitCo will accept from Parent and will cause its applicable Subsidiaries to accept, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all Galleria Assets (other than any Galleria Assets that are already held as of the Business Transfer Time by SplitCo or one of its Subsidiaries, which Galleria Asset will continue to be held by SplitCo or such Subsidiary), free and clear of all Securities Interests (other than Permitted Encumbrances).

1.03    Assumption of Liabilities. Effective as of the Business Transfer Time, Parent will Convey (or will cause any applicable Subsidiary of Parent to Convey) to SplitCo, and SplitCo will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Subsidiary to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Galleria Liabilities, in accordance with their respective terms (other than any Galleria Liability that as of the Business Transfer Time is already a Liability of SplitCo or one of its Subsidiaries, which Galleria Liability will continue to be a Liability of SplitCo or such Subsidiary). As between members of the Parent Group, on the one hand, and members of the Galleria Group, on the other hand, the members of the Galleria Group will be solely responsible for all Galleria Liabilities as of the Business Transfer Time, on a joint and several basis.

1.04    Transfer of Excluded Assets; Excluded Liabilities. Except as provided in Section 1.08, prior to the Business Transfer Time, (a) Parent will cause any applicable Galleria Entity to Convey to Parent or a Subsidiary of Parent any Excluded Assets that it owns, leases or has any right to use, and Parent will accept from such member of the Galleria Group, and will cause an applicable Subsidiary of Parent (other than a Galleria Entity) to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Parent will cause any applicable Galleria Entity to Convey any Excluded Liability for which it is otherwise responsible to Parent or a Subsidiary of Parent (other than a Galleria Entity), and Parent will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due and, to the extent applicable, comply with, all of such Excluded Liabilities in accordance with their respective terms.

1.05    Galleria Assets. (a) For purposes of this Agreement and subject to the exclusions set forth in Section 1.05(b) and Section 1.09, “Galleria Assets” means all Assets owned or held by any member of the Parent Group that are included in any of clauses (i)-(xix) below or that are otherwise primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business) and that are not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Business Transfer Time (other than any such Assets that are Conveyed or otherwise disposed of after the date hereof and prior to the Business Transfer Time not in violation of Section 5.01):

(i)(A) all computers and other electronic data processing equipment, fixtures, machinery, molds, tools (including special and general tools), pucks, push plates, star wheels, prototypes, models, equipment, manufacturing equipment, process, packaging and related utilities, furniture, office equipment and other tangible personal property primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business), (B) computers, smartphones and similar communications equipment provided by the Parent Group in connection with a Continuing Employee’s performance of services, (C) all motor vehicle and other transportation equipment primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business) or provided for the use of a Continuing Employee, including those motor vehicles and other transportation equipment listed on Schedule 1.05(a)(i) (as such list may be updated from time to time in Parent’s sole discretion), and (D) the items listed on Schedule 1.05(a)(i).

(ii)all product inventories, raw and packaging materials, Store Room Inventory, Goods in Transit, parts, work-in-process, finished goods and products, in each case to the extent it is primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business) (the “Galleria Inventory”);

(iii)all Real Property Interests in the land and facilities primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business), including the items listed on Schedule 1.05(a)(iii), together with the improvements, structures and fixtures located thereon (the “Galleria Facilities”);

(iv)all issued and outstanding capital stock or other equity interests of the Persons listed on Schedule 1.05(a)(iv), including any entities that may be designated as Galleria Entities pursuant to Section 5.21 (such capital stock or other equity interests, the “Galleria Entity Interests” and, such Persons, the “Galleria Entities”);

(v)subject to Section 5.23, all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to, and associated with, all Galleria Contracts;

(vi)all of the Governmental Approvals that are primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business);

(vii)all Intellectual Property primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business) and the Intellectual Property otherwise listed on Schedule 1.05(a)(vii), including all goodwill related to any of the foregoing and all rights to sue or recover and retain damages and costs and attorneys’ fees for infringement, misappropriation or other violation of any of the foregoing, whether occurring prior to, on or after the Business Transfer Time (all of the foregoing, the “Galleria IP Assets”);

(viii)(A) all business and employment records primarily related to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business), including the corporate minute books and related stock records of the Galleria Entities, (B) all of the separate financial statements, books of account and Tax records of SplitCo and the Galleria Entities or other financial and Tax records primarily relating to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively related to the Non-Color Caldera Business), the Galleria Assets and the Galleria Liabilities that do not form part of the general ledger of Parent or any of its Affiliates (other than SplitCo and the Galleria Entities), (C) to the extent within Parent’s possession, all prosecution files, certificates, notices and registrations pertaining to the Intellectual Property listed on Schedule 1.05(a)(vii), and (D) all other books, records, ledgers, files, documents and correspondence, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, and that in any such case are primarily related to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively related to the Non-Color Caldera Business) (collectively, the “Galleria Books and Records”); provided, however, that (1) none of clauses (A)-(D) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (2) Parent will be entitled to retain a copy of the Galleria Books and Records, which will be subject to the provisions of Section 5.14, (3) neither clause (A) nor (D) will be deemed to include any books, records or other items or portions thereof (x) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Parent’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, or (y) that are personnel records that relate to any employees who are not Continuing Employees, and (4) in no event will Galleria Books and Records include any Consolidated Tax Return;

(ix)the benefits of all prepaid expenses and other current assets, including prepaid leases and prepaid rentals, in each case to the extent primarily related to or held for primary use in the Galleria Business;

(x)all software (in source code, object code and all source materials) primarily used or held for primary use in the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively used or held for exclusive use in the Non-Color Caldera Business) or otherwise listed on Schedule 1.05(a)(x) (all of the foregoing, the “Galleria Software”);

(xi)all goodwill of the Galleria Business;

(xii)all rights to past, present and future causes of action, lawsuits, judgments, claims, counterclaims and demands arising out of the conduct of or otherwise primarily related to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively related to the Non-Color Caldera Business);

(xiii)all Assets in respect of the Galleria Business Acquired Plans, as determined in accordance with Schedule 1.05(a)(xiii) (the “Galleria Business Acquired Plan Assets”) and any Assets in respect of any and all Galleria Group Plans;

(xiv)the right to enforce the Parent Group’s rights in (A) the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts that are not otherwise Galleria Contracts to the extent such provisions relate to confidential information of the Galleria Business and (B) any Intellectual Property assignment, license or non-assertion provisions of any Intellectual Property assignment Contract that is not otherwise a Galleria Contract to the extent such provisions relate to the Galleria IP Assets;

(xv)all rights of SplitCo and the Galleria Entities under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection herewith;

(xvi)(A) any cash and cash equivalents held by SplitCo and the Galleria Entities (including in bank and other deposit accounts of the Galleria Entities) and (B) any security deposits and customer deposits primarily used or held for primary use in the Galleria Business;

(xvii)all accounts receivable that are either (A) primarily related to the Galleria Business and held by SplitCo or any Galleria Entity or (B) primarily related to the Salon Professional Business;

(xviii)any other Assets reflected in the Cut-Off Date Adjustment Statement; and

(xix)all of the bank accounts of SplitCo and the Galleria Entities listed on Schedule 1.05(a)(xix).

(b)Notwithstanding Section 1.05(a) or any other provision hereof, the Galleria Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)the Assets listed or described on Schedule 1.05(b)(i);

(ii)the Excluded IP Assets;

(iii)all Assets in respect of any and all Compensation and Benefit Plans, all Assets corresponding to any Liabilities allocated to Parent or any of its Affiliates or for which Parent is expressly liable pursuant to Article VI and all Assets in respect of all other compensation and benefit plans sponsored by the Parent Group, in each case other than (A) the Galleria Business Acquired Plan Assets and (B) any Assets in respect of any and all Galleria Group Plans;

(iv)all financial and Tax records relating to the Galleria Business that form part of the general ledger of Parent or any of its Subsidiaries (other than the members of the Galleria Group), any work papers of Parent’s auditors and any other Tax records (including accounting records) of Parent or any of its Subsidiaries (other than the members of the Galleria Group); provided that Parent will provide to Acquiror upon written request from Acquiror, copies of any portions of such financial and Tax records (other than Consolidated Tax Returns and supporting Tax workpapers related thereto) that relate solely to the Galleria Entities, the Galleria Assets, the Galleria Liabilities or the Galleria Business;

(v)subject to Section 5.20, all rights to insurance policies or practices of Parent and its Subsidiaries (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(vi)other than rights to enforce the provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to the Galleria Business or as provided in Section 1.05(a) and the corresponding sections of the Parent Disclosure Letter, all records prepared by or on behalf of Parent or its Subsidiaries relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Parent or its Subsidiaries in connection with the potential divestiture of all or a part of the Galleria Business or any other business or Asset of Parent or its Subsidiaries, including (A) proposals received from third parties and analyses relating to such transactions and (B) without limiting Section 5.14, confidential communications with legal counsel representing Parent or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(vii)all rights of Parent or its Affiliates (other than members of the Galleria Group) under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(viii)the LINC Facility; and

(ix)any and all Assets that are expressly contemplated by this Agreement as Assets to be retained by Parent or any other member of the Parent Group.

1.06    Galleria Liabilities. (a) For the purposes of this Agreement, “Galleria Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof:

(i)all Liabilities that are reflected in the Cut-Off Date Adjustment Statement and that remain outstanding as of the Closing;

(ii)any and all Liabilities of Parent and its Affiliates (including the members of the Galleria Group) to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Galleria Assets or the operation or the conduct of the Galleria Business, whether before, at or after the Business Transfer Time;

(iii)all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by SplitCo or any other member of the Galleria Group and all Liabilities of SplitCo or any other member of the Galleria Group under this Agreement or any Ancillary Agreement, including (A) Liabilities in connection with the collection of amounts due under loans outstanding to Continuing Employees as of the Business Transfer Time (other than loans under a Tax-qualified Compensation and Benefit Plan), and (B) all Liabilities allocated to or expressly assumed by any member of the Galleria Group pursuant to Article VI;

(iv)subject to Section 5.23, all Liabilities under the Galleria Contracts with respect to performance of the Galleria Contracts;

(v)all Liabilities to the extent relating to, resulting from or arising out of advertising time or space (including television, print, radio and point of sale) used or to be used in the Galleria Business;

(vi)all Liabilities to the extent relating to, resulting from or arising out of trade and consumer promotions, in-store promotions, coupon campaigns, loyalty programs and gift card campaigns of the Galleria Business;

(vii)all Liabilities to the extent relating to, resulting from or arising out of product returns, recalls of products of the Galleria Business or fulfilling warranty claims and similar repair and replacement commitments in respect of products of the Galleria Business;

(viii)all Liabilities to the extent relating to, resulting from or arising out of (A) any Environmental Conditions that result from or arise out of the operation or conduct of the Galleria Business, (B) any Release of Hazardous Materials that occurs at any of the Galleria Facilities, to the extent such Release results from or arises out of the operation or conduct of the Galleria Business, or (C) any violation of or remediation or other requirements under any Environmental Law resulting from the operation or conduct of the Galleria Business;

(ix)all Liabilities under the Galleria Credit Facility;

(x)all Liabilities to the extent relating to German Inventorship Laws with respect to the Galleria IP Assets; and

(xi)all Liabilities listed on Schedule 1.06(a)(xi).

(b)Notwithstanding anything to the contrary in this Agreement, the Galleria Liabilities will not include the following Liabilities (such Liabilities, the “Excluded Liabilities”):

(i)all Liabilities listed or described on Schedule 1.06(b)(i);

(ii)all Liabilities to the extent relating to, resulting from or arising out of any Excluded Asset, except to the extent expressly identified as Galleria Liabilities in Section 1.06(a);

(iii)all Liabilities to the extent relating to, resulting from or arising out of any accounts payable that are not held by SplitCo or any Galleria Entity or accounts payable that are not related to the Galleria Business; and

(iv)all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements.

1.07    Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) SplitCo, on behalf of itself and each other member of the Galleria Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts between or among SplitCo or any member of the Galleria Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective without further action as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)Parent will cause all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between SplitCo and any other member of the Galleria Group, on the one hand, and Parent or any other member of the Parent Group, on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) to be settled such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

1.08    Transfers In Violation of Law or Required Consents. (a) Except as otherwise provided in Section 1.09, if and to the extent that the consummation of the Galleria Transfer or Conveyance of Excluded Assets would be a violation of applicable Laws or require any Consent in connection with the transactions contemplated hereby that has not been obtained as of the Business Transfer Time, then, notwithstanding any other provision hereof, such Conveyance of the applicable Galleria Asset or Excluded Asset will automatically be deferred and will not occur until all legal impediments are removed or such Consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered a Galleria Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective Commercially Reasonable Efforts to (i) continue to seek to remove any legal impediments or secure any contractual Consents required from third parties necessary to Convey such Asset and (ii) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time to such Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Ancillary Agreement. The obligations set forth in this Section 1.08 will terminate on the two-year anniversary of the Closing. Nothing in this Section 1.08(a) will be deemed to (A) constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article VII, including the receipt of the Governmental Approvals or (B) apply to any Shared Business Contract, it being understood that Shared Business Contracts are governed by Section 1.08(b).

(b)Shared Business Contracts. (i) Parent will use Commercially Reasonable Efforts to deliver a true, correct and complete list of its Shared Business Contracts existing as of the date of this Agreement no later than 90 days after the date hereof (except in connection with any Contract the existence or terms of which are confidential) that are not set forth on Section 3.08(b) of the Parent Disclosure Letter. With respect to purchases of raw materials and packaging materials that are not covered or governed by a Contract other than a purchase order or other similar arrangement, Parent may satisfy this obligation by identifying the relevant raw material or packaging material and providing a reasonably detailed description of the arrangement utilized to purchase such material.

(ii)    Parent shall use Commercially Reasonable Efforts to cause each Shared Business Contract to be assigned in relevant part to a Galleria Entity on or prior to the Business Transfer Time or to appropriately amend such Shared Business Contract to the extent permitted by applicable Law or the relevant Shared Business Contract so that Acquiror or its Affiliates will, at and following the Closing, be entitled to the rights and benefits inuring to the Galleria Business under such Shared Business Contracts, and any such amended Shared Business Contract will be treated by the Parties as a separate Contract for all purposes. In addition, Parent will provide Acquiror with contact information for such third parties and introduce representatives of the Acquiror Group to Parent’s contacts at such third parties.

(c)    Notwithstanding anything in this Section 1.08 to the contrary, no member of the Parent Group nor any of its Affiliates will be required to undertake any action or arrangement contemplated by this Section 1.08 (i) if Parent determines, in its sole discretion, that such arrangement or action would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby, or (ii) if such arrangement is not in compliance with applicable Law (or the relevant Shared Business Contract).

1.09    Retained Elements of Mercury Business. The Parent and Acquiror will implement the provisions set forth on Schedule 1.09.

1.10    Evidence of Transfer of Galleria Assets and Galleria Liabilities. In furtherance of the Conveyance of Galleria Assets and assumption of Galleria Liabilities provided in Sections 1.02 and 1.03, on the Business Transfer Date, (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance, including the real property transfer documents described in Section 1.10 of the Parent Disclosure Letter (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary to evidence the Conveyance of all of Parent’s and its Subsidiaries’ right, title and interest in and to the Galleria Assets to SplitCo and the other members of the Galleria Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Parent or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) SplitCo will execute and deliver such assumptions of Galleria Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Galleria Liabilities by SplitCo or the applicable members of the Galleria Group. All of the foregoing documents contemplated by this Section 1.10 will be referred to collectively herein as the “Parent Transfer Documents.”

1.11    Transfer of Excluded Assets and Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and assumption of Excluded Liabilities provided in Section 1.04, on the Business Transfer Date, (a) SplitCo will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary, to evidence the Conveyance of all of SplitCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and the other members of the Parent Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require SplitCo or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Parent will execute and deliver such assumptions of Excluded Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent or the applicable member of the Parent Group. All of the foregoing documents contemplated by this Section 1.11 will be referred to collectively herein as the “Galleria Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”

1.12    Galleria Transfer - Deliveries. (a) Documents To Be Delivered by Parent. On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to SplitCo all of the following instruments:

(i)the Ancillary Agreements to which Parent or any other member of the Parent Group is a Party, duly executed by the members of the Parent Group party thereto;

(ii)the Transfer Documents as described in Section 1.10 and Section 1.11;

(iii)resignations (or evidence of removal) of each of the individuals who serve as an officer or director of members of the Galleria Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Galleria Group after the Business Transfer Time and that are directors or officers of any member of the Galleria Group, to the extent requested by Acquiror, in each case effective as of the Effective Time; and

(iv)the certificate contemplated by Section 7.02(d).

(b)Documents To Be Delivered by SplitCo and Acquiror. On the Business Transfer Date, SplitCo and Acquiror, as applicable, will deliver, or will cause their Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:

(i)in each case where any member of the Galleria Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Galleria Group party thereto;

(ii)the Transfer Documents as described in Section 1.10 and Section 1.11;

(iii)resignations (or evidence of removal) of each of the individuals who serve as an officer or director of members of the Parent Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Galleria Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent, in each case effective as of the Effective Time; and

(iv)the certificate contemplated by Section 7.03(h).

1.13    Recapitalization of SplitCo. Subject to the terms and conditions set forth herein (including the creation of the Galleria Credit Facility as contemplated by Section 5.12), Parent and SplitCo will cause the following to occur:

(a)General. At the Business Transfer Time, in partial consideration for the Conveyance of Assets contemplated by Section 1.02, SplitCo will:

(i)issue and deliver to Parent a number of shares of SplitCo Common Stock equal to (1) the Galleria Stock Amount, less (2) the number of shares of SplitCo Common Stock outstanding immediately prior to the issuance of SplitCo Common Stock pursuant to this Section 1.13 (the “Galleria Stock Issuance”);

(ii)subject to Section 1.13(c), distribute to Parent any remaining portion of the Recapitalization Amount not previously distributed to Parent pursuant to Section 1.13(c) in cash in immediately available funds to an account specified for this purpose by Parent; and

(iii)assume the Galleria Liabilities in accordance with the requirements of this Agreement.

(b)Credit Facility. At the Business Transfer Time, or within seven days prior to the Business Transfer Time, SplitCo, together with the other members of the Galleria Group, will enter into a credit facility with a third-party creditor, with total available credit in the principal amount of $4,500,000,000 (subject to adjustment as contemplated by Section 5.12) in accordance with the Galleria Credit Documents (such credit facility, the “Galleria Credit Facility”, and the entry into the Galleria Credit Facility, together with the Galleria Stock Issuance and the Recapitalization Amount, the “Recapitalization”).

(c)Cash Distribution. At the Business Transfer Time, or within seven days prior to the Business Transfer Time, SplitCo will (i) borrow funds under the Galleria Credit Facility in an amount equal to the Recapitalization Amount, (ii) in its discretion, subject to Section 5.21(g), use all or a portion of such borrowed proceeds to fund the purchase, directly or indirectly, of Galleria Assets from one or more Subsidiaries of Parent, and (iii) promptly distribute to Parent any amount remaining after funding any such Galleria Asset purchases pursuant to clause (ii) immediately above. Parent will maintain any such funds distributed from SplitCo in a segregated account, and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will distribute any funds received from SplitCo pursuant to this Section 1.13(c), and all remaining amounts in the above-described segregated account, to Parent’s creditors in retirement of outstanding Parent indebtedness (any such distribution, the “Parent Cash Distribution”). Prior to effecting any Parent Cash Distribution, Parent will adopt a corporate resolution specifying that such distribution will be made from the funds maintained in the segregated account referenced in this Section 1.13(c).

1.14    Waiver of Bulk-Sales Laws. Each of Parent and SplitCo hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the Parent Group or Galleria Group, as applicable.

II.    THE DISTRIBUTION AND MERGER

2.01    Form and Manner of Distribution. (a) Parent may elect, in its sole discretion, to effect the Distribution in the form of either (i) so long as Parent reasonably believes the condition set forth in Section 7.03(d) would be capable of being satisfied, a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below).

(b)If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Parent, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date. All shares of SplitCo Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 2.02(e).

(c)If Parent elects to effect the Distribution as an Exchange Offer, Parent will determine in its sole discretion the terms and conditions of such Exchange Offer, including the number of shares of SplitCo Common Stock that will be offered for each validly tendered share of Parent Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which will comply with securities Law requirements applicable to such Exchange Offer; provided, that in any event, Parent shall extend the expiration date of such Exchange Offer for one or more consecutive increments of not more than 20 Business Days each (the length of such period to be determined by Parent in consultation with Acquiror), if, as of any otherwise scheduled expiration of the Exchange Offer, any condition to the Exchange Offer or the closing of the Merger, other than those conditions that are to be satisfied on the date the expiration of the Exchange Offer or the closing of the Merger, has not been satisfied or waived (to the extent permitted under applicable Laws), it being understood that no such extension shall extend the expiration date of such Exchange Offer to a time later than, the earlier of (1) the date that is 60 Business Days after the satisfaction of all conditions to such Exchange Offer and the closing of the Merger, other than the Minimum Condition and those conditions that are to be satisfied on the date of expiration of the Exchange Offer or the closing of the Merger, (2) the termination of this Agreement in accordance with its terms and (3) the End Date.  In the event that Parent’s shareholders subscribe for less than all of the SplitCo Common Stock in the Exchange Offer, subject to the terms and conditions of this Agreement (including the satisfaction of the Minimum Condition), Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer.

2.02    The Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 2.02(e), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of SplitCo Common Stock equal to the total number of shares of SplitCo Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date.

(b)Subject to the terms thereof, to the extent the Distribution is effected as an Exchange Offer, each Parent shareholder may elect in the Exchange Offer to exchange a number of shares of Parent Common Stock held by such Parent shareholder for shares of SplitCo Common Stock subject to the terms and conditions set forth in the SplitCo Form 10/S-4.

(c)Parent and SplitCo, as the case may be, will instruct the transfer agent or the Exchange Agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as are required to be deducted and withheld from such consideration under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled thereto.

(d)The terms and conditions of any Clean-Up Spin-Off will be as determined by Parent in its sole discretion, provided that, subject to the terms and conditions of this Agreement, (i) any SplitCo Common Stock that is not subscribed for in the Exchange Offer must be distributed to the Parent’s shareholders in the Clean-Up Spin-Off, and (ii) such Clean-Up Spin-Off must take place on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent may be treated for U.S. federal income Tax purposes as having distributed all of the SplitCo Common Stock to Parent’s shareholders.

(e)Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent will deliver to the Exchange Agent a global certificate representing the SplitCo Common Stock distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent shareholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Parent will deliver to the Exchange Agent an additional global certificate representing the SplitCo Common Stock distributed in the Clean-Up Spin-Off for the account of the Parent shareholders that are entitled thereto. The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Parent shareholders pending the Merger.

2.03    Plan of Reorganization. This Agreement will constitute a “plan of reorganization” for the transactions contemplated by this Agreement under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (a) Parent will complete the Distribution through either (i) a One-Step Spin-Off or (ii) the Exchange Offer and, subject to the terms and conditions of this Agreement, any Clean-Up Spin-Off (as described above) and (b) immediately following the Distribution, Merger Sub will merge with and into SplitCo with SplitCo surviving.

2.04    The Merger. (a) On the terms and subject to the conditions of this Agreement, Merger Sub will be merged (the “Merger”) with and into SplitCo in accordance with the provisions of the DGCL. Immediately following the Merger, SplitCo will continue as the surviving corporation (the “Surviving Corporation”) and will be a direct, wholly owned Subsidiary of Acquiror, and the separate corporate existence of Merger Sub will cease.

(b)The Merger will be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and Acquiror, the “Effective Time”).

(c)The Merger will have the effects set forth in this Agreement and, to the extent not otherwise addressed herein, the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of SplitCo and Merger Sub will vest in SplitCo as the Surviving Corporation and all debts, liabilities and duties of SplitCo (including all of the obligations under the Galleria Credit Facility) and Merger Sub will become the debts, liabilities and duties of SplitCo as the Surviving Corporation.

(d)The text of the certificate of incorporation of the Surviving Corporation in effect at the Effective Time will, by virtue of the Merger, be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the corporation set forth in the certificate of incorporation of the Surviving Corporation will continue to be “Galleria Co.”), until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(e)The initial directors of the Surviving Corporation at the Effective Time will be the directors of Merger Sub. The initial officers of the Surviving Corporation at the Effective Time will be the officers of SplitCo at the Effective Time (after taking into account the resignations contemplated by Section 1.12(a)(iii)). Each of such initial officers and directors of the Surviving Corporation will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

2.05    Amendment of Acquiror’s Certificate. Acquiror will present to its stockholders for approval by written consent in lieu of a meeting, as part of the Acquiror Stockholder Approval, a proposal to amend, effective as of immediately prior to the Effective Time, Acquiror’s Amended and Restated Certificate of Incorporation (“Acquiror Certificate”), in the form attached hereto as Exhibit A, to provide for the issuance of Acquiror New Common Stock and the increase in the number of total authorized shares of capital stock of Acquiror, and, to the extent the Acquiror Stockholder Approval is so obtained, such certificate of incorporation will be the certificate of incorporation of Acquiror from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

2.06    Closing of the Merger. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time, on the last Business Day of the calendar month in which the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), it being understood that the Parties will work together in good faith to seek to cause such conditions to be satisfied, and for the Closing to occur, prior to July 31, 2016. The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred as of 11:59:59 pm local time on the Closing Date.

2.07    Conversion of Capital Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of SplitCo, Acquiror or the holders of the following securities:

(a)Each share of Merger Sub Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)Subject to Section 2.11 in respect of fractional shares, each issued share of SplitCo Common Stock will be converted into the right to receive one fully paid and nonassessable share of Acquiror New Common Stock (such one for one exchange ratio, the “Exchange Ratio”). The shares of Acquiror New Common Stock to be issued upon the conversion of shares of SplitCo Common Stock pursuant to this Section 2.07 and cash in lieu of fractional shares as contemplated by Section 2.11 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of SplitCo Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate representing any such shares of SplitCo Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest. The issuance of Acquiror New Common Stock in connection with the Merger is referred to as the “Acquiror Stock Issuance.”

2.08    Exchange of Certificates. (a) Pursuant to Section 2.02(e), the Exchange Agent will hold, for the account of the relevant Parent shareholders, the global certificate(s) representing all of the outstanding shares of SplitCo Common Stock distributed in the Distribution. Such shares of SplitCo Common Stock will be converted into shares of Acquiror New Common Stock in accordance with the terms of this Article II.

(b)Prior to the Closing, Parent will appoint a bank or trust company reasonably acceptable to Acquiror as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, or as reasonably requested by Parent, Acquiror will deposit with the Exchange Agent, for the benefit of the holders of shares of SplitCo Common Stock, for exchange in accordance with this Article II through the Exchange Agent, evidence in book entry form representing the shares of Acquiror New Common Stock issuable pursuant to this Article II in exchange for outstanding shares of SplitCo Common Stock (such shares of Acquiror New Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the “Exchange Fund”). For the purposes of such deposit, Acquiror will assume that there will not be any fractional shares of Acquiror New Common Stock. Acquiror will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Parent, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.11. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Acquiror New Common Stock to be issued pursuant to this Article II out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

2.09    Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of SplitCo Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.07 (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of SplitCo Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such SplitCo Common Stock will be entitled to receive in exchange therefor the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the respective SplitCo Common Stock will forthwith be canceled. Until exchanged as contemplated by this Section 2.09, any SplitCo Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 2.09. No interest will be paid or accrue on any cash payable upon exchange of any SplitCo Common Stock.

2.10    No Further Ownership Rights in SplitCo Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of SplitCo Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of SplitCo Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of SplitCo Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of SplitCo Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in this Article II.

2.11    No Fractional Shares. (a) No certificates or scrip representing fractional shares of Acquiror New Common Stock will be issued upon the conversion of SplitCo Common Stock pursuant to Section 2.07, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Acquiror Common Stock. For purposes of this Section 2.11, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

(b)Fractional shares of Acquiror New Common Stock that would otherwise be allocable to any former holders of SplitCo Common Stock in the Merger will be aggregated, and no holder of SplitCo Common Stock will receive cash equal to or greater than the value of one full share of Acquiror New Common Stock. The Exchange Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Parent, and in no case later than 20 Business Days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SplitCo Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Acquiror Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares of Acquiror New Common Stock and will not represent separately bargained-for consideration.

2.12    Distributions With Respect To Unexchanged Shares. No dividends or other distributions with respect to Acquiror New Common Stock with a record date after the Effective Time will be paid to the holder of any SplitCo Common Stock with respect to the shares of Acquiror New Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.11, until, in each case, the exchange of such SplitCo Common Stock in accordance with this Article II. Subject to applicable Law, following the exchange of any such SplitCo Common Stock, there will be paid to the holder of the certificate representing whole shares of Acquiror New Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror New Common Stock to which such holder is entitled pursuant to Section 2.11 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror New Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective

Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Acquiror New Common Stock.

2.13    Withholding Rights. Acquiror, the Surviving Corporation, the Exchange Agent and the transfer agent, as the case may be, will deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled hereto.

2.14    No Liability. None of the Parties, the Exchange Agent and the transfer agent will be liable to any Person in respect of any shares of SplitCo Common Stock or Acquiror New Common Stock (or in either case for any dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

2.15    Closing Date Adjustment - Cut-Off Date Working Capital. (a) Not later than the 10th Business Day following the Cut-Off Date, Parent will provide to Acquiror its good faith estimate of the Cut-Off Date Working Capital (if such amount exceeds the Working Capital Target, the absolute value of the difference is the “Working Capital Excess,” and if such amount is less than the Working Capital Target, the absolute value of the difference is the “Working Capital Deficit”). Such statement (as such statement is finally determined pursuant to this Section 2.15, the “Cut-Off Date Adjustment Statement”) will be prepared (A) in a manner and format consistent with the Cut-Off Date Adjustment Statement Format and (B) using the most current and most reliable financial information reasonably available to Parent in the Ordinary Course of Parent’s operations.

(b)Acquiror will review the Cut-Off Date Adjustment Statement and, if Acquiror disagrees with any item set forth in such statement, it will provide written notice to Parent (an “Acquiror Objection”) within five Business Days following receipt of the Cut-Off Date Adjustment Statement, and Parent and Acquiror will attempt to resolve in good faith any such disagreements as soon as practicable.

(c)If Parent and Acquiror are unable to resolve any of their disputes with respect to the Cut-Off Date Adjustment Statement within two Business Days following Parent’s receipt of the Acquiror Objection pursuant to Section 2.15(b), either Party may refer the remaining disputed items to Ernst & Young LLP or another independent accounting firm mutually selected by Parent and Acquiror (the “Accounting Firm”) to make a written determination as to each then-remaining disputed item, which written determination will be final and binding on the Parties as to each such disputed item. The Accounting Firm will act as an arbitrator and not an expert and will address only those items that are in dispute. With respect to any item of the Cut-Off Date Adjustment Statement for which a determination is to be made by the Accounting Firm, the Accounting Firm may only assign a value that is equal to the value for such item claimed by either Party. The Parties will use their Commercially Reasonable Efforts to have the Accounting Firm make its determination within five Business Days of being engaged (and in any event prior to Closing). The fees and expenses of the Accounting Firm shall be allocated between Parent, on the one hand, and Acquiror, on the other hand, based upon the percentage which the portion of the disputed items not awarded to each party bears to the amount actually contested by such party. The fees and disbursements of the Representatives of each Party incurred in connection with their preparation of the Cut-Off Date Adjustment Statement and preparation or review of any Acquiror Objection, as applicable, will be borne by such Party.

(d)The Cut-Off Date Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Acquiror Objection has been given, the expiration of the period within which Acquiror must make its objection pursuant to Section 2.15(b), (ii) the agreement in writing by Parent and Acquiror that the Cut-Off Date Adjustment Statement, together with any modifications thereto agreed by Parent and Acquiror, is final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Cut-Off Date Adjustment Statement pursuant to Section 2.15(c).

(e)If, as finally determined pursuant to Section 2.15(d), (i) there is a Working Capital Excess that is greater than 5.0% of the Working Capital Target (the “Working Capital Band Amount”), then the Recapitalization Amount will be increased by an amount equal to the Working Capital Excess, (ii) there is a Working Capital Deficit that is greater than the Working Capital Band Amount, then the Recapitalization Amount will be decreased by an amount equal to the Working Capital Deficit and (iii) there is a Working Capital Excess or a Working Capital Deficit that is equal to or less than the Working Capital Band Amount, then the Recapitalization Amount shall not be increased or decreased by this Section 2.15.

(f)In furtherance of this Section 2.15, upon the request of Acquiror, Parent will promptly provide to Acquiror and its accountants access during normal business hours to the books and records and any other information, and to any employees of Parent or any other member of the Parent Group, that Acquiror determines is reasonably necessary for Acquiror to review the Cut-Off Date Adjustment Statement.

III.    REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to Acquiror that, except as (i) set forth in the applicable section or subsection of the Parent Disclosure Letter (interpreted as contemplated by Section 10.13) or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Parent or SplitCo and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature) and as provided in Section 3.20 Acquiror acknowledges:

3.01    Due Organization, Good Standing and Corporate Power. Each of Parent, SplitCo and the Galleria Entities is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent and its Subsidiaries have the requisite corporate power and authority to own, lease and operate their properties that will be contributed to SplitCo or the Galleria Entities and to carry on the Galleria Business as now being conducted and to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Parent and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Galleria Business that will be contributed to SplitCo or the Galleria Entities or the nature of the Galleria Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Galleria Business.

3.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Parent and SplitCo, as applicable, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized and approved by their respective boards of directors (and this Agreement has been adopted by Parent as the sole stockholder of SplitCo) and no other corporate or shareholder action on the part of Parent or SplitCo is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will be at the Business Transfer Time, a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed, will be duly executed and delivered by each of Parent and SplitCo, as applicable, and each is (or when executed will be) a valid and binding obligation of each of Parent and SplitCo enforceable against each of Parent and SplitCo, as applicable, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

3.03    Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired and any Governmental Approvals required under any other Antitrust Law have been obtained or satisfied, (b) the Governmental Approvals required to Convey any Real Property or Governmental Permits to Acquiror have been made or obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met, (d) the requirements under any applicable state securities or blue sky Laws are met, (e) the requirements of the NYSE in respect of the listing of the shares of Acquiror New Common Stock to be issued hereunder are met and (f) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, and the filing of the Acquiror Certificate with the Secretary of State of the State of Delaware pursuant to Section 2.05, are made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent and SplitCo, the consummation by Parent and SplitCo of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets that will be contributed to SplitCo or that are owned by the Galleria Entities as of the Business Transfer Time may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Galleria Material Contract, excluding in the case of clauses (ii) through (iv) above, (x) conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to be material to the Galleria Business and (y) any Security Interests created in connection with the Galleria Credit Facility.

3.04    Capital Structure; SplitCo. (a) On the date of this Agreement, the authorized capital stock of SplitCo consisted solely of 1,000 shares of SplitCo Common Stock, of which 100 shares of SplitCo Common Stock were outstanding. On the date of this Agreement and immediately prior to the Distribution, all of the outstanding shares of SplitCo Common Stock are and will be owned directly by Parent free and clear of any Security Interest other than Permitted Encumbrances. Immediately following the Distribution, (i) there will be outstanding a number of shares of SplitCo Common Stock equal to the Galleria Stock Amount, (ii) no shares of SplitCo Common Stock will be held in SplitCo’s treasury and (iii) no bonds, debentures, notes or other indebtedness of SplitCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of SplitCo Common Stock or the holders of capital stock of any of SplitCo’s Subsidiaries may vote will be outstanding. All outstanding shares of SplitCo Common Stock are, and all such shares that may be issued prior to the Effective Time as contemplated by this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to SplitCo Common Stock or any capital stock equivalent or other nominal interest in SplitCo or any of its Subsidiaries which relate to SplitCo (collectively, “Galleria Equity Interests”) pursuant to which SplitCo or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Galleria Equity Interests. There are no outstanding obligations of SplitCo to repurchase, redeem or otherwise acquire any outstanding securities of Galleria Equity Interests.

(b)Immediately prior to commencing the Restructuring, SplitCo will have no Assets, other than the capital contribution with which such entity was incorporated, and no Liabilities, other than de minimis Liabilities arising under or in connection with its incorporation and Liabilities arising under or in connection with this Agreement or any other Ancillary Agreement to which SplitCo is or will be a party as contemplated hereby.

3.05    Intellectual Property. (a) Parent or a Subsidiary of Parent (including a Galleria Entity) is the sole owner of the Galleria IP Assets, free and clear of any Security Interests other than Permitted Encumbrances.

(b)Section 1.05(a)(vii) of the Parent Disclosure Letter sets forth a list of material Galleria IP Assets that constitute Registered Intellectual Property, including for each such item listed, as applicable, its (i) territory, (ii) application serial number and date, (iii) issue number and date, and (iv) title or mark. All registration, maintenance and renewal fees, issue fees and annuities due to any Governmental Authority in respect of such Galleria IP Assets as of the date hereof have been paid. None of such Galleria IP Assets is licensed to any third party or is subject to any material restrictions on its disclosure, ownership, license or transfer, except pursuant to a Galleria Material Contract listed in Section 3.08(a)(v) of the Parent Disclosure Letter.

(c)Except as would not, individually or in the aggregate, be material to the Galleria Business, to the Knowledge of Parent, the Galleria Business as currently conducted by Parent and its Subsidiaries does not, and, assuming the Consents set forth on Section 3.03 of the Parent Disclosure Letter are obtained, the Galleria Business immediately following the Closing will not, infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any third party. Except as would not, individually or in the aggregate, be material to the Galleria Business, during the past two years, no third party has made any written claim or demand or instituted any Action against Parent or any of its Subsidiaries, or to the Knowledge of Parent threatened the same in writing, and neither Parent nor any of its Subsidiaries has received any written notice of such a claim, demand or Action, that (i) challenges the rights of Parent and its Subsidiaries in respect of any of the Intellectual Property used in the Galleria Business or (ii) asserts that the operation of the Galleria Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Intellectual Property used in the Galleria Business is subject to any outstanding Order applicable to the Galleria Business that materially limits the use of such Intellectual Property in the Galleria Business as currently conducted by Parent and its Subsidiaries. To the Knowledge of Parent, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates any of the Galleria IP Assets.

(d)Notwithstanding whether any other representations or warranties in this Article III could be read to apply to matters involving Intellectual Property, the representations and warranties set forth in Section 3.02, Section 3.03, Section 3.05, 3.08(a) (and Sections 3.08(b), 3.08(c) and 3.08(d) as applicable thereto), Section 3.10, Section 3.11, Section 3.12, Section 3.14(a) (and 3.14(c) as applicable thereto), Section 3.15, Section 3.18 and Section 3.19 constitute the sole and exclusive representations and warranties under this Article III with respect to Intellectual Property.

3.06    Litigation. There are no Actions in respect of which Parent has been duly served with a complaint or otherwise given written notice (or to the Knowledge of Parent, oral notice) that are pending against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority, that have been or would reasonably be expected to be, individually or in the aggregate, material to the Galleria Business. Neither Parent nor any of its Subsidiaries is subject to any Order applicable to any Galleria Entity or the Galleria Business, other than any Order generally applicable to the businesses in which the Galleria Business operates, that would reasonably be expected to affect, in any material respect, individually or in the aggregate, the Galleria Business.

3.07    Compliance With Laws. (a) Except as has not been and would not reasonably be expected to be material to the Galleria Business, the Galleria Business is being conducted in compliance with applicable Laws. None of the Governmental Approvals required for the continued conduct of the Galleria Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except as has not been and would not reasonably be expected to be material to the Galleria Business.

(b)Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.07 do not apply to Intellectual Property, employees and employee benefits, Taxes or environmental matters, which are addressed in Sections 3.05, 3.09, 3.11 (except as set forth therein) and 3.17, respectively.

3.08    Contracts. (a) Section 3.08(a) of the Parent Disclosure Letter contains a list of each Galleria Contract that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Galleria Material Contracts”):

(i)a Contract containing covenants binding upon Parent or its Subsidiaries that restrict during any period of time the ability of Parent or any of its Subsidiaries to compete or engage in any business or geographic area and that would bind SplitCo or any of its Affiliates (including the Galleria Entities) following the Business Transfer Time;

(ii)a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Parent and its Subsidiaries with respect to any material goods or services purchased or sold by Parent or its Subsidiaries and that would bind SplitCo or any of its Affiliates (including the Galleria Entities) following the Business Transfer Time;

(iii)a lease, sublease or similar Contract with any Person under which Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Galleria Facilities;

(iv)a lease, sublease or similar Contract with any Person under which (A) Parent or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Parent or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Parent or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $10,000,000 in any calendar year and is not terminable by Parent or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $10,000,000;

(v)a license or sublicense or other Contract under which Parent or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use any material Intellectual Property used or held for use in the Galleria Business other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(vi)a Contract for the sale of any Galleria Entity or material Galleria Asset or collection of Galleria Assets that are material to the Galleria Business in the aggregate, other than Contracts entered into in the Ordinary Course of the Galleria Business that provide for the sale of Galleria Inventory (including any finished goods or work-in-process) or obsolete equipment;

(vii)a Contract relating primarily to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, relating exclusively to the Non-Color Caldera Business) involving the payment of more than $10,000,000 for the purchase of materials, supplies, goods, services, equipment or other assets and that is (A) with any vendor from whom Parent or any of its Subsidiaries purchased more than $10,000,000, in the aggregate in respect of the Galleria Business, in the fiscal year ended June 30, 2014, or would reasonably be expected to provide for the purchase of more than $10,000,000 in the aggregate in respect of the Galleria Business, in the fiscal year ended June 30, 2015 or any future 12-month period ended June 30 and (B) not terminable at will by Parent or any of its Subsidiaries (or by the Galleria Group following the Business Transfer Time) on less than 60 days’ notice without penalty;

(viii)a Contract with a customer of the Galleria Business that involves, or would reasonably be expected to involve, (A) the payment of more than $10,000,000 by such customer to the Galleria Business in the fiscal year ended June 30, 2014 or any future 12-month period ended June 30 (other than purchase orders submitted in the Ordinary Course of the Galleria Business) or (B) the payment of more than $10,000,000 to such customer by the Galleria Business in the fiscal year ended June 30, 2014 or any future 12-month period ended June 30 pursuant to a “joint business plan” or other similar incentive arrangement;

(ix)a Contract relating to any Indebtedness to a third party that individually is in excess of $5,000,000;

(x)a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of a Galleria Entity or of the Galleria Business or (B) a Galleria Entity or the Galleria Business has directly or indirectly guaranteed or assumed

Indebtedness, Liabilities or obligations of another Person, in each case in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xi)a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Galleria Business or any Galleria Entity that would materially and adversely impact the Galleria Business at or following the Business Transfer Time;

(xii)a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration; and

(xiii)any other Contract not made in the Ordinary Course of the Galleria Business that is material to the Galleria Business.

(b)Section 3.08(b) of the Parent Disclosure Letter contains a list of each Shared Business Contract that is in effect as of the date of this Agreement.

(c)Each Galleria Material Contract is valid, binding and in full force and effect and is enforceable by and against Parent or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the Galleria Business. Each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Galleria Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Parent, no other party to any Galleria Material Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Galleria Business.

(d)Subject to Section 5.23, Parent has made available to Acquiror a true and correct copy of each Galleria Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof).

3.09    Employees and Employee Benefits. (a) Section 6.01 of the Parent Disclosure Letter sets forth, as of the relevant date of presentation, a true and complete list of each In-Scope Employee’s unique identification number that has been randomly assigned, function, base salary or hourly wage rate, most recent annual equity compensation award, cash bonus target, employer, home country, host country, employment site, age, credited service date, employment status and whether such employee is a Choice Employee, an Expatriate Employee or a Localized Employee.

(b)Since June 30, 2012, (i) there has not been any labor strike, work stoppage or lockout with respect to the Galleria Business, (ii) no member of the Parent Group has received written notice of any pending or threatened unfair labor practice charges against the Galleria Business that are pending before the National Labor Relations Board or any other state, local or foreign Governmental Authority, and (iii) no member of the Parent Group has received written notice of any pending or threatened suits, actions or other proceedings in connection with the Galleria Business brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing before any Governmental Authority responsible for the enforcement of employment practices Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Galleria Business.

(c)(i) The Galleria Group is neither party to, nor bound by, any labor agreement, collective bargaining agreement, or any other material labor-related agreements or arrangements with any labor union, labor organization, works council, or employee representative group; (ii) there are no labor agreements, collective bargaining agreements or any other material labor-related agreements or arrangements that pertain to any In-Scope Employees; and (iii) no In-Scope Employees are represented by any labor organization with respect to their employment with the Parent Group.

(d)To Parent’s Knowledge, with respect to the In-Scope Employees, (i) no labor union, labor organization, works council, or other employee representative group has made a pending demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Parent Group has no Knowledge of any labor union organizing activities with respect to any In-Scope Employees.

(e)As of the date of this Agreement, Parent has no actual Knowledge (without the obligation to conduct due inquiry) of any In-Scope Employee or Choice Employee being in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Parent Group or (ii) to the knowledge or use of trade secrets or proprietary information.

(f)As of the date of this Agreement, Parent has no actual Knowledge (without the obligation to conduct due inquiry) that any In-Scope Employee or Choice Employee with a seniority level of “Band 4” or higher (as such employment bands are commonly referred to within Parent’s organization as of the date of this Agreement) intends to terminate his or her employment.

(g)No Compensation and Benefit Plan, other than the Galleria Business Acquired Plans or the Galleria Group Plans, is sponsored or maintained by any member of the Galleria Group, except as would not give rise to a Galleria Liability.

(h)(i) No Liability under Title IV of ERISA has been incurred by Parent or any of its ERISA Affiliates which has not been satisfied in full, other than Pension Benefit Guaranty Corporation (“PBGC”) premiums that are not past due, and (ii) no event has occurred and no circumstance exists that could result in Parent or its ERISA Affiliates incurring a Liability under Title IV of ERISA that would result in any material Liability to Acquiror or, after the Closing, to the Galleria Group.

(i)With respect to each Galleria Business Acquired Plan, (i) all statutory contributions due from Parent or any of its Subsidiaries have been made and all amounts and Liabilities have been properly accrued and (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened with respect to such Galleria Business Acquired Plan, except, in the case of each of clauses (i)-(ii) above, as would not result in a material Liability to Acquiror.

(j)Parent has made available to Acquiror copies or summaries of the material terms of all of the material Compensation and Benefit Plans (including any material amendments thereto).

(k)Each Compensation and Benefit Plan has been maintained, operated and administered in all respects in accordance with its terms and in compliance in all respects with all applicable Laws except, in each case, as would not result in material Liability to Acquiror.

(l)The attachments to Section 6.04(c) of the Parent Disclosure Letter set forth the severance plans, policies and practices of Parent or its Subsidiaries applicable to the Galleria Business as in effect on the date of this Agreement. The severance plans, policies and practices of Parent or its Subsidiaries applicable to the Galleria Business have not been amended or implemented during the 12 months immediately preceding the date of this Agreement for purposes of the transactions contemplated by this Agreement.

(m)Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any In-Scope Employee or (ii) result in the entitlement of any In-Scope Employee or, to the Knowledge of Parent, independent contractor or consultant of the Galleria Business, in either case, to any material severance or termination pay or benefits other than as set forth in the attachments to Section 6.04(c) of the Parent Disclosure Letter.

3.10    Financial Statements; Absence of Changes; Undisclosed Liabilities. (a)  Attached as Section 3.10(a) of the Parent Disclosure Letter are copies of (i) the combined audited financial statements of the Mercury Business, including the balance sheets as of June 30, 2014 and June 30, 2013, and the income statements of the Mercury Business for the fiscal years ended June 30, 2014 and June 30, 2013, together with all related footnotes and schedules thereto (collectively, the “Audited Mercury Financial Statements”) and (ii) the unaudited selected balance sheet line items of the Mercury Business as of March 31, 2015 and the unaudited management profit and loss statement of the Mercury Business for the nine-month period then ended (collectively, the “Unaudited Mercury Financial Statements” and together with the Audited Mercury Financial Statements, the “Mercury Financial Statements”). Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the Mercury Financial Statements (i) will reflect the Mercury Business without giving effect to Section 1.09 and (ii) will include the following brands that are not Mercury Brands: Laura Biagiotti, Rochas, Naomi Campbell and Puma.

(b)Attached as Section 3.10(b) of the Parent Disclosure Letter are copies of (i) the combined audited financial statements of the Kosmos Business, including the balance sheets as of June 30, 2014 and June 30, 2013, and the income statements of the Kosmos Business for the fiscal years ended June 30, 2014 and June 30, 2013, together with all related footnotes and schedules thereto (collectively, the “Audited Kosmos Financial Statements”) and (ii) the unaudited selected balance sheet line items of the Kosmos Business as of March 31, 2015 and the unaudited management profit and loss statement of the Kosmos Business for the nine-month period then ended (collectively, the “Unaudited Kosmos Financial Statements”).

(c)Attached as Section 3.10(c) of the Parent Disclosure Letter are copies of (i) the combined audited financial statements of the Salon Professional Business, including the balance sheets as of June 30, 2014 and June 30, 2013, and the income statements of the Salon Professional Business for the fiscal years ended June 30, 2014 and June 30, 2013, together with all related footnotes and schedules thereto (collectively, the “Audited Salon Professional Financial Statements”) and (ii) the unaudited selected balance sheet line items of the Salon Professional Business as of March 31, 2015 and the unaudited management profit and loss statement of the Salon Professional Business for the nine-month period then ended (collectively, the “Unaudited Salon Professional Financial Statements”).

(d)Attached as Section 3.10(d) of the Parent Disclosure Letter are copies of (i) the combined unaudited financial statements of the Retail Color Business, including the balance sheets as of June 30, 2014 and June 30, 2013, and the income statements of the Retail Color Business for the fiscal years ended June 30, 2014 and June 30, 2013, together with all related footnotes and schedules thereto (together with the Audited Mercury Financial Statements, the Audited Kosmos Financial Statements and the Audited Salon Professional Financial Statements, the “Full Year Financial Statements”) and (ii) the unaudited selected balance sheet line items of the Retail Color Business as of March 31, 2015 and the unaudited management profit and loss statement of the Retail Color Business for the nine-month period then ended (together with the Unaudited Mercury Financial Statements, the Unaudited Kosmos Financial Statements, the Unaudited Salon Professional Financial Statements, the “Partial Year Financial Statements” and, collectively with the Full Year Financial Statements, the “Financial Statements”).

(e)The Financial Statements were derived from the books and records of Parent and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except, in the case of the Partial Year Financial Statements, for the absence of footnote disclosures and normal and recurring adjustments), and the Full Year Financial Statements and, with respect to the items presented therein, the Partial Year Financial Statements present fairly in all material respects the financial position and results of operations of the Galleria Business (excluding the Retail Styling Business) as at the dates and for the periods presented on the basis by which the Financial Statements were prepared (subject, in the case of the Partial Year Financial Statements, to normal and recurring adjustments).

(f)Attached as Section 3.10(f) of the Parent Disclosure Letter are copies of (i) the unaudited management profit and loss statement for the Retail Styling Business for the fiscal years ended June 30, 2014 and June 30, 2013 and (ii) the unaudited management profit and loss statement for the Retail Styling Business for the nine-month period ended March 31, 2015 (the financial information referred to in clauses (i) and (ii) collectively, the “Retail Styling Unaudited Financial Information”). The Retail Styling Unaudited Financial Information was derived from the books and records of Parent and its Subsidiaries and was prepared in good faith with the same level of skill and care as that utilized in the standard procedures of the Retail Styling Business and of Parent and its Subsidiaries and, with respect to the items presented therein, the Retail Styling Unaudited Financial Information presents fairly in all material respects the line items presented therein, subject to the limitations and qualifications set forth therein.

(g)Since March 31, 2015, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Galleria Business MAE.

(h)Except for such matters as would not be reasonably expected to have a Galleria Business MAE, since March 31, 2015, the Galleria Business has been conducted in the Ordinary Course of the Galleria Business.

(i)There are no Liabilities of the Galleria Business or any member of the Galleria Group other than any such Liabilities (i) that would not be required to be reflected in financial statements (or the notes thereto) of the Galleria Business that were prepared in accordance with GAAP, (ii) that are specifically reserved against on the Financial Statements or reflected in the notes thereto, (iii) that have been incurred since March 31, 2015 in the Ordinary Course of the Galleria Business, (iv) that are Excluded Liabilities or (v) that are Liabilities that relate to the Retail Styling Business.

(j)Since March 31, 2015, Parent and each of its Subsidiaries has not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Acquiror’s consent under Section 5.01(b)(ii)(B) of this Agreement.

3.11    Taxes. Except as would not reasonably be expected to have a Galleria Business MAE, (a) no Security Interests for Taxes exist (other than Permitted Encumbrances), and no outstanding claims for Taxes have been asserted in writing, with respect to the Galleria Business, the Galleria Assets or the Galleria Liabilities, (b) Parent and its Subsidiaries have paid all Taxes required to be paid by them with respect to the Galleria Business, the Galleria Assets and the Galleria Liabilities, (c) neither SplitCo nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Parent nor SplitCo has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment. Except for the representations and warranties in Section 3.09 and Section 3.10, the representations and warranties contained in this Section 3.11 constitute the sole and exclusive representations and warranties of Parent relating to Taxes.

3.12    Broker’s or Finder’s Fee. Neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement for which SplitCo or Acquiror or any of its Affiliates (including the Galleria Entities) could become liable or obligated.

3.13    Title to Properties; Security Interests. Except as would not, individually or in the aggregate, be material to the Galleria Business, Parent and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in, or valid license or right to use, all Galleria Assets (other than the Owned Real Property, the title of which is the subject of Section 3.16(c)), in each case as such property is currently being used, subject to no Security Interests other than Permitted Encumbrances.

3.14    Sufficiency; Condition of Assets. (a) Except as set forth in Section 3.14 of the Parent Disclosure Letter, the Galleria Assets, including any Assets acquired after the date hereof and prior to the Closing for primary use by the Galleria Business (or, in the case of the Non-Color Caldera Business, for exclusive use in the Non-Color Caldera Business) in connection with the Restructuring and the implementation of the Transition Plan, together with the Assets for which access thereto is otherwise provided in this Agreement or in the Ancillary Agreements, including in Section 1.08, Section 5.23, Section 5.24 and Section 5.25 of this Agreement, are sufficient to conduct each of the Adjusted Galleria Business (taken as a whole), the Mercury Business (excluding the Retained Businesses), the Kosmos Business, the Salon Professional Business, the Retail Color Business and the Retail Styling Business, in each case immediately after the Business Transfer Time, in substantially the same manner as which each such business is being conducted on the date hereof, including the sourcing, manufacturing, distributing and developing of the products of each such business in all material respects as such products are currently being sourced, manufactured, distributed and developed by each such business, as applicable, in substantially the same quantities and to such specifications currently manufactured by each such business, as applicable, in all material respects, by Parent and its Subsidiaries in all material respects (it being understood, however, that as a result of the Restructuring or the implementation of the Transition Plan, (A) the Galleria Assets may differ in some respects from the Assets utilized to conduct the Galleria Business prior to the Closing and (B) the method in which the Galleria Assets are utilized to conduct the Galleria Business immediately following the Closing may be different than prior to the Closing). Notwithstanding the foregoing, for purposes of determining the accuracy of this representation, the impacts of any restructuring decisions made pursuant to the Transition Plan or otherwise made with the consent of the Acquiror, including any Acquiror consent to the alteration or elimination of certain activities of the Galleria Business and the extent to which any Assets are not made available to SplitCo after the Restructuring as a result of decisions or actions to which Acquiror consented prior to Closing, will not be considered.

(b)The tangible Galleria Assets are in good condition in all material respects, reasonable wear and tear excepted, except as would not materially adversely affect the continued production of the products of the Galleria Business in the quality and quantity as such products are being manufactured and sold by the Galleria Business as of the date of this Agreement in all material respects. The plants, buildings and structures included in the Galleria Assets are structurally sound in all material respects, have access to public roads or valid easements for such ingress and egress and have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other similar systems, in each case as necessary to permit the use of such plants, buildings and structures in the conduct of the Galleria Business in all material respects as currently conducted.

(c)Notwithstanding anything to the contrary, the representations and warranties set forth in this Section 3.14 will not be deemed to be a representation or warranty that any of such activities can or will be conducted without infringement, other violation or use of the Intellectual Property of any Third Party, and the Parties hereby acknowledge that, to the extent any such representation or warranty is made, it is exclusively in Section 3.05(c).

3.15    Information To Be Supplied. The information supplied or to be supplied by Parent for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the SplitCo Form 10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Information Statement is mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.16    Real Property. (a) Section 3.16(a) of the Parent Disclosure Letter sets forth a list of (i) all material real property and interests in material real property owned in fee by Parent or any of its Subsidiaries that is primarily used in connection with the Galleria Business (or, in the case of the Non-Color Caldera Business, exclusively used in connection with the Non-Color Caldera Business) (the “Owned Real Property”) as of the date hereof, (ii) any material real property leases, subleases, licenses or occupancy agreements to which the Parent or any of its Subsidiaries is a party, whether as a lessor or a lessee that is primarily used in the Galleria Business (or, in the case of the Non-Color Caldera Business, exclusively used in connection with the Non-Color Caldera Business) (the “Real Property Leases,” and such real property, the “Leased Real Property”) as of the date hereof, and (iii) any other real property that is owned in fee or leased, subleased, licensed or otherwise used by Parent or any of its Subsidiaries and utilized by Parent or any of its Subsidiaries to manufacture, distribute or sell the products of the Galleria Business that is material to, but is not primarily used in, the Galleria Business (or, in the case of the Non-Color Caldera Business, exclusively used in connection with the Non-Color Caldera Business) (“Other Operational Real Property”) as of the date hereof.

(b)True, complete (in all material respects) and correct copies of all Real Property Leases have been made available to Acquiror prior to the date of this Agreement. Each Real Property Lease is unmodified except as set forth in any amendments delivered to Acquiror, true, complete and correct copies of which have been made available to Acquiror prior to the date of this Agreement, in the case of such amendments in existence as of such date, and promptly following entry into any other amendments and in no event later than five Business Days prior to the Closing Date, in the case of such amendments entered into after the date of this Agreement, and there are no understandings, oral or written, between the parties to any Real Property Lease which in any manner vary the obligations or rights of any party thereunder. Each Real Property Lease is a legal, valid and binding agreement and is in full force and effect and enforceable by Parent or such Subsidiary in accordance with its terms. Except as has not been and would not reasonably be expected to be material to the Galleria Business, (i) each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and there are no disputes with respect to any Real Property Lease, (ii) neither Parent nor any of its Subsidiaries is in breach or default under any of the Real Property Leases nor, to the Knowledge of Parent, is any other party in breach or default under any such Real Property Lease and (iii) no event has occurred or failed to occur which, with the delivery of notice, the passage of time or both, would constitute such a breach or default of such Real Property Lease.

(c)Except as would not, individually or in the aggregate, be material to the Galleria Business, Parent or a Subsidiary of Parent has good, valid and marketable fee simple title to all Owned Real Property and such good, valid and marketable fee simple title is not subject to any Security Interests other than Permitted Encumbrances.

(d)No parcel of Owned Real Property or, to the Knowledge of Parent, no parcel of Leased Real Property is subject to any Order to be sold or being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Parent, has any condemnation, expropriation or taking been proposed, except as would not be material to the Galleria Business.

(e)As of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice from any landlord under any of the Real Property Leases indicating that it will not be exercising any renewal options under the Real Property Leases.

3.17    Environmental Matters. (a) Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Galleria Business:

(i)insofar as it relates to the Galleria Business (including the Owned Real Property, Leased Real Property and Other Operational Real Property (collectively, the “Real Property”)), Parent and each of its Subsidiaries, are in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Governmental Approvals required pursuant to Environmental Law and compliance with the terms and conditions thereof);

(ii)there is no material Environmental Claim (with which Parent has been given written notice or of which Parent otherwise has Knowledge) pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or, to the Knowledge of Parent, against any Person whose liability for such Environmental Claims Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law;

(iii)neither Parent nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Galleria Business or any Real Property insofar as it relates to the Galleria Business; and

(iv)neither Parent nor any of its Subsidiaries has Released any Hazardous Materials at or from any Real Property in a manner that requires remediation under any Environmental Law.

(b)The representations and warranties contained in this Section 3.17 and in Sections 3.03 and 3.10 constitute the sole and exclusive representations and warranties of Parent relating to compliance with or Liability under any Environmental Law or Releases of Hazardous Materials.

3.18    Mercury Business Perfume Oils. (a) Section 3.18(a) of the Parent Disclosure Letter sets forth (i) a complete and accurate list of the externally developed perfume oils that are used in the Mercury Fragrance Products as of the date hereof (the “Exclusive Third-Party Perfume Oils”) and (ii) for each Exclusive Third-Party Perfume Oil (A) the name of the perfume oil supplier (each, an “Existing Perfume Oil Supplier” and, collectively, the “Existing Perfume Oil Suppliers”) used by Parent or any of Parent’s Affiliates as of the date hereof and (B) the name of the Mercury Fragrance Products in which such Exclusive Third-Party Perfume Oil is used as of the date hereof. The Exclusive Third-Party Perfume Oils are exclusively used in the Mercury Business and no other perfume oils (other than Exclusive Parent Perfume Oils) are used in the Mercury Fragrance Products as of the date hereof.

(c)Section 3.18(b) of the Parent Disclosure Letter sets forth a complete and accurate list of (i) Parent’s internally developed perfume oils that are used in the Mercury Fragrance Products as of the date hereof (the “Exclusive Parent Perfume Oils” and, together with the Exclusive Third-Party Perfume Oils, the “Perfume Oils”) and (ii) the name of the Mercury Fragrance Products in which such Exclusive Parent Perfume Oil is used as of the date hereof. The Exclusive Parent Perfume Oils are exclusively used in the Mercury Business and no other perfume oils (other than Exclusive Third-Party Perfume Oils) are used in the Mercury Fragrance Products as of the date hereof.

3.19    Ancillary Fragrances. (a) Sections 3.19(a)(i) and 3.19(a)(ii) of the Parent Disclosure Letter set forth (i) a complete and accurate list of the externally developed fragrances that are currently used in the Non-Mercury Products and Non-Hydroalcoholic Products as of the date hereof (the “Third-Party Ancillary Fragrances”) and (ii) for each Third-Party Ancillary Fragrance, the name of the fragrance supplier (each, an “Existing Ancillary Fragrance Supplier” and, collectively, the “Existing Ancillary Fragrance Suppliers”) used by Parent or any of Parent’s Affiliates as of the date hereof. The Third-Party Ancillary Fragrances set forth on Section 3.19(a)(i) of the Parent Disclosure Letter are the “Exclusive Third-Party Ancillary Fragrances.” The Third-Party Ancillary Fragrances set forth on Section 3.19(a)(ii) of the Parent Disclosure Letter are the “Non-Exclusive Third-Party Ancillary Fragrances.”

(b)Sections 3.19(b)(i) and Section 3.19(b)(ii) of the Parent Disclosure Letter set forth a complete and accurate list of Parent’s internally developed fragrances that are used in the Non-Mercury Products and the Non-Hydroalcoholic Products as of the date hereof (the “Parent Ancillary Fragrances” and, together with the Third-Party Ancillary Fragrances, the “Non-Hydroalcoholic Fragrances”). The Parent Ancillary Fragrances set forth on Section 3.19(b)(i) of the Parent Disclosure Letter are the “Exclusive Parent Ancillary Fragrances.” The Parent Ancillary Fragrances set forth on Section 3.19(b)(ii) of the Parent Disclosure Letter are the “Non-Exclusive Parent Ancillary Fragrances.”

3.20    No Other Representations or Warranties; Disclaimer; Acknowledgement by Acquiror. Except for the representations and warranties of Parent expressly set forth in this Article III and the Ancillary Agreements, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries (including SplitCo) with respect to SplitCo, its Subsidiaries, the Galleria Assets, the Galleria Business or the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information concerning the Galleria Business provided by Parent or any of its Subsidiaries. The representations and warranties made in this Agreement and the Ancillary Agreements with respect to SplitCo, its Subsidiaries, the Galleria Assets, the Galleria Business and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties of Parent and its Subsidiaries might have given Acquiror, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Acquiror, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Closing, SplitCo), acknowledges that all other warranties that Parent and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to SplitCo, its Subsidiaries, the Galleria Assets, the Galleria Business, are hereby expressly excluded. Acquiror, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Closing, SplitCo), acknowledges that, except as provided herein, neither Parent nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, this Section 3.20 will not have any effect on any representation or warranty made by Parent or any member of the Parent Group in this Agreement or any Ancillary Agreement.

IV.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Acquiror hereby represents and warrants to Parent that, except as (i) set forth in the applicable section or subsection of the Acquiror Disclosure Letter (interpreted as contemplated by Section 10.13) or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Acquiror and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature) and as provided in Section 4.19 Parent acknowledges:
4.01    Due Organization, Good Standing and Corporate Power. Acquiror and each of its Subsidiaries is a corporation or limited liability company or the equivalent thereof duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, and to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Acquiror and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror’s business.

4.02    Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of directors (and this Agreement has been adopted by Acquiror as the sole stockholder of Merger Sub), and no other corporate or stockholder action on the part of Acquiror or any member of the Acquiror Group is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by Acquiror and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, subject to the Enforceability Exception.

4.03    Consents and Approvals; No Violations. Assuming that (a) the filings required under the HSR Act are made and all applicable waiting periods thereunder have been terminated or expired and any Governmental Approvals required under any other Antitrust Law have been obtained or satisfied, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky Laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of Acquiror New Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, and the filing of the Acquiror Certificate with the Secretary of State of the State of Delaware pursuant to Section 2.05 are made and (f) the Acquiror Stockholder Approval is obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws (or the comparable governing documents) of Acquiror or any member of the Acquiror Group, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Acquiror or any member of the Acquiror Group or by which any of its or their properties or assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any member of the Acquiror Group is a party, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, approvals, breaches, defaults, rights of terminations, cancellations, accelerations, increases or losses which would not reasonably be expected, individually or in the aggregate, to be material to the Acquiror’s business.

4.04    Broker’s or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other similar agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Parent or any of its Subsidiaries could become liable or obligated.

4.05    Capitalization. (a) The authorized capital stock of Acquiror consists of 1,187,754,370 shares of all classes of stock, of which 800,000,000 shares are designated as Class A Common Stock, 367,754,370 are designated as Class B Common Stock and 20,000,000 shares are designated as preferred stock, par value $0.01 per share (“Acquiror Preferred Stock”), each as of the date hereof, and, assuming receipt of the Acquiror Stockholder Approval and the filing of the amendment to the Amended and Restated Certificate of Acquiror with the Secretary of State of the State of Delaware, as of the Closing Date, the authorized shares of Class A Common Stock will increase to 1,000,000,000. As of the close of business on June 30, 2015, there were 360,862,168 shares of Acquiror Common Stock issued and outstanding, of which 98,799,798 shares were designated as Class A Common Stock and 262,062,370 shares were designated as Class B Common Stock, there were 1,889,187 shares of Acquiror Preferred Stock (designated as Series A Preferred Stock, the “Series A Preferred Stock”) issued and outstanding, and 14,027,924 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding options (the “Acquiror Options”) for Acquiror Common Stock and, between such date and the date hereof, Acquiror has not issued shares of Acquiror Common Stock other than pursuant to the exercise of such options to purchase shares of Acquiror Common Stock. All issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)As of the date of this Agreement, there is no outstanding Acquiror Capital Stock other than those shares of Acquiror Capital Stock referenced in the second sentence of Section 4.05(a), 4,295,566 restricted stock units granted pursuant to the Acquiror Compensation and Benefit Plans and 49,432 phantom units granted pursuant to the Non-Plan Phantom Unit Award agreements (“Phantom Units”). As of the date on which the Galleria Stock Amount is calculated through the Closing Date, there will be no outstanding Acquiror Capital Stock other than Class A Common Stock (including restricted stock units convertible into Class A Common Stock, Acquiror Options and Phantom Units), the shares of Class B Common Stock that will be converted into Class A Common Stock prior to the Closing as contemplated by the JAB Letter Agreement and the Series A Preferred Stock.

(c)As of the date of this Agreement, and except for the Acquiror Options, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise pursuant to which Acquiror or any of its Subsidiaries is or may become obligated to issue shares of any Acquiror Capital Stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Acquiror Capital Stock (collectively, “Acquiror Equity Interests”). There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any outstanding Acquiror Capital Stock or Acquiror Equity Interests. All of the Acquiror Equity Interests outstanding as of the date hereof and outstanding as of the Closing are, and will be, exercisable, exchangeable or convertible into Class A Common Stock in accordance with the terms thereof on a one-for-one basis, other than the Series A Preferred Stock.

(d)The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”). As of the date hereof, there were 100 shares of Merger Sub Common Stock issued and outstanding, all of which are owned by Acquiror.

(e)As of the date of this Agreement, no member of the Acquiror Group has any Indebtedness except for the Indebtedness that is reflected on the balance sheet of the Acquiror included in the Quarterly Report on Form 10-Q of the Acquiror for the quarter ended March 31, 2015, filed with the Commission on May 7, 2015 (to the extent reflected thereon).

(f)As of the date on which the Galleria Stock Amount is calculated through the Closing Date, the Fully Diluted Basis will be equal to:

(i)374,890,092, representing the aggregate number of shares of Acquiror Common Stock and Acquiror Options outstanding as of the date hereof, plus

(ii)4,295,566, representing the aggregate number of restricted stock units outstanding on the date hereof, plus

(iii)the number of Acquiror Options or restricted stock units convertible into Class A Common Stock that are issued after the date hereof and prior to the date on which the Galleria Stock Amount is calculated, which, in the aggregate, will be no greater than 15,000,000, as contemplated by Section 5.06,

(iv)49,432, representing the aggregate number of Phantom Units outstanding on the date hereof, plus

(v)1,889,187, representing the aggregate number of shares of Series A Preferred Stock outstanding on the date hereof, plus such additional number of shares of Series A Preferred Stock that may be issued after the date hereof and prior to the date on which the Galleria Stock Amount is calculated, which will be no greater than 1,000,000, as contemplated by Section 5.06.

(g)    As of the date of this Agreement, there are no voting trusts, “poison pills” or other similar “stockholder rights plans,” agreements, understandings or Contracts to which Acquiror or any of its Subsidiaries is a party.

4.06    Intellectual Property. (a) Except as would not, individually or in the aggregate, be material to the Acquiror’s business, to the Knowledge of Acquiror, the Acquiror’s business as currently conducted by Acquiror and its Subsidiaries does not, and Acquiror’s business immediately following the Closing (other than the Galleria Business) will not, infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any third party. Except as would not, individually or in the aggregate, be material to the Acquiror’s business, during the past two years, no third party has made any written claim or demand or instituted any litigation against Acquiror or any of its Subsidiaries, or to the Knowledge of Acquiror threatened the same in writing, and neither Acquiror nor any of its Subsidiaries has received any written notice of such a claim, demand or litigation, that (i) challenges the rights of Acquiror and its Subsidiaries in respect of any of the Intellectual Property utilized by them or (ii) asserts that Acquiror or any of its Subsidiaries is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Intellectual Property utilized by Acquiror or its Subsidiaries is subject to any outstanding Order that materially limits the use of such Intellectual Property by Acquiror and its Subsidiaries as currently used by Acquiror and its Subsidiaries. To the Knowledge of Acquiror, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates any of the Intellectual Property of Acquiror or its Subsidiaries.

(d)Notwithstanding whether any other representations or warranties in this Article IV could be read to apply to matters involving Intellectual Property, the representations and warranties set forth in Section 4.02, Section 4.03, Section 4.06, Section 4.09(a) (and Section 4.09(b), Section 4.09(c) and Section 4.09(d), as applicable thereto), Section 4.11, Section 4.12, Section 4.14 and Section 4.16 constitute the sole and exclusive representations and warranties under this Article IV with respect to Intellectual Property.

4.07    Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Authority, that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquiror’s business. Neither Acquiror nor any of its Subsidiaries is subject to any Order that is or would reasonably to be, individually or in the aggregate, material to the Acquiror’s business.

4.08    Compliance With Laws. (a) Except as has not been and would not reasonably be expected to be material to the Acquiror’s business, Acquiror and its Subsidiaries are conducting their business in compliance with applicable Laws. None of the Governmental Approvals required for the continued conduct of the Acquiror’s business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except as has not been and would not reasonably be expected to be material to the Acquiror’s business.

(e)Notwithstanding the foregoing, the representations and warranties set forth in this Section 4.08 do not apply to Intellectual Property, employees and employee benefits, Taxes or environmental matters, which are addressed in Sections 4.06, 4.10, 4.12 (except as set forth therein) and 4.18, respectively.

4.09    Contracts. (a) Section 4.09(a) of the Acquiror Disclosure Letter contains a list of each Contract to which Acquiror or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Acquiror Material Contracts”):

(i)a Contract containing covenants binding upon Acquiror or its Subsidiaries that restrict during any period of time the ability of Acquiror or any of its Subsidiaries to compete or engage in any business or geographic area;

(ii)a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Acquiror and its Subsidiaries with respect to any material goods or services purchased or sold by Acquiror or its Subsidiaries;

(iii)a lease, sublease or similar Contract with any Person under which Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any real property;

(iv)a lease, sublease or similar Contract with any Person under which (A) Acquiror or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Acquiror or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Acquiror or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $10,000,000 in any calendar year and is not terminable by Acquiror or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $10,000,000;

(v)a license or sublicense or other Contract under which Acquiror or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of, or otherwise grants or is granted a right to use any material Intellectual Property used or held for use in the Acquiror Group’s business other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(vi)a Contract for the sale of any Subsidiary or material asset or collection of assets that are material to the Acquiror Group in the aggregate, other than Contracts entered into in the Ordinary Course of the Acquiror Group’s business that provide for the sale of inventories (including any finished goods or work-in-process) or obsolete equipment;

(vii)a Contract involving the payment of more than $10,000,000 for the purchase of materials, supplies, goods, services, equipment or other assets and that is (A) with any vendor from whom Acquiror or any of its Subsidiaries purchased more than $10,000,000, in the aggregate, in the fiscal year ended June 30, 2014, or would reasonably be expected to provide for the purchase of more than $10,000,000 in the aggregate, in the fiscal year ended June 30, 2015 or any future 12-month period ended June 30 and (B) not terminable at will by Acquiror or any of its Subsidiaries on less than 60 days’ notice without penalty;

(viii)a Contract with a customer of Acquiror or any of its Subsidiaries that involves, or would reasonably be expected to involve, (A) the payment of more than $10,000,000 by such customer to the Acquiror Group in the fiscal year ended June 30, 2014 or any future 12-month period ended June 30 (other than purchase orders submitted in the Ordinary Course of the Acquiror Group’s business) or (B) the payment of more than $10,000,000 to such customer by the Acquiror Group in the fiscal year ended June 30, 2014 or any future 12-month period ended June 30 pursuant to a “joint business plan” or other similar incentive arrangement;

(ix)a Contract relating to any Indebtedness to a third party that individually is in excess of $5,000,000;

(x)a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of a Acquiror or any of its Subsidiaries or (B) Acquiror or any of its Subsidiaries has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person, in each case in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xi)a material settlement or compromise of any suit, claim, proceeding or dispute that would materially and adversely impact Acquiror or any of its Subsidiaries;

(xii)a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration;

(xiii)any other Contract not made in the Ordinary Course of the Acquiror Group’s business that is material to Acquiror and its Subsidiaries; and

(xiv)a Contract that constitutes a “Material Contract” of Acquiror as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Commission.

(b)Each Acquiror Material Contract is valid, binding and in full force and effect and is enforceable by and against Acquiror or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to Acquiror and its Subsidiaries. Each of Acquiror and its Subsidiaries has performed all obligations required to be performed by it to date under the Acquiror Material Contracts to which it is a party and is not in breach of or default thereunder in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Acquiror’s business.

(c)Acquiror has made available to Parent a true and correct copy of each Acquiror Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof).

4.10    Employee Benefits. (a) Since June 30, 2012, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of Acquiror and its Subsidiaries, (ii) neither Acquiror nor Merger Sub has received written notice of any pending or threatened unfair labor practice charges against Acquiror or any of its Subsidiaries that are pending before the National Labor Relations Board or any other state, local or foreign Governmental Authority, and (iii) neither Acquiror nor Merger Sub has received written notice of any pending or threatened suits, actions or other proceedings in connection with the business of Acquiror or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing before any Governmental Authority responsible for the enforcement of employment practices Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror’s business.

(b)To Acquiror’s Knowledge, with respect to the employees of the Acquiror Group, (i) no labor union, labor organization, works council, or other employee representative group has made a pending demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Acquiror nor Merger Sub has Knowledge of any labor union organizing activities with respect to any employees of the Acquiror Group.

(c)As of the date of this Agreement, Acquiror has no actual Knowledge (without the obligation to conduct due inquiry) of any employee of the Acquiror Group being in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Acquiror Group or (ii) to the knowledge or use of trade secrets or proprietary information.

(d)(i) No Liability under Title IV of ERISA has been incurred by Acquiror or any of its ERISA Affiliates which has not been satisfied in full, other than PBGC premiums that are not past due and (ii) no event has occurred and no circumstance exists that could result in Acquiror or its ERISA Affiliates incurring a Liability under Title IV of ERISA, that would result in any material Liability to Parent.

(e)With respect to each Acquiror Compensation and Benefit Plan, (i) all statutory contributions due from Acquiror or any of its Subsidiaries have been made and all amounts and Liabilities have been properly accrued and (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Acquiror, threatened with respect to such Acquiror Compensation and Benefit Plan, except, in the case of each of clauses (i)-(ii) above, as would not result in a material Liability to Parent.

(f)Acquiror has made available to Parent copies or summaries of the material terms of all of the material Acquiror Compensation and Benefit Plans (including any material amendments thereto).

(g)Each Acquiror Compensation and Benefit Plan has been maintained, operated and administered in all respects in accordance with its terms and in compliance in all respects with all applicable Laws except, in each case, as would not result in material Liability to Parent.

(h)Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any employee of the Acquiror Group or (ii) result in the entitlement of any employee or, to the Knowledge of Acquiror, independent contractor or consultant of the Acquiror Group, in either case, to any material severance or termination pay or benefits.

4.11    Acquiror SEC Filings; Financial Statements; Absence of Changes; Undisclosed Liabilities. (a) Acquiror has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after December 31, 2012 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “Acquiror SEC Filings”). The Acquiror SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Acquiror is subject to the periodic reporting requirements of the Exchange Act.

(b)Each of the consolidated financial statements of Acquiror (including, in each case, any notes thereto) contained in the Acquiror SEC Filings were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments), and each presented fairly in all material respects the consolidated financial position and results of operations of Acquiror and its consolidated Subsidiaries as at the dates and for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring adjustments). The books and records of Acquiror and its Subsidiaries have been and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c)Since March 31, 2015, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

(d)Except for such matters as would not be reasonably expected to have an Acquiror MAE, since March 31, 2015, Acquiror and its Subsidiaries have been operated in the Ordinary Course of the Acquiror Group’s business.

(e)There are no Liabilities of any member of the Acquiror Group other than any such Liabilities (i) that would not be required to be reflected in financial statements (or the notes thereto) of the Acquiror’s business that were prepared in accordance with GAAP, (ii) are specifically reserved against on the financial statements included in the Quarterly Report on Form 10-Q of the Acquiror for the quarter ended March 31, 2015, filed with the Commission on May 7, 2015, or the notes thereto, (iii) have been incurred since March 31, 2015 in the Ordinary Course of Acquiror’s business, or (iv) have been incurred since March 31, 2015 outside of the Ordinary Course of Acquiror’s business but that are immaterial, taken as a whole.

(f)Since June 13, 2013, there has not occurred an Acquiror SEC Event.

(g)Since March 31, 2015, the Acquiror has not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Parent’s consent under Section 5.06(b)(iii)(B) of this Agreement, except as expressly provided for by this Agreement or any Ancillary Agreement.

4.12    Taxes. Except for such matters as would not reasonably be expected to have an Acquiror MAE, (a) no Security Interests for Taxes exist (other than Permitted Encumbrances), and no outstanding claims for Taxes have been asserted in writing, with respect to, Acquiror or any of its Subsidiaries, (b) Acquiror and its Subsidiaries have paid all Taxes required to be paid by them, (c) neither Acquiror nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, and (d) neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented, or would reasonably be expected to prevent, the Intended Tax-Free Treatment. Except for the representations and warranties in Section 4.10 and Section 4.11, the representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties of Acquiror relating to Taxes.

4.13    Title to Properties; Security Interests. Except as would not, individually or in the aggregate, be material to the Acquiror’s business, Acquiror and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all of their assets (other than the Acquiror Owned Real Property, the title of which is the subject of Section 4.17(b)), in each case as such property is currently being used, subject to no Security Interests other than Permitted Encumbrances.

4.14    Information To Be Supplied. The information supplied or to be supplied by Acquiror for inclusion in the Acquiror Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Acquiror Form S-4 or the SplitCo Form 10/S-4, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Information Statement is mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.15    Voting Requirements; Board Approval. (a) The affirmative vote or written consent of the holders of shares of Acquiror Common Stock representing at least a majority of the voting power of Acquiror (“Acquiror Stockholder Approval”) is the only vote of any class or series of Acquiror Capital Stock or Merger Sub’s capital stock necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Acquiror Stock Issuance, increase in the number of authorized shares of Acquiror Capital Stock and amendment to the Acquiror’s certificate of incorporation. The delivery of the Stockholder Consent will constitute Acquiror Stockholder Approval.

(b)The board of directors of Acquiror and Merger Sub have, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (ii) resolved to recommend that the Acquiror Stockholders authorize the transactions contemplated hereby and approve the Acquiror Stock Issuance, increase in the number of authorized shares of Acquiror Capital Stock and amendment to the Acquiror’s certificate of incorporation. Acquiror, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement.

4.16    Fairness Opinion. Acquiror has received the opinions of Barclays Capital Inc. and Morgan Stanley & Co. LLC, each dated July 8, 2015, each to the effect that, as of such date, and based upon and subject to the conditions set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Acquiror.

4.17    Real Property. (a) Section 4.17(a) of the Acquiror Disclosure Letter sets forth a list of (i) all real property and interests in material real property owned in fee by Acquiror or any of its Subsidiaries (the “Acquiror Owned Real Property”), and (ii) any material real property leases, subleases, licenses or occupancy agreements to which the Acquiror or any of its Subsidiaries is a party, whether as a lessor or a lessee (the “Acquiror Real Property Leases,” and such real property, the “Acquiror Leased Real Property”).

(b)Except as would not, individually or in the aggregate, be material to the Acquiror business, Acquiror or a Subsidiary of Acquiror has good, valid and marketable fee simple title to all Acquiror Owned Real Property, and such good, valid and marketable fee simple title is not subject to any Security Interests except for Permitted Encumbrances.

(c)No parcel of Acquiror Owned Real Property or, to the Knowledge of Acquiror, no parcel of Acquiror Leased Real Property is subject to any Order to be sold or being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Acquiror, has any condemnation, expropriation or taking been proposed, except as set forth on Section 4.17(c) of the Parent Disclosure Letter.

(d)As of the date hereof, neither Acquiror nor any of its Subsidiaries has received any notice from any landlord under any of the Acquiror Real Property Leases indicating that it will not be exercising any renewal options under the Acquiror Real Property Leases.

4.18    Environmental Matters. (a) Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror’s business:

(i)Acquiror and each of its Subsidiaries, are in compliance with all Environmental Laws (which compliance includes the possession by Acquiror and each of its Subsidiaries of all Governmental Approvals required pursuant to Environmental Law and compliance with the terms and conditions thereof);

(ii)there is no material Environmental Claim (with which Acquiror has been given written notice or of which Acquiror otherwise has Knowledge) pending or, to the Knowledge of Acquiror, threatened against Acquiror, any of its Subsidiaries or, to the Knowledge of Acquiror, against any Person whose liability for such Environmental Claims Acquiror or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law;

(iii)neither Acquiror nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law; and

(iv)neither Acquiror nor any of its Subsidiaries has Released any Hazardous Materials at or from any Acquiror Owned Real Property or Acquiror Leased Real Property in a manner that requires remediation under any Environmental Law.

(b)The representations and warranties contained in this Section 4.18 and in Sections 4.03 and 4.11 constitute the sole and exclusive representations and warranties of Acquiror relating to compliance with or Liability under any Environmental Law or Releases of Hazardous Materials.

4.19    No Other Representations or Warranties; Acknowledgment by Parent. Except for the representations and warranties of Acquiror expressly set forth in this Article IV and in the Ancillary Agreements, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to Acquiror or the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information concerning the Acquiror Group provided by Acquiror or any of its Subsidiaries. The representations and warranties made in this Agreement and the Ancillary Agreements with respect to Acquiror and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties Acquiror and its Subsidiaries might have given Parent, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Parent, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including prior to the Closing, SplitCo), acknowledges that all other warranties that Acquiror and its Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Acquiror are hereby expressly excluded. Parent, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including prior to the Closing, SplitCo), acknowledges that, except as provided herein, neither Acquiror nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Parent or any other Person acting on its behalf resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, this Section 4.19 will not have any effect on any representation or warranty made by Acquiror or any member of the Acquiror Group in this Agreement or any Ancillary Agreement.

V.    COVENANTS

5.01    Conduct of Galleria Business Pending the Closing. (a) Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 5.01 of the Parent Disclosure Letter, as required in connection with the Restructuring or as expressly set forth in the Transition Plan, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), Parent and each of its Subsidiaries will use its respective Commercially Reasonable Efforts to, (i) conduct the Galleria Business in the Ordinary Course of the Galleria Business in all material respects, (ii) preserve (other than the sale of Assets in the Ordinary Course of the Galleria Business) the material Galleria Assets, (iii) preserve in all material respects the material business relationships of the Galleria Business with customers, suppliers, manufacturers, distributors and others with whom the Galleria Business deals in the Ordinary Course of the Galleria Business, and (iv) maintain the goodwill and reputation of the Galleria Business in all material respects, including through advertising, marketing and promoting the products of the Galleria Business in the Ordinary Course of the Galleria Business. Notwithstanding anything in this Section 5.01 to the contrary, during the Pre-Closing Period, Parent may, without breach of this Agreement, take such actions as it determines in good faith are commercially reasonable to (w) respond to events resulting, in whole or in part, from the announcement of this Agreement and to preserve the Galleria Business and existing material employee, customer and supplier relationships (including replacing any employees of the Galleria Business who cease to be employed by Parent and its Subsidiaries), (x) consummate the transactions set forth on Section 5.01 of the Parent Disclosure Letter, (y) seek to receive any Consent in respect of the Mercury Licenses and (z) to prepare for the separation, retention or disposition of a Retained Business.

(b)Without limiting the generality of Section 5.01(a), and except as otherwise expressly provided in this Agreement, as set forth on Section 5.01 of the Parent Disclosure Letter, as required in connection with the Restructuring or as expressly set forth in the Transition Plan, as required by applicable Law, as required to prepare for the separation, retention or disposition of any portion of the Mercury Business that Parent reasonably anticipates will be a Retained Business, or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent will not, nor will it permit any of its Subsidiaries to:

(i)(A) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any Assets that are (or would otherwise be) material Galleria Assets (excluding the Galleria IP Assets, provision for which is made in Section 5.01(b)(vii) and Section 5.01(b)(viii)), other than any dividend of cash from a Galleria Entity or any sale of Galleria Inventory (including any finished goods or work-in-process) or obsolete equipment or obsolete inventory in the Ordinary Course of the Galleria Business, or (B) except in accordance with the Split Plan Agreement, move any material Galleria Assets located at the Galleria Facilities out of the Galleria Facilities other than in the

Ordinary Course of the Galleria Business, provided that such move will not affect whether or not an Asset is an Galleria Asset;

(ii)(A) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Galleria Assets, other than (x) in the Ordinary Course of the Galleria Business or (y) acquisitions of assets outside the Ordinary Course of the Galleria Business in an aggregate amount not to exceed $200,000,000 (and provided that no such acquisitions would reasonably be expected to delay or impede the consummation of the transactions contemplated hereby); or (B) other than Liabilities that would not be included in the Galleria Liabilities, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) Indebtedness for borrowed money incurred in the Ordinary Course of the Galleria Business or in connection with transactions otherwise permitted by this Agreement or the Ancillary Agreements, (2) Indebtedness incurred to refinance any existing Indebtedness or (3) other Indebtedness for borrowed money under existing credit facilities;

(iii)A) issue, sell, transfer, pledge or dispose of any shares of SplitCo Common Stock or any Galleria Equity Interests or (B) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any shares of SplitCo Common Stock or Galleria Equity Interests;

(iv)in the case of each of the following to the extent it relates solely to the Galleria Business, the Galleria Assets, the Galleria Liabilities or any Galleria Entity, (A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or enter into any material Tax closing agreement, or (D) amend any Tax Return if, with respect to clauses (B), (C) and (D), any such action would increase the Tax obligations of SplitCo or any of its Subsidiaries following the Closing;

(v)(A) adopt, amend or terminate any Compensation and Benefit Plans, (B) increase the salaries, wage rates, target bonus opportunities, equity-based compensation, employee benefits or perquisites of any Galleria Business Employee, (C) grant or pay any benefit or amount not required under any Compensation and Benefit Plan to any Galleria Business Employee, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any Galleria Business Employee or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Compensation and Benefit Plan to any Galleria Business Employee, in each case of (A), (B), (C), (D) or (E), except (1) in the Ordinary Course as applicable generally to Parent Group employees in the relevant jurisdictions, (2) in connection with the adoption or amendment of Compensation and Benefit Plans (or other practices) that are applicable generally to Parent Group employees in the relevant jurisdictions, or (3) as required (x) to comply with applicable Law, (y) by the terms of any Compensation and Benefit Plan in effect on the date hereof or (z) by the terms of any agreement of Parent or any of its Subsidiaries that is in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(vi)(A) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Galleria Material Contracts or enter into or assume any Contract that if in effect on the date hereof would be a Galleria Material Contract, in each case, other than in the Ordinary Course of the Galleria Business, or (B) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into or assume any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Shared Business Contracts in a manner that materially adversely impacts the Galleria Business, or enter into any Contract that if in effect on the date hereof would be a Shared Business Contract, in each case except in the Ordinary Course of Parent’s businesses that are covered by such Shared Business Contract (including the Galleria Business);

(vii)license, grant any rights to or transfer any of the material Galleria IP Assets or other material Intellectual Property owned, used or held for use by the Galleria Business, other than grants of licenses in the Ordinary Course of the Galleria Business;

(viii)abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material Galleria IP Assets that are Registered Intellectual Property or otherwise material to the Galleria Business other than failures to continue to prosecute, protect or defend in the Ordinary Course of the Galleria Business;

(ix)enter into any settlement, or offer or propose to enter into any settlement, or otherwise compromise or waive any material claims or rights of the Galleria Business, in each case that would materially and adversely affect the Galleria Business or any Galleria Entity or limit the ability of SplitCo to conduct the Galleria Business following the Closing in any geographic area or in any other material respect;

(x)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Galleria Entity;

(xi)amend the certificate of incorporation, bylaws or other governance documents of any Galleria Entity;

(xii)hire or transfer any individual to become an In-Scope Employee except (A) in the Ordinary Course of the Galleria Business with respect to any employee who is at, or hired into, the “Band 3” level (as such employment bands are commonly referred to within Parent’s organization as of the date of this Agreement) or below, and (B) with respect to any employee who is at, or hired into, the “Band 4” level or above (1) to fill a position within the Adjusted Galleria Business existing on the date of this Agreement (a “Replacement Hire”) or (2) to fill a new position added to the Adjusted Galleria Business after the date of this agreement (a “Non-Replacement Hire”), provided that, in either case, Parent uses Commercially Reasonable Efforts to fill the relevant position in clause (1) or clause (2) with an individual whose employment in such role would not require the establishment of a new Expatriate Package or Localization Package, and provided further that except as otherwise required by applicable Law or unless Parent determines in its sole discretion that such arrangement or action would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby, no Non-Replacement Hire shall be an “In-Scope Employee” for purposes of this Agreement unless Acquiror elects, within 30 days following Acquiror’s receipt of notice of such employee’s hire or transfer, that such Non-Replacement Hire be included as an “In-Scope Employee”;

(xiii)transfer or terminate the employment of any In-Scope Employee except (A) in the Ordinary Course of the Galleria Business with respect to any employee who is at, or hired into, the “Band 3” level or below or (B) with respect to any termination of the employment of an In-Scope Employee for cause;

(xiv)establish or enter into any Expatriate Package or Localization Package for any In-Scope Employee or Choice Employee other than:

(A)with respect to individuals hired or transferred as permitted under clause (xii)(B) above, or

(B)with respect to any employee who is at, or hired into, the “Band 3” level or below, provided that, Parent uses Commercially Reasonable Efforts to fill the relevant position with an individual whose employment in such role would not require the establishment of a new Expatriate Package or Localization Package, and provided further, that except as otherwise required by applicable Law or unless Parent determines in its sole discretion that such arrangement or action would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby, if such position was previously held by an employee who did not have an Expatriate Package or Localization Package, then the individual filling such position will be a Choice Employee unless Acquiror elects within 30 days following Acquiror’s receipt of notice of such employee’s hire or transfer that such employee will not be an “In-Scope Employee”;

(xv)    change the status of any In-Scope Employee that is “Band 3” level or above to a Choice Employee;

(xvi)    make any change in any material method of accounting or accounting practice or policy with respect to the Galleria Business or any Galleria Entity, except as otherwise permitted under Section 5.01(b)(iv) or as required by applicable Law or GAAP; or

(xvii)    agree, in writing or otherwise, to take any of the foregoing actions.

(c)From the Cut-Off Date until the Closing, except as expressly provided by this Agreement, as set forth in Section 5.01(c) of the Parent Disclosure Letter, as required in connection with the Restructuring or as expressly set forth in the Transition Plan, as required by applicable

Law or as expressly consented to in writing by Acquiror, Parent will cause the Galleria Business to manage its levels of Assets and Liabilities in the line item categories included in the Target Working Capital Statement in the Ordinary Course of the Galleria Business. Parent will cause the Galleria Entities, collectively, to hold an amount in cash or cash equivalents as of the Closing that, in the aggregate, is at least equal to the amount of cash and cash equivalents that are included in the calculation of Cut-Off Date Working Capital, as such amount is finally determined pursuant to Section 2.15(d).

(d)Parent and Acquiror acknowledge and agree that (i) nothing contained in this Agreement is intended to give (and does not give) Acquiror, directly or indirectly, the right to control or direct the operations of the Galleria Business or SplitCo or the Galleria Entities prior to the Closing, and (ii) prior to the Closing, Parent will, consistent with the terms and conditions of this Agreement, control the operations of the Galleria Business and the Galleria Group.

5.02    Further Assurances; Efforts To Obtain Consents; Antitrust Clearance. (a)  Generally. In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, if applicable, forming legal entities, opening bank accounts and reaffirming any consents, approvals or waivers previously granted; provided, however, that (i) with respect to the matters that are the subject of Section 1.08, such matters will be governed by that Section instead of this Section 5.02(a) following the Closing, (ii) except as otherwise provided in Section 5.02(b)-(c), neither Parent nor Acquiror will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval, (iii) subject to Section 1.09, the Acquiror will be solely responsible for obtaining the Consents required in respect of the Mercury Licenses (provided that Parent will reasonably cooperate with Acquiror’s requests in respect thereof) and (iv) for the avoidance of doubt, this Section 5.02 will not be deemed to limit in any respect Parent’s exercise of discretion under Section 2.01 or Section 2.02.

(b)Requisite Antitrust Filings. Parent and Acquiror will comply fully with all applicable notification, reporting and other requirements of applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Parent and Acquiror, as soon as practicable after the date of this Agreement, and in any event within 15 days after the date of this Agreement, will furnish to the other on an outside-counsel basis such necessary information and assistance as the other may reasonably request so as to enable the Parties to evaluate which jurisdictions may require, under Antitrust Laws, notification or reporting of the transactions contemplated by this Agreement and the Ancillary Agreements. As soon as practicable after the end of such 15-day period, and in any case, within 30 days of the date of this Agreement, each of Parent and Acquiror will determine and identify in writing a list of jurisdictions (the “Identified Jurisdictions”), where in its reasonable opinion, based on such exchange of information and assistance and the advice of appropriately qualified outside counsel, a failure to file would be reasonably likely to expose it to a risk of financial penalties or other sanctions (including post-Closing sanctions or remedies such as the unwinding of the transactions). Parent and Acquiror, as soon as practicable after the end of such 30 day period, will file the required notifications with the appropriate Governmental Authorities in the Identified Jurisdictions pursuant to and in compliance with the HSR Act and make other filings under Antitrust Laws in those jurisdictions. In the event that Parent and Acquiror are unable to agree on the list of Identified Jurisdictions within 30 days of the date of this Agreement, then Parent and Acquiror will submit their respective lists of Identified Jurisdictions on which they disagree (each, a “Potential Identified Jurisdiction”) to an internationally recognized law firm having expertise in antitrust matters and with no material relationships with either Parent or Acquiror (such law firm to be agreed by Parent and Acquiror in good faith and if they are unable to agree, to be drawn by lot from up to three such firms submitted by each of Parent and Acquiror). Parent and Acquiror will use their respective Commercially Reasonable Efforts to cause the selected firm to select any additional Identified Jurisdictions from the Potential Identified Jurisdictions within ten Business Days, based solely on the information that has been shared between the Parties pursuant to, and the standards set forth in, this Section 5.02(b). Parent and Acquiror’s agreed list of Identified Jurisdictions, plus any additional jurisdictions identified by such law firm, will be the “Identified Jurisdictions.” Parent and Acquiror will share the costs and expenses of the law firm equally. Parent and Acquiror will as soon as practicable file any additional information reasonably requested by any Governmental Authority in connection with any Antitrust Law.

(c)Efforts To Obtain Antitrust Approvals. (i) Parent and Acquiror will each use reasonable best efforts to obtain, or terminate, as the case may be, as soon as practicable, the Governmental Approvals required by any Antitrust Law (the “Antitrust Approvals”) that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals or terminate any waiting period thereunder, all such actions to be effective prior to the Closing. Acquiror and Parent will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Parent and Acquiror agrees with respect to obtaining any Antitrust Approval to (A) cooperate and consult with each other, (B) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (C) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (D) permit the other Party to review and consider in good faith the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary Antitrust Approvals, (E) provide prompt notice to the other Party of any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby, and (F) not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend, participate and observe; provided that Parent and Acquiror shall not be required to provide the other with information to the extent that it is commercially sensitive; provided, further, that such commercially sensitive information will be made available only to legal counsel of the recipient Party and the recipient Party shall procure that such legal counsel shall not further disclose such information without the prior written consent of the relevant disclosing Party.

(ii)Subject to the last sentence of this clause (ii) and to Section 5.02(c)(iii), in furtherance and not in limitation of the covenants contained in Section 5.02(c)(i) or any other provision of this Agreement, Acquiror will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to permit such transactions to be consummated as promptly as practicable and to prevent a prohibition decision or the entry of any Order (or if such Order is so entered, to eliminate such Order or otherwise cause it to be satisfied or cease to be a restraint on such transactions) sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the transactions contemplated hereby to be satisfied. Such steps may include, whether effected by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of such assets or businesses of Acquiror or, effective as of the Closing, such assets of the Galleria Business and (B) committing to take any action which Acquiror is capable of taking, including agreements that limit Acquiror’s freedom of action with respect to, or its ability to retain, any of the Galleria Business, services or assets of Acquiror or any of its Affiliates or any Assets of the Galleria Business. Notwithstanding the foregoing, (1) in no case will Acquiror (or, if applicable, Parent) be required pursuant to this clause (ii) to offer or commit to take any step that is not conditioned upon the occurrence of the Closing, (2) in no event will Acquiror offer or commit to take, or cause or permit SplitCo or any of its Subsidiaries to offer or commit to take, any action prohibited under the Tax Matters Agreement and (3) nothing in this clause (ii) will be deemed to modify the arrangements set forth in Schedule 1.09 in respect of the Mercury Licenses.

(iii)Notwithstanding any other provision of this Agreement (but subject to compliance with Acquiror’s obligation to use reasonable best efforts to obtain, or terminate, the Antitrust Approvals as soon as practicable pursuant to Section 5.02(c)(i)), Acquiror will (A) have the right to determine and direct the strategy and process by which the parties will seek, and to make the final decision on which steps to take in obtaining, the Antitrust Approvals and (B) take the lead in all joint meetings and communications with any Governmental Authority.

(d)With respect to any Retained Licenses, the Retained Businesses and any Assets that are Excluded Assets by virtue of Section 1.09, all obligations under this Section 5.02 will cease as of any Retained Business Cut-Off Date. Notwithstanding the foregoing, prior to any Retained Business Cut-Off Date, this Section 5.02 will remain in full force and effect with respect to all elements of the Galleria Business that had not yet become Retained Businesses without giving effect to Section 1.09.

5.03    Public Announcements. The press release(s) announcing the execution and delivery of this Agreement and the transactions contemplated hereby will be in the forms attached as Exhibits B-1 and B-2 (the “Transaction Announcement”). The Parties further agree that the Acquiror investor presentation to be made in connection with the announcement of the transactions contemplated by this Agreement will be in substantially the form previously agreed to by Parent and Acquiror and that both the initial press release and the investor presentation concerning the transactions contemplated hereby will be filed by Acquiror as exhibits to a Form 8-K filing promptly after the execution of this Agreement. From the date hereof through the Closing, and without limiting the effect of Section 5.12, neither Parent nor Acquiror will publish any press releases or make other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (or the portion thereof relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby), except as such Party determines in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities exchange after consultation with counsel (in which case, such Party will consult with the other Party to the extent reasonably practicable under the circumstances prior to making such disclosure and will only disclose that information that is required by Law based upon advice of counsel), without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

5.04    Notification of Certain Matters. Each of Parent and Acquiror will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby and (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the transactions contemplated hereby.

5.05    Financial Statements. (a) As soon as reasonably practicable following the Final Retained Business Cut-Off Date and using its Commercially Reasonable Efforts to deliver within 60 Business Days of the Final Retained Business Cut-Off Date, Parent will provide Acquiror with the combined audited financial statements of the Adjusted Galleria Business, including the balance sheets of June 30, 2015, June 30, 2014 and June 30, 2013, and the income statements of the Adjusted Galleria Business for the fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013, together with the notes thereto and accompanied by unqualified opinions of the independent accountants.

(b)Parent will also provide Acquiror with (i) quarterly combined unaudited financial statements of the Adjusted Galleria Business as of and for each fiscal quarter no later than 60 days after the end of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2015, including the balance sheets and the income statement of the Adjusted Galleria Business, together with the notes thereto, and (ii) the combined audited financial statements of the Adjusted Galleria Business as of and for the fiscal year ending on June 30, 2016 no later than 90 days after the end of such fiscal year, including the balance sheets and the income statement of the Adjusted Galleria Business, together with the notes thereto and accompanied by unqualified opinions of the independent accountants.

5.06    Conduct of Acquiror Pending The Closing. (a) Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 5.06 of the Acquiror Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Acquiror and each of its Subsidiaries will use its respective Commercially Reasonable Efforts to, (i) conduct the Acquiror’s business in the Ordinary Course of the Acquiror’s business in all material respects, (ii) preserve (other than the sale of Assets in the Ordinary Course of the Acquiror’s business) the material Assets of the Acquiror and its Subsidiaries, (iii) preserve in all material respects the material business relationships of the Acquiror business with customers, suppliers, manufacturers, distributors and others with whom the Acquiror business deals in the Ordinary Course of the Acquiror business, and (iv) maintain the goodwill and reputation of the Acquiror business in all material respects, including through advertising, marketing and promoting the products of the Acquiror business in the Ordinary Course of the Acquiror business. Notwithstanding the preceding sentence, during the Pre-Closing Period, Acquiror may, without breach of this Agreement, take such actions as it determines in good faith are commercially reasonable to (w) respond to events resulting, in whole or in part, from the announcement of this Agreement, (x) consummate transactions set forth on Section 5.06 of the Acquiror Disclosure Letter, (y) preserve the Acquiror business and existing material employee, customer and supplier relationships (including replacing any employees of the

Acquiror business who cease to be employed by Acquiror and its Subsidiaries) and (z) seek to receive any Consent in respect of the Mercury Licenses.

(b)Without limiting the generality of Section 5.06(a), and except as otherwise provided in this Agreement, as set forth on Section 5.06 of the Acquiror Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Acquiror will not, nor will it permit any of its Subsidiaries to:

(i)sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any Assets that are (or would otherwise be) material to the Acquiror business (excluding Assets constituting Intellectual Property, provision for which is made in Section 5.06(b)(vii) and Section 5.06(b)(viii)), other than any sale of product inventories, raw and packaging materials, Store Room Inventory, Goods in Transit, parts, work-in-process, finished goods and products, in each case to the extent it is primarily used or held for primary use in the Acquiror’s business (including any finished goods or work-in-process) or obsolete equipment or obsolete inventory in the Ordinary Course of the Acquiror business;

(ii)declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (x) regular annual cash dividends not in excess of $0.25 per share of Acquiror Common Stock declared and paid in the Ordinary Course and consistent with past practice, and (y) dividends payable by controlled Subsidiary of Acquiror to Acquiror or another wholly owned Subsidiary of Acquiror), enter any agreement with respect to the voting of Acquiror Capital Stock or purchase or otherwise acquire, directly or indirectly, any Acquiror Capital Stock or Acquiror Equity Interests;

(iii)(A) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any Assets, other than (x) in the Ordinary Course of the Acquiror business or (y) acquisitions of assets outside the Ordinary Course of the Acquiror’s business in an aggregate amount not to exceed $200,000,000 (and provided that no such acquisitions would reasonably be expected to delay or impede the consummation of the transactions contemplated hereby); or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the Ordinary Course of the Acquiror business or in connection with the transactions otherwise permitted by this Agreement or the Ancillary Agreements, (2) indebtedness incurred to refinance any existing Indebtedness or (3) other indebtedness for borrowed money under existing credit facilities (without any increase in the aggregate amount outstanding over the amount outstanding thereunder on the date of the Transaction Agreement);

(iv)(A) issue, sell, transfer, pledge, retire, extinguish, terminate or dispose of any shares of Acquiror Common Stock, other Acquiror Capital Stock, equity securities of Acquiror’s subsidiaries or Acquiror Equity Interests, other than in connection with the Acquiror Stock Issuance, (B) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any shares of Acquiror Common Stock or any other Acquiror Capital Stock or equity securities of Acquiror’s subsidiaries, or (C) fail to take any such actions as may be necessary to make the representation set forth in the last sentence of Section 4.05(b) true and correct;

(v)A) make a material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, or (D) amend any material Tax Return;

(vi)(A) adopt, amend or terminate any Acquiror Compensation and Benefit Plans, (B) increase the salaries, wage rates, target bonus opportunities, equity-based compensation, employee benefits or perquisites of any Acquiror Group employee, (C) grant or pay any benefit or amount not required under any Acquiror Compensation and Benefit Plan to any Acquiror Group employee, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any Acquiror Group employee or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Acquiror Compensation and Benefit Plan to any Acquiror Group employee, in each case of (A), (B), (C), (D) or (E), except (1) in the Ordinary Course as applicable generally to Acquiror Group employees in the relevant jurisdictions, (2) in connection with the adoption or amendment of Acquiror Compensation and Benefit Plans (or other practices) that are applicable generally to Acquiror Group employees in the relevant jurisdictions, or (3) as required (x) to comply with applicable Law, (y) by the terms of any Acquiror Compensation and Benefit Plan in effect on the date hereof or (z) by the terms of any agreement of Acquiror or any of its Subsidiaries that is in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement; provided, further, that in no event shall Acquiror issue or grant any Acquiror Capital Stock or Acquiror Equity Interests during the period of time between the date as of which the Galleria Stock Amount is determined and the Closing;

(vii)license, grant any rights to or transfer any material Intellectual Property owned, used or held for use by the Acquiror business, other than grants of licenses in the Ordinary Course of the Acquiror business;

(viii)abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material Assets that constitute Intellectual Property of the Acquiror business other than failures to continue to prosecute, protect or defend in the Ordinary Course of the Acquiror business;

(ix)enter into any settlement, or offer or propose to enter into any settlement, or otherwise compromise or waive any material claims or rights of the Acquiror business, in each case that would materially and adversely affect the Acquiror business or limit the ability of the Acquiror Group to conduct the Acquiror business following the Closing in any geographic area or in any other material respect;

(x)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or any of its Subsidiaries;

(xi)amend the certificate of incorporation, bylaws or other governance documents of the Acquiror or any of its Subsidiaries, except as expressly contemplated by this Agreement;

(xii)make any change in any material method of accounting or accounting practice or policy with respect to the Acquiror business or the business of any of Acquiror’s subsidiaries, except as otherwise permitted under Section 5.06(b)(v) or as required by applicable Law or GAAP;

(xiii)fail to comply with any requirements or other obligations under any securities Laws that are applicable to Acquiror, including in respect of any reports, registration statements or other documents that are filed (or are required to be filed) with the Commission or any other Governmental Authority (including in respect of any reports that may be or are furnished rather than filed) that would materially and adversely affect the Acquiror business or limit the ability of the Acquiror Group to consummate the transactions contemplated hereunder or otherwise conduct the Acquiror business following the Closing in any geographic area or in any other material respect;

(xiv)agree, in writing or otherwise, to take any of the foregoing actions.

(c)Parent and Acquiror acknowledge and agree that nothing contained in this Agreement is intended to give (and does not give) Parent, directly or indirectly, the right to control or direct the operations of the Acquiror’s business or Acquiror or its Affiliates prior to the Closing.

5.07    Access. (a) From the date hereof to the Closing, to the extent permitted by Law, each of Parent and Acquiror will allow all designated Representatives of the other Party access to the extent reasonably practicable upon reasonable notice to the books, records, files, correspondence, audits and properties pertaining to the business and affairs of the Galleria Business and Acquiror and its Subsidiaries including as to matters that might arise outside the Ordinary Course of the Galleria Business or the business of the Acquiror Group; provided, however, that (i) no investigation pursuant to this Section 5.07 will affect any representation or warranty given by any Party hereunder or any closing condition, indemnity obligation or other provision and (ii) notwithstanding the provision of information or investigation by any Party, no Party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party will be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), or which such Party determines in good faith constitutes information protected by attorney-client or other similar privilege; provided, however, that if any information is so prohibited to be provided, the applicable Party will use Commercially Reasonable Efforts to take those actions reasonably necessary so that such Party is able to provide such information to the other Party as promptly as possible and (B) no Party will be required to provide access to any of its properties in a manner that will result in damage to such property or for the purpose of performing any invasive onsite procedure or investigation such as a Phase II Environmental Site Assessment or other invasive onsite environmental sampling, investigation or study, without the other Party’s written consent, which may be granted or denied in its discretion. Each of Parent and

Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 5.07 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreement were in effect.

(b)Without limiting the generality of the foregoing:

(i)each of Parent and Acquiror will deliver or otherwise make available for inspection to the other Party within 60 days after the date of this Agreement true, complete and correct copies and results of any material reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to Parent or Acquiror, as applicable, or any of their respective Subsidiaries that were prepared during the five years prior to the date of this Agreement pertaining to: (i) any unresolved Environmental Claims; (ii) any Hazardous Materials in, on, beneath or adjacent to any Real Property or any property formerly owned, operated or leased by Parent or Acquiror or any of their respective Subsidiaries; or (iii) Parent’s or Acquiror’s or any of their respective Subsidiaries’ compliance with applicable Environmental Laws, in each case relating to, resulting from or arising out of the operation or conduct of the Galleria Business (in the case of Parent) or the Acquiror’s business (in the case of Acquiror); and

(ii)after the date hereof and prior to the Closing, Parent will deliver such information as Acquiror may reasonably request regarding the identity of the Mercury Fragrance Products and Non-Mercury Fragrance Products and Non-Hydroalcoholic Products in which Parent Ancillary Fragrances are utilized, including a listing of the names of such products, such delivery to be made reasonably promptly.

5.08    Acquiror Stockholder Consent; Preparation of SEC Filings. (a) No later than 24 hours after the execution of this Agreement and in lieu of calling a meeting of the Acquiror’s shareholders, Acquiror shall submit a form of irrevocable written consent attached hereto as Exhibit C to a shareholder representing at least 50.1% of the voting power represented by the outstanding shares of Acquiror Common Stock (such written consent, as duly executed and delivered by such shareholder, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, Acquiror will provide Parent with a copy of such Stockholder Consent. In connection with the Stockholder Consent, Acquiror shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, the Acquiror’s certificate of incorporation and the Acquiror Bylaws.

(b)As soon as reasonably practicable following the date of this Agreement and after the financial statements referenced in Section 5.05 have become available, Parent and Acquiror will jointly prepare, and (i) Acquiror will file with the Commission a Registration Statement on Form S-4 (the “Acquiror Form S-4”) to register the shares of Acquiror New Common Stock to be issued in the Merger, and prepare and file with the Commission an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Transaction and this Agreement (as amended or supplemented from time to time, the “Information Statement”), (ii) SplitCo will file with the Commission a registration statement on Form 10 and/or a registration statement on Form S-4 (the “SplitCo Form 10/S-4”) to register the shares of SplitCo Common Stock to be distributed in the Distribution, (iii) Parent will file with the Commission a Schedule TO (the “Schedule TO”, together with the Acquiror Form S-4, the Information Statement and the SplitCo Form 10/S-4, the “SEC Filings”) if Parent elects to effect the Distribution in whole or in part by means of an Exchange Offer and (iv) the Parties will file such other appropriate documents as may be applicable. Each of Parent and Acquiror will use their reasonable best efforts to have the SEC Filings cleared or declared effective, as applicable, under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing (including by responding to comments by the Commission and subject to the satisfaction or waiver of the applicable conditions in Article VII and it being understood that the SEC Filings will not be filed until after the financial statements referenced in Section 5.05 have become available). As promptly as practicable after the Information Statement shall have been cleared by the Commission (or after 10 calendar days have passed since the filing of the preliminary Information Statement with the Commission without notice from the Commission of its intent to review the Information Statement), Acquiror shall cause the Information Statement to be mailed to its shareholders and to be filed as required. Each of Acquiror and Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of Acquiror, the issuance of Acquiror New Common Stock in the Merger and, in the case of Parent, the issuance of SplitCo Common Stock in the Distribution.

(c)Parent will furnish all information concerning Parent and SplitCo, and Acquiror will furnish all information concerning Acquiror and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of each of the SEC Filings. Each of Parent and Acquiror shall otherwise promptly cooperate as the other Party may reasonably request in connection with the preparation and filing of each of the SEC Filings, including, without limitation, assistance with the preparation of the pro forma financial information as necessary. No filing of, or amendment or supplement to the Information Statement or the Acquiror

Form S-4 will be made by Acquiror, no filing of, or amendment or supplement to, the SplitCo Form 10/S-4 will be made by SplitCo and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Parent or Acquiror or any of their respective Affiliates, officers or directors should be discovered by Parent or Acquiror which should be set forth in an amendment or supplement to any of the Information Statement, as applicable, the Acquiror Form S-4, the SplitCo Form 10/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to any of the SEC Filings or for additional information and will supply each other with copies of all correspondence between it or any of its representative, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

5.09    No Solicitation. (a) Acquiror will, and will cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquiror Takeover Proposal. Except as provided in Section 5.09(b), Acquiror will not, nor will it authorize or permit any of its Subsidiaries to, nor will it authorize or permit any Representative of Acquiror or any of its Subsidiaries to (and will instruct such Representatives not to), directly or indirectly (i) solicit, initiate or encourage the submission of any Acquiror Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquiror Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the two preceding sentences by any Representative or Affiliate of Acquiror or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Acquiror or any of its Subsidiaries or otherwise, will be deemed to be a breach of this Section 5.09 by Acquiror.

(b)Notwithstanding the provisions of Section 5.09(a), prior to receipt of the Acquiror Stockholder Approval, Acquiror may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Acquiror to the stockholders of Acquiror under applicable Law, as determined in good faith by such board after consulting with outside legal counsel, in response to a Qualifying Acquiror Takeover Proposal (and subject to compliance with the provisions of this Section 5.09):

(i)furnish information with respect to Acquiror to the Person making such Qualifying Acquiror Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other Party than the Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person); and

(ii)participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying Acquiror Takeover Proposal.

(c)Neither the Board of Directors of Acquiror nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or SplitCo, or publicly propose to withdraw or modify in a manner adverse to Parent or SplitCo, the approval, recommendation or declaration of advisability by the Board of Directors of Acquiror of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, including the Acquiror Stockholder Approval, (ii) approve, adopt or recommend, or permit Acquiror or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any Acquiror Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquiror Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Acquiror Stockholder Approval, the Board of Directors of Acquiror receives an Acquiror Superior Proposal and as a result thereof the Board of Directors of Acquiror determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Acquiror under applicable Law, then, on the fifth Business Day following Parent’s receipt of written notice from Acquiror, the Board of Directors of Acquiror may withdraw or modify its recommendation of the Acquiror Stockholder Approval and, in connection therewith, recommend such Acquiror Superior Proposal; provided that, during such five-Business Day period, Acquiror will be obligated to negotiate in good faith with Parent and SplitCo any modification to this Agreement proposed by Parent or SplitCo; provided, further, that in the event of any material change to the material terms of such Acquiror Superior Proposal, Acquiror shall have delivered to Parent an additional notice and the notice period shall have recommenced.

(d)Acquiror will, as promptly as reasonably practicable (and in any case within 24 hours), advise Parent orally and in writing of any Acquiror Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Acquiror Takeover Proposal, and the identity of the Person making any such Acquiror Takeover Proposal or inquiry and the material terms of any such Acquiror Takeover Proposal or inquiry. Acquiror will (i) keep Parent reasonably informed of the status including any change to the material terms of any such Acquiror Takeover Proposal or inquiry and (ii) provide to Parent as promptly as reasonably practicable (and in any case within 24 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Acquiror from any third party in connection with any Acquiror Takeover Proposal or sent or provided by Acquiror to any third party in connection with any Acquiror Takeover Proposal.

(e)Nothing contained in this Section 5.09 will prohibit Acquiror from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Acquiror’s stockholders if, in the good faith judgment of the Board of Directors of Acquiror after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 5.09(e) will not eliminate or modify (x) Acquiror’s obligations under the proviso in Section 5.09(b) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 8.01(d)(i)).

(f)For purposes of this Agreement:

(i)“Acquiror Takeover Proposal” means (A) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Acquiror, (B) any proposal or offer for the issuance by Acquiror of over 15% of its equity securities as consideration for the assets or securities of another Person, or (C) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Acquiror, or assets or business that constitute over 15% of the consolidated revenues or net income of Acquiror, in each case other than the transactions contemplated hereby.

(ii)“Qualifying Acquiror Takeover Proposal” means a bona fide, written Acquiror Takeover Proposal that (A) is made by a Person the Board of Directors of Acquiror determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an Acquiror Superior Proposal, (B) the Board of Directors of Acquiror determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an Acquiror Superior Proposal, and (C) that was not solicited by Acquiror and did not otherwise result from a breach of this Section 5.09.

(iii)“Acquiror Superior Proposal” means any bona fide proposal made by a third party to acquire more than 50% of the equity securities or all or substantially all the assets of Acquiror, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Acquiror determines in its good-faith judgment after consulting with its independent financial advisor (A) to be superior from a financial point of view to the holders of Acquiror Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) and (B) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

5.10    NYSE Listing. Acquiror will use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

5.11    Required Amendments. Except as otherwise provided in respect of amendments to the Transition Plan (and any resulting changes to the Transition Services Agreement and the schedules thereto) in Section 5.21, the Parties will cooperate and negotiate in good faith with respect to any amendment to the Transaction Documents reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Sections 7.02 or 7.03 of this Agreement, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party will withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration, (ii) is not materially adverse to the interests of any Party, and (iii) does not unreasonably impede or delay consummation of the Distribution or the Merger. Any Proposed Amendment that the Parties consent to will be reflected through the execution of appropriate written amendments to the applicable Transaction Documents.

5.12    Capital Transactions. (a) Galleria Commitment Letter. Attached hereto as Exhibit L is a true and complete fully executed copy of the commitment letter relating to the Galleria Credit Facility (the “Galleria Commitment Letter”). The Galleria Credit Facility will remain outstanding, without amendment and without amortization, for at least one year following the Closing Date; provided, however, that, if SplitCo receives a Bank Letter, SplitCo will be permitted to refinance the Galleria Facility with new debt (the “Refinanced Facility”) that has substantially similar terms, the same maturity date, and the same prepayment restrictions as the Galleria Credit Facility. SplitCo must be the primary obligor on the Refinanced Facility and must remain the primary obligor on the Refinanced Facility at all times during such remaining term. After the Closing, Acquiror shall be permitted to guarantee SplitCo’s obligations under the Galleria Credit Facility or the Refinanced Facility, if, in each case, SplitCo receives a Bank Letter. To the extent any prepayments of the Galleria Credit Facility or the Refinanced Facility are permitted hereunder, such prepayments will be made, in each case, solely (I) out of SplitCo’s and its Subsidiaries’ operating cash flows generated on or after the Closing Date or (II) as otherwise required by the terms of the Galleria Credit Facility or the Refinanced Facility, as applicable.

(b)Creation of Galleria Credit Facility. Parent will cause SplitCo to use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Galleria Financing on the terms and conditions described in the Galleria Commitment Letter, including using its Commercially Reasonable Efforts to, negotiate and enter into the Galleria Credit Documents on the terms and conditions contemplated by the Galleria Commitment Letter and after reasonable consultation with Acquiror. If any portion of the Galleria Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Galleria Commitment Letter (after taking into account, and exercising, any flex terms), or if the monies borrowed under the Galleria Financing are insufficient to fund the payment of the Recapitalization Amount by SplitCo, then, notwithstanding anything to the contrary herein:

(i)if any portion of the Galleria Financing becomes, or would reasonably be expected to become, unavailable on such terms and conditions, SplitCo will seek to obtain alternative financing (and in such circumstance if alternative financing is available, SplitCo may obtain such alternative financing), including from alternative sources, in an amount sufficient to replace any unavailable portion of the Galleria Financing on terms and conditions that are substantially similar in all material respects to the terms of the Galleria Commitment Letter and after reasonable consultation with Acquiror; and

(ii)if the Galleria Financing is insufficient to so fund the payment of the Recapitalization Amount by SplitCo, SplitCo will seek to obtain additional financing (and in such circumstance if additional financing is available, SplitCo may obtain such additional financing), including from alternative sources, in an amount sufficient to borrow such additional monies as may be necessary to fund such shortfall, which additional financing will be on the most favorable terms reasonably available under the circumstances and after reasonable consultation with Acquiror (and, in a circumstance in which the amount of the Galleria Financing reflected in the Galleria Commitment Letter, together with any additional financing obtained pursuant to this clause (ii), is insufficient to so fund the payment of the Recapitalization Amount, the Parties will negotiate in good faith so as to provide Parent with equivalent value) (the arrangements in clauses (i) and (ii) collectively, an “Alternative Financing”);
provided that the terms of any such Alternative Financing must be consistent with the Intended Tax-Free Treatment as determined by Parent in its sole discretion. All references herein to the Galleria Financing will be deemed to include such Alternative Financing and all references to Galleria Credit Documents will include the applicable documents for the Alternative Financing.
(c)Cooperation Regarding Galleria Credit Facility. Each of Parent and Acquiror will reasonably cooperate with SplitCo in connection with completing the Galleria Financing, including (i) using (and causing their respective Subsidiaries to use) Commercially Reasonable Efforts to assist SplitCo in satisfying all conditions precedent to be satisfied by SplitCo or any Galleria Subsidiary in the Galleria Credit Documents, (ii) providing information regarding the Galleria Business that is reasonably requested by the Debt Financing Sources and their representatives, including such information required by the Galleria Commitment Letter, (iii) permitting the Debt Financing Sources and their representatives access to the Galleria Business and the relevant businesses of Acquiror and its Subsidiaries, respectively, (iv) participating in, and assisting with, marketing efforts related to the Galleria Credit Facility, including causing its management team and other representatives to participate in (A) meetings with prospective lenders, (B) bank meetings in connection with the financing and (C) meetings with ratings agencies and other parties deemed appropriate, (v) causing members of their respective accounting firms to participate in drafting sessions related to the offering materials, if any, for the financing contemplated by the Galleria Credit Documents and (vi) delivery of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (as may be amended from time to time). Parent hereby consents to the use of all logos associated with the Galleria Business in connection with obtaining the Galleria Credit Facility; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Galleria Business, Parent, SplitCo or any of their Subsidiaries.

(d)Cooperation Regarding Distribution. Acquiror will cooperate with Parent in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and Acquiror will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent. Without limiting the generality of the foregoing, Acquiror will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent, cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from Acquiror’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of Acquiror’s counsel in customary form and covering such matters as may be reasonably requested, and (iii) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Acquiror and is reasonably required in connection with the Distribution and permitting the prospective underwriters and other parties involved in the Distribution to evaluate Acquiror’s current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing necessary arrangements with respect to the Distribution. Without limiting the foregoing, (x) Acquiror will participate, as reasonably requested by Parent, in a two-week equity “road show” to take place prior to the consummation of the Distribution (which may be for a shorter period, at Parent’s option), and will make available individual members of its senior personnel (including its CEO and CFO) for participation in this road show as reasonably requested and specified by Parent, (y) Acquiror will make available individual members of its senior personnel for participation as reasonably requested and specified by Parent for participation in meeting with analysts (both “sell-side” and otherwise) and will reasonably coordinate and cooperate with Parent in connection with such meetings, and (z) the Parties will perform the marketing activities set forth in Section 5.13(c) of the Parent Disclosure Letter as provided therein.

(e)Acquiror Refinancing. Attached hereto as Exhibit M is a true and complete fully executed copy of the commitment letter relating to the Acquiror Financing (the “Acquiror Commitment Letter”). From the date hereof through the Closing Date, each of Parent and SplitCo will cooperate in a commercially reasonable manner with Acquiror in connection with the efforts of Acquiror to complete the Acquiror Financing, including (i) providing information regarding the Galleria Business that is reasonably requested by the Debt Financing Sources and their representatives, including such information required by the Acquiror Commitment Letter, (ii) permitting the Debt Financing Sources and their representatives reasonable access to the Galleria Business, (iii) participating in, and assisting with, marketing efforts related to such refinancing, including causing management team and other representatives to participate in (A) meetings with prospective lenders, (B) bank meetings in connection with any refinancing and (C) meetings with ratings agencies and other parties deemed appropriate and (iv) delivery of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. Parent hereby consents to the use of all logos associated with the Galleria Business in connection with obtaining the Acquiror Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Galleria Business, Parent, SplitCo or any of their Subsidiaries. Acquiror will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Acquiror Financing on the terms and conditions described in the Acquiror Commitment Letter, including using its Commercially Reasonable Efforts to (x) negotiate and enter into the credit agreement and related agreements and documents in respect thereof on the terms and conditions contemplated by the Acquiror Commitment Letter, (y) obtain the financing contemplated thereby (which will be deemed to include exercising any flex terms if necessary) and (z) obtain alternate refinancing if any portion of the Acquiror Financing becomes, or would reasonably be expected to become, unavailable; provided, further, that Acquiror shall have the right to modify or waive any of its rights under the Acquiror Commitment Letter, and/or substitute other debt financing for all or any portion of the Acquiror Financing from the same and/or alternative financing sources, in order to obtain more favorable terms with respect thereto, to the extent that such terms are, at such time, generally available in the market to companies that are similarly situated from a credit perspective to Acquiror; provided, however, that Acquiror shall provide written notice to Parent at least 5 Business Days prior to any such proposed modification or waiver; and provided, further, however, that any such modification to or waiver of any provision of the Acquiror Commitment Letter or such substitute debt financing for all or a portion of the Acquiror Financing shall not (i) reduce the aggregate amount of the Acquiror Financing (such that the aggregate funds that would be available to Acquiror would not be sufficient to provide the funds required to consummate such refinancing), (ii) add or expand the conditions precedent or contingencies to the funding of the Acquiror Debt Financing as set forth in the Acquiror Commitment Letter, (iii) materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby, as determined by Parent in its sole discretion or (iv) unreasonably impede or delay the satisfaction of the conditions set forth in Article VII.

5.13    Agreement for Exchange of Information. (a) Generally. (i) Except as otherwise provided in the Transition Services Agreement or as prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Parent and Acquiror agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.13.

(ii)Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations.

(iii)Prior to the Closing, each Party will take measures that it determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

(b)Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 5.13 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 5.13 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 5.13(c), unless required by Law or bona fide document retention policies to retain such materials.

(c)Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of SplitCo and the Galleria Business in its respective possession or control at the Business Transfer Time in accordance with their respective then-existing document retention policies, as such policies may be amended from time to time.

(d)Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.13 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e)Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(f)Production of Witnesses; Records; Cooperation. (i) After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its Commercially Reasonable Efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved.

(ii)If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will use Commercially Reasonable Efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be.

(iii)The obligation of the Parties to provide witnesses pursuant to this Section 5.13 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses managers and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g)Restrictions. Except as expressly provided in this Agreement or any Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

5.14    Privileged Matters. (a) As to all communications among counsel for Parent or the Parent Group (including Jones Day and in-house counsel of Parent or the Parent Group), Parent and any other member of the Parent Group that relate in any way to the transactions contemplated by this Agreement or to Excluded Liabilities (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Parent and may be controlled by Parent and will not pass to or be claimed by Acquiror, SplitCo, any Galleria Entity or any of their respective Affiliates. The Privileged Communications are the property of Parent, and from and after the Closing none of Acquiror, SplitCo, any Galleria Entity, any other member of the Acquiror Group or any Person purporting to act on behalf of or through the Acquiror (including a Continuing Employee), SplitCo, any Galleria Entity or any other member of the Acquiror Group will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Acquiror, SplitCo, each Galleria Entity and each other member of the Acquiror Group, together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. The Privileged Communications may be used by Parent or any other member of the Parent Group in connection with any dispute that relates in any way to the transactions contemplated by this Agreement, including in any claim for indemnification brought by Acquiror. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, SplitCo any

Galleria Entity or any of their Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Acquiror may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Parent or the Parent Group to such third party; provided, however, that neither Acquiror nor any of its Affiliates may waive such privilege without the prior written consent of Parent.

(b)Upon receipt by Acquiror or any of its Affiliates of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Communications or if Acquiror or any of its Affiliates obtains knowledge that any current or former employee of Acquiror receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Communications Acquiror will promptly notify Parent of the existence of the request and will provide Parent a reasonable opportunity to assert any rights it may have under this Section 5.14 or otherwise to prevent the production or disclosure of Privileged Communications. Acquiror will not, and will cause its Affiliates not to, produce or disclose to any third party any of the Privileged Communications under this Section 5.14 unless (i) Parent has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c)The access to Information, witnesses and individuals being granted pursuant to Section 5.13 and the disclosure to Parent and Acquiror of Privileged Communications relating to the Galleria Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Parent or Acquiror to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.14 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent and Acquiror in, or the obligations imposed upon Parent and Acquiror by, this Section 5.14.

5.15    Restriction on Hiring. (a) Parent agrees that for a period of 24 months from the Closing Date, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Acquiror, directly or indirectly, employ any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that any member of the Parent Group may hire any such Person if such Person’s employment has been terminated by the Acquiror Group for any reason or such Person has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Parent Group (other than solicitations by means of a general media advertisement).

(b)Acquiror agrees that for a period of 12 months from the Closing Date, Acquiror will not, and will cause each other member of the Acquiror Group not to, without obtaining the prior written consent of Parent, directly or indirectly, employ any employee of Parent or any member of the Parent Group who held a position with a seniority level of “Band 3” or higher (as such employment bands are commonly referred to within Parent’s organization as of the date of this Agreement) and with whom Acquiror had direct contact through face-to-face meetings or conference calls during the course of negotiating the transactions contemplated by this Agreement or the

Ancillary Agreements (other than as expressly contemplated by this Agreement with respect to employees of the Galleria Business); provided, however, that any member of the Acquiror Group may hire any such Person if such Person’s employment has been terminated by the Parent Group for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Acquiror Group (other than solicitations by means of a general media advertisement).

(c)Parent agrees that for a period of 12 months from the Closing Date, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Acquiror, directly or indirectly, employ any employee of Acquiror or any member of the Acquiror Group who held a position with a seniority level of “Level F” or higher (as such employment bands are commonly referred to within Acquiror’s organization as of the date of this Agreement) and with whom Parent had direct contact through face-to-face meetings or conference calls during the course of negotiating the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that any member of the Parent Group may hire any such Person if such Person’s employment has been terminated by the Acquiror Group for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Parent Group (other than solicitations by means of a general media advertisement).

5.16    Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Acquiror will be responsible for, and will pay, all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property from any member of the Parent Group to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate (other than expenses with respect to correcting or updating information that, immediately prior to the Closing Date, is incorrect or has not been updated with any Governmental Authorities concerning the Registered Intellectual Property immediately prior to the Closing Date and which is required to be corrected or updated in order to validly and effectively transfer such Registered Intellectual Property from a member of the Parent Group (other than any Galleria Group members) to a member of the Galleria Group, which shall be corrected and paid for by Parent).

5.17    Use of Parent Names and Marks. (a) “Parent Names and Marks” means the names and marks “P&G” and “Procter & Gamble”(in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 5.17, Parent, on behalf of itself and its Affiliates as necessary, hereby grants to SplitCo and the Galleria Entities a limited, non-transferable, non-sublicensable (except to the extent licensed to third parties by the Parent Group in the Galleria Business prior to the Closing), non-exclusive, royalty-free license, for the six-month period following the Closing Date (the “Transition Period”), to use the Parent Names and Marks in connection with the Galleria Business in the manner set forth in Section 5.17(d). Acquiror and SplitCo will use Commercially Reasonable Efforts to transition from use of the Parent Names and Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period. Except as expressly provided in this Section 5.17 or Section 5.27, Parent reserves for itself and its Affiliates all rights in the Parent Names and Marks, and no other rights therein are granted to SplitCo, any Galleria Entity, member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Parent Names and Marks by the Galleria Entities will inure to the benefit of Parent and its Affiliates.

(b)As soon as practicable following the Closing Date, and in any event prior to the expiration of the Transition Period, Acquiror will, and will cause the other members of the Acquiror Group (including SplitCo and the Galleria Entities) to, (i) change the name of any Galleria Entity whose name includes any Parent Names and Marks to a name that does not include any of the Parent Names and Marks, (ii) remove all publicly accessible references to Parent Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Galleria Assets, and remove all links to any internet domains of Parent or any of its Affiliates from any of the foregoing, (iii) remove or irreversibly cover or modify all Parent Names and Marks from or destroy any packaging bearing any of the Parent Names and Marks, except that SplitCo and the Galleria Entities may continue to sell inventories of finished goods existing or in-process as of the Closing Date and included in the Galleria Assets until the expiration of the applicable shelf lives of such products; provided, however, that Acquiror and its Affiliates use their Commercially Reasonable Efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products, and (iv) remove or irreversibly cover or modify all Parent Names and Marks from or destroy any product literature, store displays and similar publicly accessible materials bearing any of the Parent Names and Marks.

(c)For all other uses of the Parent Names and Marks not specifically identified in Section 5.17(b) (e.g., signage, business cards and stationery), for up to 90 days after the Closing Date, in each applicable jurisdiction, SplitCo and the Galleria Entities may continue to use the Parent Names and Marks on the same materials and in substantially the same manner as used by the Galleria Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Parent Names and Marks from or destroy any such other publicly accessible materials bearing any of the Parent Names and Marks.

(d)In no event will SplitCo or any of the Galleria Entities use, and Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Parent Names and Marks

that are subject to the license under this Section 5.17 after the Closing in any manner or for any purpose other than in the same or substantially same manner that such Parent Names and Marks were being used by the Galleria Business during the 12-month period preceding the Closing. Without limiting the generality or effect of the foregoing, all products sold by the Galleria Business using any Parent Name or Mark will be of high quality, consistent in nature and quality with such products as sold by the Galleria Business in the 12-month period preceding Closing. Parent reserves the right to reasonably inspect the Galleria Business’ quality control of the products sold bearing and uses of a Parent Name or Mark and other compliance with the terms of the license granted under this Section 5.17, in each of the foregoing cases, upon reasonable prior written notice to Acquiror and during normal business hours.

(e)The license granted under this Section 5.17 may be terminated by written notice if Acquiror, SplitCo or any Galleria Entity is in material breach of any provision hereof that remains uncured for more than ten days after written notice thereof from Parent, provided that such termination shall not be effective if Acquiror, SplitCo or the Galleria Entity, as applicable, is using Commercially Reasonable Efforts to cure or otherwise remedy such breach. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the Parent Names and Marks hereunder.

(f)For purposes of clarity, nothing in this Section 5.17 shall preclude any uses of the Parent Names and Marks that are required or otherwise not prohibited under applicable Law (e.g., fair use).

5.18    Removal of Tangible Assets. (a) Prior to the Business Transfer Time, the Parties will discuss in good faith the process and timing for moving to a Galleria Facility all tangible Galleria Assets that are located at any facilities of any member of the Parent Group that are not Galleria Facilities and are reasonably able to be moved, including the feasibility of moving such Galleria Assets prior to the Business Transfer Time. Following such discussions, Parent will determine whether such Galleria Assets should be moved prior to or at the Business Transfer Time, and Parent will cause such Galleria Assets to be moved at the applicable time from such facilities to a Galleria Facility (except, in the case of any Galleria Assets that are utilized by Parent in connection with the performance of a service under the Transition Services Agreement, which will be removed as promptly as reasonably practicable following the termination of such service and in accordance with the Transition Services Agreement). Any move of Galleria Assets pursuant to this Section 5.18, whether prior to or after the Business Transfer Time, will be in a manner so as not to cause substantial damage to such Galleria Assets; provided, that Acquiror will be responsible for the installation of such property within SplitCo’s facilities.

(b)Except as may be otherwise provided in the Transition Services Agreement or otherwise agreed to by the Parties, all tangible Excluded Assets (if any) that are located at any of the Galleria Facilities will be removed from such facilities prior to the Closing, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Acquiror Group and to not cause substantial damage to such Galleria Facility; provided, that Parent will remove any Excluded Assets that remain at any such Galleria Facilities in connection with the performance of services under the Transition Services Agreement as promptly as reasonably practicable after the termination of such service pursuant to the same terms and conditions stated above in this Section 5.18(b).

5.19    Works Council Cooperation. To the extent required by applicable Law or labor agreement or any agreement with employee representatives, in each case in connection with the transfer of the In-Scope Employees to employment with SplitCo and its Subsidiaries and the other transactions contemplated hereby, Parent will, or will cause one of its Subsidiaries to, make any notifications to, and consultations with, works councils, economic committees, unions or similar bodies with respect to the In-Scope Employees. Parent and Acquiror will each provide, and will cause each of their Subsidiaries to provide, and will use their reasonable best efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by the other Party in connection with satisfying its obligations with respect to any works council, economic committee, union or similar body, including all notifications and consultations and other processes (including meetings with any such body) necessary to effectuate the transfer of the In-Scope Employees to employment with SplitCo and its Subsidiaries at the Business Transfer Time and the other transactions contemplated hereby, which will include any required notifications and consultations and other processes required to either (a) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (b) establish that the Parties are permitted to effect the transactions contemplated hereby without such opinion or acknowledgment. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract or as reasonably requested by the other Party. Each of Acquiror and Parent will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body. Parent and its Subsidiaries will promptly notify Acquiror (and provide copies) of any binding commitments or final agreements with any works council, economic committee, union or similar body in the information and/or consultation or other procedures with respect to the In-Scope Employees in respect of the transactions contemplated hereby. Parent and its Subsidiaries will not make any binding commitment or final agreement with any such works council, economic committee, union or similar body (or in each case, to any representatives thereof) for which the Acquiror Group may be liable after the Closing, without the written consent of Acquiror, which will not be unreasonably withheld, conditioned or delayed.

5.20    Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Parent and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Parent and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Parent’s or its Subsidiaries’ third-party policies, if any, and coverage applicable to such claims, (b) Acquiror will receive the benefit of such third-party policies with respect to such claims to the extent losses occurring prior to the Closing related to Galleria Assets are covered notwithstanding the consummation of the transactions contemplated by this Agreement, and (c) Parent will receive the benefit of such policies with respect to such claims to the extent losses related to Liabilities other than Galleria Liabilities are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided that in the case of clauses (b) and (c) such recovery will be net of any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing or any amounts paid by Parent pursuant to Article IX in respect of the applicable Liabilities (it being understood that Parent will have the right to determine whether or not to make any claim against Parent’s insurance policies).

5.21    Restructuring of Galleria Business; Transition Plan. (a) Transition Plan. During the 90-day period immediately following the date of this Agreement, Parent and Acquiror will develop a plan as provided in this Section 5.21 (as the same may be amended or supplemented from time to time, the “Transition Plan”) that sets forth reasonable detail regarding (i) the establishment prior to the Closing of such internal functions of SplitCo as may be necessary so as to allow Acquiror to operate SplitCo immediately after the Closing in a commercially reasonable manner in all material respects (which may take into account the functions that will be provided by Acquiror’s existing business and resources and also the transition services that are referenced in Exhibit D or otherwise permitted by clause (ii) of this sentence), and (ii) preparation for the receipt of the transition services referenced in Exhibit D; provided, however, that Acquiror may reasonably request other services if such services are not expressly listed as “Excluded” on Exhibit D, but Exhibit D shall be amended solely to the extent that Parent determines, in its sole discretion, such amendment would not materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby.

(b)Preparation of Transition Plan. Parent and Acquiror will provide to each other no later than 5 days after the date of this Agreement the names of their transition team leaders. Within 30 days of the date of this Agreement, Parent will prepare a draft Transition Plan and present such plan to Acquiror (the “Original Proposal”). The Parties will discuss in good faith during the 30 day period following the delivery of the Original Proposal to Acquiror any desired changes to the Original Proposal; provided, that no such proposed amendment will result in an increase by more than a de minimis amount in the nature and scope of the services ultimately provided by Parent to SplitCo pursuant to the transition services described in Exhibit D, as such may be amended from time to time in accordance with Section 5.21(a). In the event of any disagreement with respect to the preparation of the Transition Plan that continues to be unresolved at the end of this second 30 day period, each of Parent and Acquiror will refer such disagreement to an executive officer of Parent and Acquiror (as applicable), which executive officers will negotiate in good faith to resolve such disagreement within 30 days. In the event that such negotiations are unable to resolve such disagreement, then the Transition Plan will be completed as proposed by Parent (after taking into account any points of agreement between Parent and Acquiror), provided, that the Transition Plan must be commercially reasonable, consistent with the Intended Tax-Free Treatment and reasonably capable of completion by the End Date.

(c)Proposed Changes After Transition Plan Is Finalized. After the Transition Plan is completed as contemplated by Section 5.21(b), either Parent or Acquiror can propose amendments to such Transition Plan. The adoption of such amendments will be subject to the consent of the other Party after good faith consideration, taking into account the impacts of such a change on the Intended Tax-Free Treatment and the ability to complete the Closing by the End Date; provided, however, that no such proposed amendment will result in an increase by more than a de minimis amount in the nature and scope of the services ultimately provided by Parent to SplitCo pursuant to the transition services described in Exhibit D, as such may be amended from time to time in accordance with Section 5.21(a).

(d)Execution of Transition Plan. Parent will, and will cause the other members of the Parent Group to, commence implementation of the Transition Plan promptly after the Transition

Plan is finalized as contemplated by Section 5.21(b), and will use Commercially Reasonable Efforts to complete the Transition Plan no later than the Business Transfer Time. Parent will provide Acquiror with monthly reports on the progress of implementation of the Transition Plan and expenditures in connection therewith, together with reasonable detail regarding such expenditures. In the event that an action proposed to be taken by Parent or any of its Subsidiaries in connection with the Restructuring would be permitted or prohibited pursuant to Section 5.01 but would conflict with a provision of the Transition Plan, the Transition Plan will control.

(e)Transfer of Accounts Receivable. Prior to the Cut-Off Date and prior to the Closing, Parent will cause (i) all accounts receivable that are either (A) primarily related to the Galleria Business and held by SplitCo or any Galleria Entity or (B) primarily related to the Salon Professional Business and (ii) all other rights to payment and security for payments to the extent they relate to the Galleria Business to be held by a member of the Galleria Group.

(f)Set-Up of UPC/EAN Codes; Packaging; Transition of Parent Names and Marks. In connection with the Restructuring and implementation of the Transition Plan, Parent will commence, prior to the Closing, Commercially Reasonable Efforts to (i) establish UPC, EAN and similar codes for the Galleria Entities insofar as such entities do not currently have their own such codes, (ii) modify the packaging and related written materials of the Galleria Business used to advertise, promote, market and sell its products so as to remove any Parent Names and Marks that appear on such packaging and materials, (iii) commence the changes contemplated in Section 5.17 prior to the Closing, all of the foregoing in reasonable consultation and cooperation with Acquiror (it being understood that the activities referenced in this Section 5.21(f)(i)-(iii) may not be completed as of the Closing, in which case, in addition to use of the Parent Names and Marks permitted pursuant to Section 5.17, the Galleria Entities will be permitted to use the UPC, EAN and similar codes of the Parent Group for a reasonable period of time following the Closing) and (iv) establish for the Galleria Entities an accumulation of inventory of all Products incorporating or manufactured using any of the Excluded Technologies set forth on Section 5.21(f) of the Parent Disclosure Letter that will not be licensed (other than pursuant to a sell-off license) to SplitCo following the Closing, which accumulation is sufficient to meet sales of such Products from the Closing through the 2016 holiday season, as measured by the average sales of such Products during the corresponding period in the three (3) years prior to Closing. To the extent that any inventory build-up contemplated by such clause (iv) would take place between the Cut-Off Date and the Closing Date, the Cut-Off Date Working Capital will include Parent’s good faith projection of the amount of such inventory that would be present as of the Closing Date.

(g)Control of Galleria Entity Structuring. Authorized representatives of Parent and Acquiror will use their reasonable best efforts to meet, within 30 days and then again within 60 days after the date hereof, to discuss (i) the material Galleria Assets that are held and the material Galleria Liabilities that are owed, as of such date, by Parent or any of its Affiliates and that will be held by, transferred to or assumed by, as the case may be, a Galleria Entity prior to the Closing, and (ii) any Tax or other objectives that Acquiror desires that Parent take into account in effecting the Galleria Transfer (the “Acquiror Restructuring Goals”). Parent will use its reasonable best efforts to provide Acquiror, not more than 90 days after the date hereof, with schedules identifying or describing any (1) Galleria Assets that are held, and Galleria Liabilities that are owed, as of such date by Parent or any of its Affiliates and that will be held by, transferred to or assumed by, as the case may be, a Galleria Entity prior to the Closing and (2) any Excluded Assets that are held, and Retained Liabilities that are owed, as of such date by the Galleria Entities and that will be transferred to or assumed by, as the case may be, Parent or any of its Affiliates (other than a Galleria Entity) prior to the Closing (the schedules described in clause (1) and clause (2) immediately above, collectively, the “Restructuring Schedules”). Within 15 days after receipt of the Restructuring Schedules, Acquiror will notify Parent in writing of any revisions to the Acquiror Restructuring Goals, and Parent will, after giving good faith consideration to the Acquiror Restructuring Goals as revised herein, (x) preliminarily determine, in its sole discretion, the manner in which each Galleria Asset and Galleria Liability is Conveyed to SplitCo or any of its Subsidiaries, including whether a particular Galleria Asset is contributed or Galleria Liability is Conveyed directly to SplitCo or another member of the Galleria Group or is included as an asset or liability of an entity whose equity interests are contributed to SplitCo (collectively, the “Galleria Entity Structuring”), and (y) use its reasonable best efforts to provide Acquiror, within 45 days after receipt of Acquiror’s written notification regarding any revisions to the Acquiror Restructuring Goals, with a reasonably detailed step plan illustrating the steps pursuant to which Parent believes as of such date that Parent will implement the Galleria Entity Structuring (such step plan, the “Galleria Entity Structuring Step Plan”). Within 30 days after receipt of the Galleria Entity Structuring Step Plan, Acquiror will notify Parent in writing of any comments to such plan. Parent will: (i) consult with Acquiror in good faith regarding Acquiror’s written comments to the Galleria Entity Structuring Step Plan, (ii) provide Acquiror with an opportunity to review any contemplated revisions to the Galleria Entity Structuring Step Plan; (iii) in its sole discretion, finalize the Galleria Entity Structuring and (iv) promptly provide a copy of the final Galleria Entity Structuring Step Plan to Acquiror.

(h)Transition Services Agreement. As soon as reasonably practicable after determination of the Transition Plan, the Parties will negotiate in good faith the schedule of services for the Transition Services Agreement to be entered into by and between Parent and SplitCo at the Closing, for the provision of the services and access contemplated by the Transition Services Agreement, Section 5.21(a) and Exhibit D for a term of six months following the Closing Date, plus any extension of such term expressly permitted under the Transition Services Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of Parent or any of its Affiliates will make any substantive business decisions with respect to the Galleria Business in performing any services for SplitCo pursuant to the Transition Services Agreement.

(i)Restructuring Documentation. Parent will provide any proposed agreements, certificates of formation or other governing documents, instruments of conveyance and other similar documents relating to the Restructuring (collectively, the “Restructuring Documents”) to Acquiror for its review a reasonable amount of time prior to execution of each such Restructuring Document (or, if not executed, prior to the effectiveness of each such Restructuring Document). Parent will, in good faith, consider any reasonable request by Acquiror in such Restructuring Documents, provided that, to the extent Acquiror has not informed Parent of any requested changes within five Business Days of its receipt of any Restructuring Document, such Restructuring Document will be deemed to be satisfactory. All Restructuring Documents will be consistent with the terms of the Agreement and will not impose any additional Liabilities or obligations on SplitCo, Acquiror or any other party beyond those contemplated in this Agreement. For the avoidance of doubt, nothing in this Agreement will be deemed to permit Acquiror to control or direct any aspect of the Galleria Entity Structuring, which will be determined by Parent as provided in Section 5.21(g).

5.22    Confidentiality. (a) The Parties acknowledge that in connection with the transactions contemplated hereby, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential (“Confidential Information”). For the avoidance of doubt, any information disclosed by or on behalf of the Parties under the Confidentiality Agreement that is subject to the confidentiality obligations contained therein will be, and will be deemed to be, Confidential Information for purposes of this Agreement and will be subject to all of the terms and conditions of this Agreement, including the restrictions on the disclosure of such Confidential Information contained herein. The Parties agree that, after the Closing, Information that constitutes an Galleria Asset will be Confidential Information of Acquiror and Acquiror will not be subject to this Section 5.22 (except for Section 5.22(c)) with respect to such information, and Parent will be deemed to be the Receiving Party of such Confidential Information for purposes of Section 5.22(b).

(b)Each Party receiving Confidential Information (the “Receiving Party”) recognizes and acknowledges:

(i)that Confidential Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors;

(ii)that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such Party may cause great injury and harm to such Party; and

(iii)that the restrictions imposed upon the Parties under this Section 5.22 are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(A)disclosure of Confidential Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Subsidiaries of the Receiving Party and their employees and agents, in each case, who have a need to know such Confidential Information and who are bound in writing by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

(B)the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others; and

(C)the Receiving Party will use the Information only in connection with the transactions contemplated hereby to perform its and its Group’s obligations, or to exercise its rights, under this Agreement and the Ancillary Agreements.

(c)The commitments set forth above will not extend to any portion of Confidential Information:

(i)which is already known to the Receiving Party other than any member of Parent Group with respect to Confidential Information related to the Galleria Business or any of the Galleria Entities, or is information generally available to the public;

(ii)which, hereafter, through no act on the part of the Receiving Party or its Representatives becomes generally available to the public;

(iii)which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv)which is required to be disclosed by Law; provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.

5.23    Certain Material Contracts. (a) Parent has not, prior to the execution of this Agreement, made available to Acquiror copies or summaries of certain Galleria Material Contracts or Shared Business Contracts required to be listed or described in Section 3.08(a) or Section 3.08(b) of the Parent Disclosure Letter (the “To-Be-Delivered Galleria Material Contracts”). Notwithstanding any other provision of this Agreement, but subject to Parent’s compliance with the provisions of this Section 5.23, Parent’s failure to identify or make the To-Be-Delivered Galleria Material Contracts available to Acquiror does not constitute a breach of Sections 3.08(a), 3.08(b) or 3.08(d). Nothing in this Section 5.23 will be deemed to limit or otherwise alter Parent’s obligations, to the extent of Parent’s Knowledge, to list all of the Galleria Material Contracts on Section 3.08 of the Parent Disclosure Letter on the date hereof pursuant to the terms of this Agreement.

(b)Parent will use reasonable best efforts to furnish a true, complete and correct copy (or summary of the material terms) of each To-Be-Delivered Galleria Material Contract (other than any To-Be-Delivered Galleria Material Contract the terms or existence of which is confidential) existing as of the date of this Agreement to Acquiror as promptly as reasonably practicable after the date hereof and, in any event, within 60 days following the date hereof.

(c)If any To-Be-Delivered Galleria Material Contract constitutes a Galleria Material Contract of the type referred to in subparagraphs (i), (ii), (iii), (vi), (xi), (xii) or (xiii) of Section 3.08(a) (other than (1) distribution agreements that were identified or described on Section 3.08 of the Parent Disclosure Letter that meet such description solely because they contain an exclusivity provision in respect of a material service and therefore fall within clause (i) or (ii) of Section 3.08(a) and (2) any To-Be-Delivered Galleria Material Contract the terms or existence of which is confidential), then Acquiror will have the right to notify Parent within 30 days after the delivery of each such Contract (or description of the material terms of such Contract) that it elects not to assume such To-Be-Delivered Galleria Material Contract. With respect to any To-Be-Delivered Galleria Material Contract a copy (or description of material terms) of which is not delivered to Acquiror within the 60-day period referenced in sub-paragraph (b), this 30-day election period will commence at the end of such 60-day period.

(d)Any To-Be-Delivered Galleria Material Contracts that Acquiror elects not to assume as provided above, together with, unless otherwise agreed by Acquiror, any To-Be-Delivered Galleria Material Contracts (other than any To-Be-Delivered Galleria Material Contract the terms or existence of which is confidential) that are not delivered to Acquiror in accordance with Section 5.23(b) will not constitute Galleria Contracts hereunder and will not be Conveyed to Acquiror or any of its Affiliates pursuant hereto. Subject to the other provisions of this Agreement, all other To-Be-Delivered Galleria Material Contracts (including any To-Be-Delivered Galleria Material Contract the terms or existence of which is confidential) will constitute Galleria Contracts hereunder and will be Conveyed to Acquiror or its Affiliates in accordance with the terms of this Agreement; provided, however, that Acquiror will not decline to assume any such To-Be-Delivered Galleria Material Contract if Parent determines, in its sole discretion, that doing so would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby.

5.24    Mercury Business Perfume Oils. (a) With respect to the Exclusive Third-Party Perfume Oils, in addition to its obligations under Section 1.08(b), Parent hereby agrees to waive (which waiver will be effective at the Business Transfer Time) any exclusivity provision in Parent’s supply agreements with the relevant Existing Perfume Oil Suppliers that is necessary to allow SplitCo to attempt to negotiate its own independent relationship with such Existing Perfume Oil Supplier who can, subject to SplitCo reaching a mutually agreeable arrangement with such Existing Perfume Oil Suppliers, supply the Exclusive Third-Party Perfume Oils directly to SplitCo on an exclusive basis.

(b)At the Business Transfer Time, Parent will provide SplitCo with the formula cards relating to the Exclusive Parent Perfume Oils and SplitCo will be entitled to use such formula cards without further compensation. In addition to its obligations under Section 1.08(b), Parent hereby agrees to waive (which waiver will be effective at the Business Transfer Time) any exclusivity provision in Parent’s supply agreements with any applicable supplier that supplies the ingredients required to produce the Exclusive Parent Perfume Oils to the extent necessary to allow SplitCo to attempt to negotiate its own independent relationship with such suppliers.

(c)Following the Business Transfer Time, the Parent Group shall not (i) use the Exclusive Parent Perfume Oils or the Exclusive Third-Party Perfume Oils or (ii) until the fifth anniversary of the Closing, and without limitation to any Intellectual Property rights of the Galleria Group, intentionally replicate the scent thereof (excluding in each case, for the avoidance of doubt, any such Perfume Oils that are used in a Retained Business).

(d)Notwithstanding anything to the contrary in this Agreement, SplitCo will not receive access to any Perfume Oils that are exclusively related to any Retained Business.

5.25    Ancillary Fragrances. (a) With respect to the Exclusive Third-Party Ancillary Fragrances, in addition to its obligations under Section 1.08(b), Parent hereby agrees to waive (which waiver will be effective as of the Business Transfer Date) any exclusivity provision in the Parent Group’s supply agreements with the relevant Existing Ancillary Fragrance Suppliers that is necessary to allow SplitCo to attempt to negotiate its own independent relationship with such Existing Ancillary Fragrance Suppliers that can, subject to SplitCo reaching a mutually agreeable arrangement with such Existing Ancillary Fragrance Suppliers, supply the Exclusive Third-Party Ancillary Fragrances directly to SplitCo on an exclusive basis for use by SplitCo in products marketed under the same primary brand name as the Non-Mercury Products or Non-Hydroalcoholic Products that use the applicable Exclusive Third-Party Ancillary Fragrances as of the date of this Agreement.

(b)With respect to the Non-Exclusive Third-Party Ancillary Fragrances, in addition to its obligations under Section 1.08(b), Parent hereby agrees to waive (which waiver will be effective as of the Business Transfer Date) any exclusivity provision in the Parent Group’s supply agreements with the relevant Existing Ancillary Fragrance Suppliers that is necessary to allow SplitCo to attempt to negotiate its own independent relationship with such Existing Ancillary Fragrance Supplier that can, subject to SplitCo reaching a mutually agreeable arrangement with such Existing Ancillary

Fragrance Supplier, supply the Non-Exclusive Third-Party Ancillary Fragrances directly to SplitCo on a non-exclusive basis for use by SplitCo in products marketed under the same primary brand name as the applicable Non-Mercury Products or Non-Hydroalcoholic Products that use the Non-Exclusive Third-Party Ancillary Fragrances as of the date of this Agreement.

(c)At the Business Transfer Time, Parent will provide SplitCo with the formula cards relating to the Exclusive Parent Ancillary Fragrances and SplitCo will be entitled to use such formula cards without further compensation, and Parent will destroy any copies in its possession of such formula cards. At the Business Transfer Time, Parent will provide SplitCo with the formula cards relating to the Non-Exclusive Parent Ancillary Fragrances and SplitCo will be entitled to use such formula cards without further compensation, and Parent and SplitCo will each maintain the confidentiality of such formula cards.

(d)Acquiror acknowledges and agrees that (i) SplitCo’s right to use the Non-Exclusive Third-Party Ancillary Fragrances is non-exclusive, (ii) after the Business Transfer Time, Parent and Parent’s Affiliates may use the Non-Exclusive Third-Party Ancillary Fragrances and Non-Exclusive Parent Ancillary Fragrances in their current or future products under other brand names in their other businesses or sell, assign, transfer, deliver, license or otherwise permit the use of the Non-Exclusive Third-Party Ancillary Fragrances or the Non-Exclusive Parent Ancillary Fragrances by Third Parties in other products, and (iii) after the Business Transfer Time, Parent and Parent’s Affiliates may develop new fragrances with characteristics similar to the Non-Hydroalcoholic Fragrances in their other businesses.

(e)Following the Business Transfer Time, the Parent Group shall not use the Exclusive Parent Ancillary Fragrances or Exclusive Third-Party Ancillary Fragrances (excluding, for the avoidance of doubt, any such Ancillary Fragrances that are used in a Retained Business).

(f)Notwithstanding anything to the contrary in this Agreement, SplitCo will not receive access to any Non-Hydroalcoholic Fragrances that are exclusively related to any Retained Business.

5.26    Continuing Employee Restrictions. Without the prior written consent of Parent, and to the extent permitted by applicable Law, during the 12-month period following the Closing Date, the Acquiror Group will not permit any Continuing Employee to, and will cause each Continuing Employee not to, directly or indirectly, engage in any activity with, or provide any services to, including as a director, manager, supervisor, employee, advisor, consultant or otherwise, any member of the Acquiror Group in connection with the manufacture, development, advertising, promotion or sale of any product which is the same as or similar to or competitive with any product of Parent and its Affiliates (including any existing product as well as any product known to the Continuing Employee, as a consequence of the Continuing Employee’s employment with Parent or its Affiliates, to be in development) that is manufactured, marketed or sold in the Retail Channel during such 12-month period, other than products manufactured, marketed or sold by the Galleria Business outside of the Retail Channel and otherwise to the extent not restricted by the terms of this Agreement or any other Transaction Document.

5.27    Facilities Split Plan. Following the date hereof, Parent and Acquiror will develop a plan in accordance with the terms and conditions set forth in the Split Plan Agreement to separate the Split Facilities from their existing combined sites so that the Split Facilities can be transferred as herein contemplated. Parent and Acquiror will bear the costs of implementation of the Split Plan equally; provided, however, that (a) prior to the Closing, Parent may, in good faith, update any estimates of the costs and expenses reasonably expected to be incurred by each of the Parties to separate the Split Facilities as contemplated by this Section 5.27 (such amounts, the “Split Plan Costs”), (b) prior to the Closing, the Recapitalization Amount will be increased or decreased, as applicable, by the net amount of any adjustments necessary to achieve a 50%/50% sharing of the Split Plan Costs (taking into account any updated estimates as contemplated by the preceding clause (a)), and (c) no reimbursement payments will be made by one Party to the other in respect of Split Plan Costs after the Closing.

5.28    Wind-down of Max Factor Gold Business. Between the date hereof and the Closing Date, the Parent Group will wind-down its Max Factor Gold business and will cease production of any new Max Factor Gold business products under the Trademark contained in the Galleria IP Assets and used in connection with the Kosmos Business by the Closing Date.

5.29    Diamond Technology. From the date hereof until the Business Transfer Time, Parent will dedicate the equivalent of three full-time employees to attempt to develop a replacement or substitute Technology for the Diamond Technology, for purposes of securing a replacement or substitute that is substantially similar or superior to the Diamond Technology for use in Care Products (the “Substitute Diamond Technology”).

5.30    Non-Compete Restrictions. (a) Parent Group General Restrictions. For the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), Parent will not, and will cause its Affiliates not to, without the prior consent of Acquiror, directly or indirectly (it being understood that in respect of Covered Salon Products, indirect sales will be prohibited only insofar as they take place at the direction of a member of the Parent Group through an agent of any member of the Parent Group) engage in, anywhere in the world, the sourcing, manufacturing, development, advertising, promotion, sale, distribution or marketing of: (a) Color Products; (b) Covered Salon Products; (c) Covered Fine Fragrance Products; or (d) Covered Color Cosmetics Products (collectively, the “Restricted Business”); provided, however, that the foregoing will not restrict Parent or its Affiliates from: (i) owning, directly or indirectly, solely as an investment, securities of any Person engaged in a Restricted Business if neither Parent, nor any of its controlled Affiliates, beneficially own (as defined in Rule 13d-3 under the Exchange Act) more than 10% of any class of securities of such Person; (ii) making any acquisition of any business or Person that engages in a Restricted Business (the “Target”), if the annual net sales attributable to the Restricted Business for the Target’s most recent fiscal year constitute less than 30% of the total net sales of the Target for such year, provided, however, that if such net sales of the Restricted Business for the Target’s most recent fiscal year exceed $200 million and the closing of the acquisition of the Target occurs more than 12 months prior to the end of the Restricted Period, then Parent will (x) provide Acquiror the right to make a proposal to purchase such Retained Business within 60 days following Parent providing notice to Acquiror of such closing, and, if Acquiror makes such a proposal, to negotiate the terms of such a purchase in good faith for the remainder of such 60 day period and (y) in the event Acquiror declines to make such a proposal (or if Parent and Acquiror do not enter into an agreement with respect to the sale of such Retained Business within such 60 day period or agree to extend such period), use Commercially Reasonable Efforts to sell or otherwise dispose of the portion of the Target’s business that engages in the Restricted Business and Parent will be required to either sell or cease to operate the portion of the Target’s business that engages in the Restricted Business as promptly as practicable, but in any event within 18 months of the closing of the acquisition of the Target; (iii) licensing any Patents or Trade Secrets that are applicable to the other businesses owned by the Parent Group to any Person (even if such Person owns a Restricted Business) so long as, subject to the limitations set forth in Schedule 5.30(a) of the Parent Disclosure Letter, any license of such Patents or Trade Secrets to such Person does not permit such Person to use or sublicense such Patents or Trade Secrets in such Restricted Business and Parent will (and will cause its Affiliates to) use Commercially Reasonable Efforts to enforce such restrictions; or (iv) providing any transitional services or supply to any Person arising from the divestiture of one or more of Parent’s businesses. The parties agree that the covenants included in this Section 5.30(a) are, taken as a whole, reasonable in their geographic and temporal coverage and no party will raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant. Parent acknowledges and agrees that in the event of a breach by Parent of the provisions of this Section 5.30(a), monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, Acquiror may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof.

(b)Exceptions. Notwithstanding any other provision hereof, Section 5.30(a) will not prohibit, restrict or prevent any of the following:

(i)the operation of the Existing Parent Business;

(ii)the operation of the Restricted Business by Parent to the extent such Restricted Business is permitted to be retained by Parent pursuant to Section 5.30(a)(ii) or Section 5.30(a)(iii), as applicable;

(iii)the sourcing, manufacturing, development, advertising, promotion, sale, distribution or marketing of any products that are included in the categories specified on Section 5.30(b)(iii) of the Parent Disclosure Letter (such products, collectively, the “Parent Out-of-Scope Products”); or

(iv)subject to Section 1.09, the continuation, operation, development, transfer or transition of the Retained Business.

VI.    EMPLOYEE MATTERS

6.01    Identification of Employees. (a) Parent will update the lists of In-Scope Employees set forth on Section 6.01 of the Parent Disclosure Letter (i) within 20 days following the date of this Agreement, (ii) from time to time thereafter in Parent’s sole discretion and (iii) no later than ten days prior to the Closing Date, in each case, in order to reflect terminations, allocation of Parent Group employees at the Split Facilities, transfers, new hires, changes in active status, changes to Choice Employee status, accidental or inadvertent errors or omissions and changes resulting from the implementation of the Restructuring and the implementation of the Transition Plan and the other transactions contemplated by this Agreement, highlighting such changes. Subject to applicable Laws, including following Parent’s receipt of a valid waiver or consent from the applicable employee where applicable Law requires, Parent will also include the names of In-Scope Employees who hold a position with a seniority level of “Band 3” or higher (as such employment bands are commonly referred to within Parent’s organization as of the date of this Agreement) in its updates to the lists of In-Scope Employees set forth on Section 6.01 of the Parent Disclosure Letter. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, and to the extent permitted by applicable Law, Parent may, in its sole discretion, cause the employment of any In-Scope Employee to be transferred to any member of the Galleria Group at any time prior to the Closing. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, and to the extent permitted by applicable Law, Parent shall cause the employment of any employee of any member of the Galleria Group (other than any In-Scope Employee) to be transferred to any member of the Parent Group (other than any member of the Galleria Group) at any time prior to the Closing.

(b)Within 45 days following the date of this Agreement, Parent will provide to Acquiror a true and complete list, on an In-Scope Employee by In-Scope Employee basis, of all equity and equity based awards of Parent (collectively, the “Parent Awards”) held by each In-Scope Employee with an employment level of “Band 4” or higher (as such employment bands are commonly referred to within Parent’s organization) as of the date of this Agreement, and such list will also provide the dates of grant, expiration date, the number of shares underlying such Parent Awards, and the applicable exercise or base price per share.

(c)Within 45 days following the date of this Agreement, Parent will provide to Acquiror a list indicating the visa or similar work authorization status of each Expatriate Employee working pursuant to such a local visa or similar authorization as of the date of this Agreement.

(d)Within 60 days following the date of this Agreement, Parent will provide to Acquiror a true and complete list of each material Compensation and Benefit Plan. Within 60 days following the date of this Agreement, Parent will make available to Acquiror a true and complete copy of Parent’s expatriate policy and with respect to each Galleria Business Acquired Plan, Parent will make available to Acquiror copies of (i) the plan document, including any amendments thereto, (ii) if applicable, the most recent annual report on Form 5500 required to be filed with the IRS or any comparable report required to be filed with a Governmental Authority, (iii) the most recent actuarial valuation report, if applicable, for the applicable plan and (iv) if applicable, the most recent IRS determination letter or any comparable letter from a Governmental Authority regarding the tax-

qualified status of any such plan with a tax-qualified trust if assets will be transferred from such trust to a trust of a Galleria Group Plan pursuant to Schedule 1.05(a)(xiii).

6.02    Continuity of Employment. (a) Parent and Acquiror hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by the Galleria Group following the Closing with respect to (i) each In-Scope Employee (other than any Choice Employee) and (ii) each Choice Employee who agrees to continue employment with the Galleria Group as of the Closing (in each case, other than any employee whose employment with Parent and its Subsidiaries terminated prior to the Closing) (collectively, “Galleria Business Employees”).

(b)As soon as reasonably practicable, but in any event prior to the Closing Date (or such time as is required by applicable Law or as is required in connection with notifications to, or consultations with, unions or works councils), (i) SplitCo will, or will cause one of its Subsidiaries to, make an offer of employment to each In-Scope Employee unless such In-Scope Employee is employed by a Galleria Entity or such In-Scope Employee’s employment will otherwise transfer to the Galleria Group pursuant to the transactions contemplated by this Agreement or applicable Law and (ii) SplitCo will, or will cause one of its Subsidiaries to, present its terms and conditions of employment (including base salary, target bonus opportunity and other terms and conditions in respect of post-Closing compensation and benefits) to all In-Scope Employees (regardless of whether described in clause (i) of this sentence), which employee offers and terms and conditions will be consistent with the provisions of Section 6.04. Prior to making such offers and presenting such terms and conditions, SplitCo will provide Parent and Acquiror with a reasonable opportunity to review and comment on its proposed terms and conditions. Subject to applicable Law, Parent, SplitCo and Acquiror will reasonably cooperate in connection with the presentation of such employment offers and terms and conditions of employment to the In-Scope Employees, including with respect to the timing thereof. The Parties acknowledge that any In-Scope Employee (including any Choice Employee) may elect not to continue employment with the Galleria Group. Each Galleria Business Employee who continues employment or accepts employment with a member of the Galleria Group (the applicable entity, the “Employing Entity”) immediately following the Closing is referred to herein as a “Continuing Employee”. Each Continuing Employee whose home country is in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee whose home country is outside of the United States is referred to as a “Non-US Continuing Employee.”

(c)Nothing herein will be construed as a representation or guarantee by Parent or any of its Subsidiaries that (i) some or all of the In-Scope Employees will accept employment with the Galleria Group or (ii) some or all of the In-Scope Employees will become employed by or continue in employment with the Galleria Group for any period of time; provided, however, that, unless prohibited by applicable Law, if an In-Scope Employee (other than any Choice Employee) refuses employment with the Galleria Group (the terms and conditions of which employment are consistent with the provisions of Section 6.04), Parent will or will cause its Subsidiaries to terminate the employment of such employee with Parent and its Subsidiaries at or prior to the Closing Date and, notwithstanding Section 5.15, but subject to applicable Law, Parent will not hire any such employee for 24 months following such termination.

(d)With respect to any Galleria Business Employee who is working in any country pursuant to a local visa or similar authorization as of the Closing, Acquiror, the Galleria Group and Parent will use their Commercially Reasonable Efforts to allow such Galleria Business Employee to transfer to a member of the Galleria Group in such country at or prior to the Closing. Notwithstanding anything to the contrary, to the extent permitted under applicable Law, if such transfer measures are not completed as of the Closing Date, such Galleria Business Employee will remain an employee of Parent or its Subsidiaries, and will not transfer employment to Acquiror or any of its Affiliates until such transfer measures are completed (each, a “Delayed Transfer Employee”). Each Delayed Transfer Employee will not be considered a Continuing Employee unless and until such transfer measures are completed prior to the second anniversary of the Closing, and Parent may determine not to transfer such Person if Parent determines, in its sole discretion, that doing so would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby. Acquiror and SplitCo will cause the Galleria Group to provide each Continuing Employee who is working in any host country listed on Section 6.01 of the Parent Disclosure Letter (as updated pursuant to Section 6.01) pursuant to a local visa or similar authorization with not less than 90 days advance notice of any termination by the Galleria Group of the employee’s employment occurring while the employee is working pursuant to such local visa or similar authorization.

(e)Within 60 days prior to the Closing Date, Parent will, and will cause its Subsidiaries to, and Acquiror will, and will cause its Subsidiaries to, cooperate to identify and effect the transfer to a member of the Galleria Group of any individual retained as an independent contractor whose services are required to transfer to a member of the Galleria Group as of the Closing pursuant to applicable Law.

6.03    Establishing Galleria Group Plans. (a) Establishing Plans. Prior to the Closing, Parent and Acquiror will mutually cooperate pursuant to the Transition Plan process as set forth in Section 5.21 of this Agreement in order to establish any compensation and benefit plans for the Galleria Group (the “Galleria Group Plans”). The Galleria Group Plans will be sponsored and maintained by the Galleria Group. The Galleria Group Plans will have terms and conditions that meet the requirements of Section 6.04, provided, however, that the requirements of Section 6.04 will be applied as if those requirements were applied prior to the Closing and as if they were applied by reference to any terms and conditions in effect immediately before the Galleria Business Employees are employed by the Galleria Group. The Galleria Group will be responsible for all Liabilities and obligations under COBRA and applicable state or similar Laws with respect to any “qualifying event” (within the meaning of Section 4980B of the Code) of any Galleria Business Employees or their eligible dependents occurring on or after the date such individuals commence participation in a group health plan sponsored by a member of the Galleria Group or, if earlier, the Closing Date.

(b)Galleria Business Acquired Plans. Acquiror and SplitCo will cause one or more Galleria Group Plans to assume the liabilities associated with the Galleria Business Acquired Plans as provided on Section 1.05(a)(xiii) of the Parent Disclosure Letter. Parent will cause the transfer of assets in respect of such liabilities as provided on Section 1.05(a)(xiii) of the Parent Disclosure Letter.

6.04    Terms of Employment. (a) Place of Employment. During the two-year period that begins as of the Closing or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Closing (the “Continuation Period”), Acquiror and SplitCo will cause the Galleria Group to provide to each Continuing Employee employment in a position with a primary place of employment that is not greater than 50 miles (or such lesser number of miles in a relevant jurisdiction as may be established pursuant to applicable Law) from such Continuing Employee’s primary place of employment immediately prior to the Closing; provided, however, that if a Continuing Employee is a party to a written agreement with a member of the Parent Group as of the date of this Agreement that includes a “mobility” provision pursuant to which such Continuing Employee may be relocated by his or her employer at any time, then, to the extent such “mobility” provision remains in effect with respect to such Continuing Employee, the 50 mile (or less) restriction set forth in this Section 6.04(a) will not apply to such Continuing Employee to the extent such restriction is inconsistent with such “mobility” provision in such agreement.

(b)Compensation and Benefits.

(i)Parent and Acquiror will implement the provisions set forth on Schedule 6.04(b)(i).

(ii)If Acquiror and SplitCo fail to comply with their obligations under Section 6.04 in any material respect with respect to any Continuing Employee during the Continuation Period, such Continuing Employee will be eligible to resign and receive severance benefits pursuant to Section 6.04(c).

(iii)Notwithstanding anything to the contrary set forth herein, all issuances of equity-based compensation by Acquiror or any Affiliate thereof will be subject to compliance with all applicable requirements of the Tax Matters Agreement.

(c)Severance. Without limiting the generality of Section 6.04(b) but subject to Section 6.04(i)(iii) and Section 1.06(b)(i), with respect to each Continuing Employee who incurs a Qualifying Termination during the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to provide such employee with the severance payments and benefits set forth on Section 6.04(c) of the Parent Disclosure Letter, and under the applicable formula set forth on the attachment to Section 6.04(c) of the Parent Disclosure Letter. As a condition to the payment of any such severance to any Continuing Employee, such Continuing Employee must provide a general waiver and release of claims in a form substantially similar to the form used for similarly situated Galleria Group employees (except that such release must also include a provision for general waiver and release of claims for the benefit of Parent and its Affiliates) and such release must be effective. Except as otherwise required by applicable Law, the payment of any severance pursuant to this Section 6.04(c) will be made on the 60th day following the date of termination of employment (or, if applicable, at such times as permitted under Section 409A of the Code so as to avoid such payment from being subject to any penalties under Section 409A of the Code).

(d)Compensation Consultant Process. The determination of whether Acquiror and SplitCo are in compliance with Section 6.04(b)(i) will be made by Parent and Acquiror based on proposed terms and conditions provided by SplitCo at least 60 days prior to the date on which it is expected that offers and terms and conditions of employment will be presented to employees pursuant to Section 6.02(b). If Parent and Acquiror are unable to agree within 20 Business Days following Acquiror’s receipt of the applicable information, the determination will be made within ten additional Business Days by an internationally recognized compensation consultant designated by Parent (at Parent’s cost), subject to the approval of a compensation consultant designated by Acquiror (at Acquiror’s cost), which approval may only be withheld if Acquiror’s compensation consultant reasonably believes that Parent’s compensation consultant has used unreasonable assumptions or otherwise made an error. In the event such approval is not provided within ten Business Days following the receipt of the applicable information by Acquiror’s compensation consultant, the compensation consultants designated by Acquiror and Parent will discuss such comparison in good faith for ten Business Days and seek to reach an agreement. If such compensation consultants are unable to do so, they will jointly select a third compensation consultant, which third compensation consultant will make such comparability determination within ten Business Days after the expiration of such ten-Business Day discussion period, which comparability determination will be binding (the process described in this sentence and the three preceding sentences, the “Compensation Consultant Process”). Parent and Acquiror will share equally the cost of any such third compensation consultant. If the Compensation Consultant Process finally determines that Acquiror and SplitCo have not complied with Section 6.04(b)(i) (such difference, the “Compensation Gap”), then Acquiror and SplitCo will cause the Galleria Group to either adjust the compensation or benefits of each applicable Continuing Employee so that they are in compliance with Section 6.04(b)(i) or provide each applicable Continuing Employee for the duration of the Continuation Period (including any prior portion of the Continuation Period during which Acquiror and SplitCo have not been in compliance with Section 6.04(b)(i)) a cash payment amount (on a net after-Tax basis) determined by the Compensation Consultant Process to be equal to the Compensation Gap (such cash payment amount, the “Compensation Gap Payment”). Each Compensation Gap Payment will be paid on the same schedule as the applicable Continuing Employee’s regular base pay (with the first Compensation Gap Payment including amounts in respect of any prior portion of the Continuation Period during which Acquiror and SplitCo have not been in compliance with Section 6.04(b)(i)).

(e)Welfare Plans. To the extent permitted by applicable Law, Acquiror and SplitCo will cause each benefit plan of the Galleria Group in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding Compensation and Benefit Plan or Galleria Group Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation and Benefit Plan or Galleria Group Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation and Benefit Plan or Galleria Group Plan.

(f)Earned Vacation. Unless otherwise required by applicable Law, Acquiror and SplitCo will cause the Galleria Group to credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Closing and Parent or SplitCo will provide to Acquiror as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave; provided, however, subject to applicable Law, Acquiror will credit such Transferred Leave only to the extent reflected as part of the Cut-Off Date Adjustment Statement. Acquiror and SplitCo will cause the Galleria Group to ensure that such Transferred Leave (i) is not subject to forfeiture, to the same extent not subject to forfeiture under the policies of Parent and its Subsidiaries governing such Transferred Leave prior to the Closing and (ii) does not count toward any maximum accrual amount under any plan, program or policy maintained by the Galleria Group after the Closing for the purpose of providing vacation, personal days or hours or sick leave (collectively, the “Galleria Leave Plan”); provided, however, if a Continuing Employee has Transferred Leave in excess of the applicable maximum under the Galleria Leave Plan, once the Continuing Employee uses the type and number of days of Transferred Leave equal to the applicable maximum accrual under the Galleria Leave Plan, then such Continuing Employee’s remaining Transferred Leave will be subject to the applicable maximum accrual under the Galleria Leave Plan. Subject to applicable Law, Acquiror will have the option either to pay cash to a Continuing Employee following the Closing in cancellation of all or a portion of the Transferred Leave that is in excess of the applicable maximum accrual under the Galleria Leave Plan or to permit such Continuing Employee to use such excess Transferred Leave. If applicable Law does not allow for Transferred Leave with respect to any Continuing Employee, Acquiror and SplitCo will cause the Galleria Group to allow such Continuing Employee to use any leave time following the Closing that was scheduled with Parent or its Subsidiaries prior to the Closing (on an unpaid basis in the event that such Continuing Employee has not accrued enough paid leave time at the time of such post-Closing absence).

(g)Expatriate Employees. Without limiting the generality of Section 6.04(b), with respect to Continuing Employees who, as of the Closing, receive specific expatriate payments or benefits from Parent or its Subsidiaries (an “Expatriate Package,” and each such employee, an “Expatriate Employee”), Acquiror and SplitCo will cause the Galleria Group during the Continuation Period to (i) maintain a comparable Expatriate Package for each such Expatriate Employee until such Expatriate Employee (A) returns to his or her home country (excluding any temporary return) or (B) ceases to be employed with Acquiror or one of its Subsidiaries provided that such Expatriate Employee is returned to his or her home country and (ii) pay the costs of repatriation for each Expatriate Employee to the same extent and on the same terms as provided for in Parent’s or its applicable Subsidiary’s policies and practices, as applicable, immediately prior to the Closing; provided, however, Acquiror will maintain and pay for such repatriation only to the extent such Expatriate Employee and such Expatriate Package are listed on Section 6.04(g)(i) of the Parent Disclosure Letter. Parent may update Section 6.04(g)(i) of the Parent Disclosure Letter from time to time prior to the Closing Date in order to reflect transfers and new hires in accordance with Section 5.01(b)(xii)-(xiv). Following the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to provide expatriate payments and benefits to such Continuing Employees in accordance with the policies of the Galleria Group as in effect from time to time, but in any event Acquiror or SplitCo will provide at least the minimum repatriation benefits as set forth on Section 6.04(g)(ii) of the Parent Disclosure Letter.

(h)Localized Employees. Without limiting the generality of Section 6.04(b), with respect to Continuing Employees who, prior to the Closing, have been localized other than in their original home country and receive specific benefits from Parent or its Subsidiaries relating to their localized status (a “Localization Package,” and each such employee, a “Localized Employee”), Acquiror and SplitCo will cause the Galleria Group during the Continuation Period to maintain a comparable Localization Package (excluding, except as otherwise required by applicable Law, the International Retirement Arrangement and the International Pension Protection Program) for each such Localized Employee until his or her employment terminates only to the extent such Localized Employees are listed on Section 6.04(h) of the Parent Disclosure Letter. Parent may update Section 6.04(h) of the Parent Disclosure Letter from time to time prior to the Closing Date in order to reflect transfers and new hires in accordance with Section 5.01(b)(xii)-(xiv). Following the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to provide a Localization Package to such Continuing Employees in accordance with the policies of the Galleria Group as in effect from time to time.

(i)Special Rules for Non-US Employees. Notwithstanding anything to the contrary contained in this Agreement, any In-Scope Employee who is employed by a member of the Parent Group in a non-US jurisdiction immediately prior to the Closing, and who is required by applicable Law to transfer to a member of the Galleria Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, will transfer automatically on the Closing Date to SplitCo or a member of the Galleria Group in accordance with such applicable Law and will be deemed to be a Continuing Employee and a Non-US Continuing Employee. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:

(i)To the extent that (A) the applicable Law of any jurisdiction, (B) any applicable collective bargaining agreement or other applicable agreement with a works council or economic committee, or (C) any applicable employment agreement, would require Acquiror or its Affiliates (including a member of the Galleria Group) to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 6.04 (or extend the period of time for which such standards are met), in connection with the Conveyance of the Galleria Business to SplitCo, then Acquiror and SplitCo will cause the Galleria Group to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 6.04.

(ii)Acquiror and Parent agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (A) any employment agreements between Parent and its

Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (B) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Closing as if originally made between Acquiror and the other parties to such employment agreement or collective bargaining agreement.

(iii)Any Liabilities for severance pay or benefits (whether statutory, contractual or otherwise) to an In-Scope Employee arising from (A) the termination of such In-Scope Employee (other than a Choice Employee) from employment with any member of the Parent Group or the Galleria Group as a result of the transactions contemplated by this Agreement or (B) the termination of any Continuing Employee from employment with any member of the Acquiror Group on or after the Closing Date will be Galleria Liabilities and will be the sole responsibility of Acquiror; provided, however, subject to applicable Law, to the extent Parent, SplitCo, Acquiror or any of its Affiliates are required to pay any such severance pay or benefits, such severance pay and benefits shall offset any severance pay and benefits that would otherwise be required to be paid to such Continuing Employee following the Closing.

6.05    Bonuses and Incentives. (a) Except as otherwise set forth in Section 6.05(b), Parent will retain all obligations to the Galleria Business Employees, including Continuing Employees, with respect to the bonuses and incentives under Parent’s Short Term Achievement Reward (STAR) bonus program, Long-Term Incentive (LTI) program, Key Manager Stock Option Program and any other cash, annual, long-term, equity or similar incentive program of Parent in which the Continuing Employees participate for the plan year in which the Closing Date occurs that are attributable to the period of such participation prior to the Closing; provided, however, that, if requested by Parent, Acquiror and SplitCo will cause the Galleria Group to make all cash payments in respect of any such program so long as Parent transfers to the Galleria Group, as of the Closing, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Closing during which the Continuing Employees participated in such program and any associated Taxes payable by the Galleria Group in connection with such cash payments (but Parent will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority).

(b)Notwithstanding Section 6.05(a), Acquiror and SplitCo will cause the Galleria Group to pay to each Continuing Employee any 13th month, 14th month, jubilee or similar payment, as applicable, that would next be payable following the Closing at such time as Parent or its Subsidiary would have made such payments (for example, if the Closing takes place on September 30, 2015, and a 13th month payment would have been paid on December 31, 2015, then the Galleria Group will make such payment on December 31, 2015) in an amount not less than the applicable amount included in respect thereof as part of the Cut-Off Date Adjustment Statement (to the extent such amount included in respect thereof as part of the Cut-Off Date Adjustment Statement remains unpaid as of the Closing Date), in each instance regardless of the applicable Continuing Employee’s employment status on the relevant payment date and irrespective of whether applicable Law requires such payment(s).

6.06    Credit for Service with Parent. Where applicable, Acquiror and its Affiliates (including the Galleria Group) will provide credit for each Continuing Employee’s length of service with Parent and its Affiliates (including, prior to Closing, the Galleria Group) for all purposes (including eligibility, vesting and level of benefits) under (a) each plan, program, policy or arrangement of Acquiror and its Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Parent or any of its Affiliates, and (b) applicable Law (including the Family and Medical Leave Act of 1993) in each case, except that such prior service credit will not be required to the extent that it results in a duplication of benefits provided by Parent (including any duplication of benefits under a defined benefit pension plan); provided, however, that Acquiror and its Affiliates (including the Galleria Group) will (i) not be required to provide prior service credit pursuant to this Section 6.06 for purposes of determining benefit accruals under any defined benefit pension plan for any time period prior to the Closing except with respect to the Galleria Business Acquired Plans and (ii) to the extent that, in Acquiror’s sole discretion, any Continuing Employee becomes eligible to participate in a defined benefit pension plan following the Closing, provide prior service credit for all purposes other than as set forth in clause (i) above, including the calculation of benefit accruals for any time that elapses after the Closing or, if later, the date on which such Continuing Employee becomes eligible to participate in such a defined benefit pension plan.

6.07    Workers’ Compensation. Parent will retain the obligation for any workers’ compensation benefits payable to or on behalf of the US Continuing Employees (and the Non-US Continuing Employees to the extent workers’ compensation benefits are applicable under the Laws of the relevant jurisdiction) with respect to any events, illnesses, injuries or conditions arising on or prior to the Closing Date. Acquiror and its Subsidiaries will assume and be responsible for all workers’ compensation benefits payable to or on behalf of the US Continuing Employees (and the Non-US Continuing Employees to the extent workers’ compensation benefits are applicable under the Laws of the relevant jurisdiction) with respect to any events, illnesses, injuries or conditions arising after the Closing Date, including any illnesses, injuries or conditions arising after the Closing Date that are aggravations or reinjuries of illnesses, injuries or conditions arising on or prior to the Closing Date.

6.08    WARN Act. Acquiror and SplitCo will cause the Galleria Group to (a) provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and (b) otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) and occurring from and after the Closing. Acquiror will not, and will not permit any of its Affiliates (including the Galleria Group) to, take any action on or after the Closing Date that would cause any termination of employment by Parent or its Affiliates of any employees of the Galleria Business or any Galleria Entity occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act, or to create any Liability or penalty to Parent or any of its Affiliates for any employment terminations under applicable Law. Parent or its Affiliates will notify Acquiror of any involuntary terminations of any U.S. employees of the Galleria Business or any member of the Galleria Group that occur during the 90-day period prior to the Closing.

6.09    Miscellaneous. (a) Following the date of this Agreement, Parent (and its Subsidiaries) and Acquiror (and its Subsidiaries) will reasonably cooperate and use Commercially Reasonable Efforts in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including (i) exchanging information and data, including (A) reports prepared in connection with bonus plan participation and related data of Continuing Employees and all other information reasonably necessary for the Parent Group or the Acquiror Group to comply with the covenants contained in this Article VI and (B) information relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that is necessary to support or perform the Compensation Consultant Process or that is otherwise reasonably requested in connection with the Compensation Consultant Process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of Parent and its Subsidiaries), (ii) making any and all required filings and notices, (iii) making any and all required communications with Galleria Business Employees and (iv) obtaining any Governmental Approvals required hereunder.

(b)Parent shall coordinate with Acquiror to arrange for one or more town hall meetings to allow Acquiror the opportunity to communicate with available In-Scope Employees and Choice Employees as soon as practicable following the execution of this Agreement. Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Parent and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with the Galleria Group will be conducted at the times and through processes approved by Parent, such approval not to be unreasonably withheld. Such processes will provide adequate access to the Galleria Business Employees and allow all reasonable means of communication with such employees by Acquiror and its Subsidiaries; provided, however, that any communications with Galleria Business Employees or any other employees of Parent or its Affiliates will be limited to employee benefit matters relating to Galleria Business Employees, future organization design and staffing.

(c)Without limiting the obligations of Acquiror and SplitCo under this Article VI with respect to the Continuing Employees, this Article VI will not (i) constitute or be treated as an amendment of, or undertaking to amend any employee benefit plan in which Parent’s or any of its Affiliates’, or Acquiror’s or any of its Subsidiaries’, employees participate or (ii) prohibit Acquiror or any of its Subsidiaries (including the Galleria Group) from amending any employee benefit plan in which Acquiror’s or such Subsidiary’s employees participate.

(d)Acquiror will comply with its obligations, if any, to provide notice to or consult with any union or works council representing its employees or the employees of its Subsidiaries.

VII.    CONDITIONS

7.01    Joint Conditions. The obligations of Parent and SplitCo to effect the Galleria Transfer, the Recapitalization, the Distribution and the Merger and the obligations of Acquiror and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated hereby and no Governmental Authority shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated hereby;

(b)(i) all waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have terminated or expired and (ii) all other applicable pre-closing Governmental Approvals in the Identified Jurisdictions shall have been obtained;

(c)the notifications, information and consultations, and co-determinations, to and with the works councils, economic committees, unions and any other representative bodies identified on Section 7.01(c) of the Parent Disclosure Letter shall have been made and all required consultations shall have been conducted and completed;

(d)the Acquiror Stockholder Approval shall have been obtained;

(e)the Acquiror New Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance;

(f)each of the Acquiror Form S-4 and the SplitCo Form 10/S-4 (or the SplitCo Form 10, if Parent elects to effect the Distribution solely as a One-Step Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired or (ii) if the Distribution is effected in whole or in part as a One-Step Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired; and

(g)the Information Statement shall have been mailed to the Acquiror’s stockholders in accordance with Section 5.08 at least 20 days prior to the Closing Date and the Acquiror Stock Issuance and amendment to the Acquiror’s certificate of incorporation shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and the requirements of the NYSE.

7.02    Conditions to the Obligation of Acquiror. The obligation of Acquiror and Merger Sub to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror unless otherwise provided in this Agreement):

(a)all covenants of Parent under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by Parent in all material respects;

(b)(i) the representations and warranties of Parent in this Agreement (other than the representations and warranties in Section 3.04 and Section 3.10(g)), which for purposes of this clause (i) will be read as though none of them contained any materiality or “Galleria Business MAE” qualifications (but not disregarding limitations of representations to Galleria Material Contracts or qualifications to the extent they qualify as an affirmative requirement to list specified items on a section of the Parent Disclosure Letter as set forth in Sections 3.05(b), 3.08, 3.09(g) and 3.15), shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Galleria Business MAE, (ii) the representations and warranties of Parent in Section 3.10(g) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing, and (iii) the representations and warranties of Parent in Section 3.04 shall be true and correct in all but de minimis respects;

(c)Acquiror shall have received a written opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, tax counsel to Acquiror, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent, substantially in the form of the representation letters attached hereto on Exhibit J and Exhibit K, respectively; and

(d)Acquiror shall have received a certificate of Parent addressed to Acquiror and dated the Closing Date, signed on behalf of Parent by an officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 7.02(a) and Section 7.02(b).

7.03    Conditions to the Obligation of Parent. The obligation of Parent and SplitCo to effect the Galleria Transfer, the Recapitalization, the Distribution and the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and may be waived by Parent unless otherwise provided in this Agreement):

(a)all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects;

(b)(i) the representations and warranties of Acquiror in Section 4.05 of this Agreement shall be true and correct in all material respects, (ii) the representations and warranties of Acquiror in Section 4.11(c) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing and (iii) all other representations and warranties of Acquiror in this Agreement (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not have in the aggregate an Acquiror MAE;

(c)Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent, substantially in the form of the representation letters attached hereto on Exhibit J and Exhibit K, respectively;

(d)Parent shall have received a written opinion, dated as of the Closing Date, from Cadwalader, Wickersham & Taft LLP, counsel to Parent, to the effect that (i) the Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, should qualify as a distribution of SplitCo stock to Parent stockholders pursuant to Section 355 of the Code and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) Acquiror and Merger Sub and (ii) Parent;

(e)subject to the obligation to extend the expiration date of the Exchange Offer pursuant to the proviso in the first sentence of Section 2.01(c), if Parent elects to effect the Distribution by way of an Exchange Offer, shareholders of Parent shall have validly tendered and not properly withdrawn before the expiration of the Exchange Offer enough shares of Parent Common Stock such that Parent will distribute to its shareholders in the Exchange Offer a percentage of the shares of SplitCo Common Stock issued to Parent in the Galleria Stock Issuance that exceeds the percentage derived from the formula set forth on Exhibit E (the “Minimum Condition”); provided, however, that, at any time prior to the Closing Date, Parent, in its reasonable judgment and after consultation with Acquiror, may reapply the formula set forth on Exhibit E using updated information reflecting the then current data or otherwise increase the Minimum Condition by the minimum amount necessary, in each case, to ensure that the equation set forth in such Exhibit is satisfied;

(f)Acquiror shall have irrevocably confirmed to Parent in writing that each condition to Acquiror’s obligation to effect the Closing of the transactions contemplated by this Agreement, as provided in Section 7.01 and Section 7.02 of this Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing);

(g)an Acquiror SEC Event shall not have occurred;

(h)Parent shall have received a certificate of Acquiror addressed to Parent and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 7.03(a) and Section 7.03(b); and

(i)there shall be no shares of Acquiror Capital Stock (including Acquiror Common Stock) outstanding other than shares of Class A Common Stock (including restricted stock units convertible into Class A Common Stock, Acquiror Options and Phantom Units) and Series A Preferred Stock.

7.04    Additional Conditions to Each Party’s Obligation To Effect the Merger. The obligations of Parent, SplitCo, Acquiror and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)the Galleria Transfer and the Recapitalization shall have been consummated in accordance with and subject to the terms of this Agreement; and

(b)the Distribution shall have been consummated in accordance with and subject to the terms of this Agreement.

7.05    Frustration of Conditions. Neither Parent nor Acquiror may rely on the failure of any condition set forth in Section 7.01, Section 7.02, Section 7.03 or Section 7.04 as the case may be, to be satisfied to excuse it from its obligation to effect the transactions contemplated hereby if such failure was caused by such Party’s breach of its obligations under this Agreement.

VIII.    TERMINATION AND ABANDONMENT

8.01    Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)by mutual written consent of Parent and Acquiror;

(b)by either Parent or Acquiror:

(i)if the Closing does not occur on or prior to January 31, 2017 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii)if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable;

(c)by Parent:

(i)if Acquiror or Merger Sub breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach (or, if earlier, the End Date);

(ii)if any of the conditions set forth in Section 7.01 or Section 7.03 becomes incapable of fulfillment, and has not been waived by Parent to the extent waivable;

(iii)if Parent has commenced an Exchange Offer in accordance with Section 2.01(c) and, following all extensions required under this Agreement, such Exchange Offer is not consummated as a result of the failure of the Minimum Condition to be satisfied on the applicable scheduled expiration date of such Exchange Offer;

(iv)if the Stockholder Consent contemplated by Section 5.08, duly executed by the Persons set forth on Section 8.01 of the Acquiror Disclosure Letter and representing at least 50.1% of the voting power represented by all outstanding shares of Acquiror Common Stock, shall not have been delivered to Parent and Acquiror within 24 hours following the time of execution of this Agreement; or

(d)by Acquiror:

(i)if Parent or SplitCo breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach (or, if earlier, the End Date); or

(ii)if any of the conditions set forth in Section 7.01 or Section 7.02 becomes incapable of fulfillment, and has not been waived by Acquiror to the extent waivable;
provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i) or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

8.02    Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Parent or Acquiror pursuant to this Article VIII, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror and Merger Sub will return to Parent or destroy all documents and copies and other material received from Parent and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Parent and SplitCo will return to Acquiror or destroy all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c)

notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 10.03.

8.03    Effect of Termination. (a) If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article VIII, this Agreement will become void and of no further force and effect, except for the provisions of Section 5.03 relating to publicity, Section 8.02, this Section 8.03, Articles X and XI containing general provisions and definitions, respectively, except that nothing in this Article VIII will be deemed to release any Party from any Liability for any Deliberate Breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.
For the avoidance of doubt, receipt by Parent of a payment or reimbursement pursuant to Section 8.03(b) will not limit the ability of Parent to sue for any breach of Section 5.09 or collect damages arising from any such breach (except, in the case of calculation of damages, to the extent a court would otherwise take such payment or reimbursement into account in assessing damages for such breach).
(b)Acquiror will pay to Parent a fee of $400 million if Parent terminates this Agreement pursuant to Section 8.01(c)(iv).
Any fee due under this Section 8.03(b) will be paid by wire transfer of immediately available funds (to an account specified by Parent) and will be paid by Acquiror promptly following termination of this Agreement. Upon payment of the termination fee in accordance with this Section 8.03(b), Acquiror will have no further Liability to Parent at Law or in equity under this Agreement except as specifically set forth in Section 8.03(a).

IX.    MUTUAL RELEASES; INDEMNIFICATION

9.01    Release of Pre-Business Transfer Time Claims. (a) SplitCo Release. Except as provided in Section 9.01(c), effective as of the Business Transfer Time, SplitCo does hereby, for itself and each other member of the Galleria Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Galleria Transfer.

(b)Parent Release. Except as provided in Section 9.01(c), effective as of the Business Transfer Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Acquiror Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Galleria Transfer.

(c)No Impairment. Nothing contained in Section 9.01(a) or Section 9.01(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Ancillary Agreements, in each case in accordance with its terms.

(d)No Actions as to Released Claims. Neither SplitCo nor Acquiror will, and each will cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 9.01(a), with respect to any Liabilities released pursuant to Section 9.01(a). Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SplitCo, Acquiror or any of their respective Affiliates, or any other Person released pursuant to Section 9.01(b), with respect to any Liabilities released pursuant to Section 9.01(b).

9.02    Indemnification by Acquiror and the Galleria Group. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article IX, from and after the Closing Date, Acquiror, SplitCo and each of the Galleria Entities will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against any and all Losses that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a)any Galleria Liability and any Liability of the Galleria Entities, including the failure of SplitCo or any other member of the Galleria Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)any breach by Acquiror, SplitCo or any other member of the Galleria Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement subsequent to the Effective Time; and

(c)any breach by Acquiror or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items.

9.03    Indemnification by Parent. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article IX, from and after the Closing, Parent will, and will cause each other member of the Parent Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a)any Excluded Liability, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge, and, to the extent applicable, comply with, in due course and in full, such Excluded Liabilities;

(b)any breach by Parent or any other member of the Parent Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement subsequent to the Effective Time; and

(c)any breach by Parent or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items.

9.04    Calculation and Other Provisions Relating to Indemnity Payments. (a)  Insurance. The amount of any Loss for which indemnification is provided under this Article IX will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If any Loss resulting in indemnification under Sections 9.02 or 9.03 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. Any indemnity payment hereunder will initially be made without regard to this Section 9.04(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b)Taxes. In the absence of a Final Determination to the contrary and except for any post-Distribution interest, any amount payable by SplitCo to Parent under this Agreement will be treated as occurring immediately prior to the transactions contemplated hereby, as an inter-company distribution, and any amount payable by Parent to SplitCo under this Agreement will be treated as occurring immediately prior to the transactions contemplated hereby, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to this Agreement will be (i) decreased to offset any Tax benefit realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item and (ii) increased to offset any Tax cost incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of any indemnification payments hereunder, unless in the case of clause (ii) such amount is already included in the applicable calculation of Losses. Any indemnity payment hereunder will initially be made without regard to this Section 9.04(b) and will be reduced or increased, as the case may be, to reflect any applicable Tax benefit or Tax cost within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost, respectively. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item or receipt of an indemnity payment pursuant to this Section 9.04(b), the Indemnitee will, within 30 days of such Final Determination, provide the other Party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the Parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

(c)Items Included in Cut-Off Date Adjustment Statement. Notwithstanding any other provision hereof, the Acquiror Parties will have no right to make any claims against Parent for indemnification hereunder in respect of any Liability (i) to the extent that the Liability was specifically reflected on the Cut-Off Date Adjustment Statement or (ii) to the extent it would result in a duplicative payment or benefit to the Acquiror Parties of amounts recovered pursuant to Section 2.15.

(d)Claims Relating To Restructuring or Transition Plan. In the event that Acquiror waives the closing condition in Section 7.02(a) in respect of Parent’s performance of its covenants relating to specific components or steps in the development or implementation of the Restructuring or Transition Plan, then no Acquiror Indemnitee will be entitled to seek indemnity under, and Parent will have no obligation to indemnify any Acquiror Indemnitee with respect to, Section 9.03(b) insofar as it relates to the performance by Parent of such covenants in respect of which such condition was waived.

9.05    Procedures for Defense, Settlement and Indemnification of Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Parent Group, on the one hand, against Acquiror or any member of the Galleria Group, on the other hand, or (ii) by any Acquiror or any member of the Galleria Group, on the one hand, against Parent or any member of the Parent Group, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 10.15. If an Indemnitee receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnitee will give the Indemnifying Party prompt written notice thereof but in any event within 15 days after receiving such notice or otherwise learning of such matter. Any such notice will describe the matter in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such matter. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 9.05(a) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b)Third-Party Claims. (i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) which is not a member of the Parent Group or the Acquiror Group (including after the Closing, the Galleria Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 9.05(b) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(ii)Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 90 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article IX, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect in any material respect the operations of (1) Parent or its Affiliates, if Acquiror is the Indemnifying Party or (2) Acquiror or its Affiliates (including after the Closing, any member of the Galleria Group), if Parent is the Indemnifying Party, and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim, subject to the limitations thereon set forth in this Article IX (the conditions set forth in clauses

(A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible subject to the limitations thereon set forth in this Article IX, for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions set forth in clauses (A), (B) and (C) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 9.05(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 9.05(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in connection with the defense of any Third-Party Claim, Parent will have the right to assert, prosecute, settle and receive the proceeds of any counter-claims or affirmative defenses of the Parent Group that are otherwise an Galleria Asset.

(c)Without limiting any provision of this Section 9.05, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Galleria Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by Parent or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

(d)In the event Acquiror promptly notifies Parent in writing that Parent or one of its Affiliates has challenged the validity of any Intellectual Property of the Galleria Business, Parent will withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.

9.06    Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Acquiror or SplitCo, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)Certain Actions. Notwithstanding anything to the contrary set forth in this Article IX, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the Galleria Business, the Galleria Assets or the Galleria Liabilities and as to which a member of the Parent Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Galleria Business, the Galleria Assets or the Galleria Liabilities); provided, however, that, (i) Parent will defend or prosecute, as applicable, such Actions in good faith, (ii) Parent will reasonably consult with SplitCo on a regular basis with respect to strategy and developments with respect to any such Action, (iii) SplitCo will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Parent must obtain the written consent of SplitCo, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Parent is a defendant and such settlement, consent or judgment would require SplitCo to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if Parent is a plaintiff and the resolution involves a judgment that is less than was being sought in respect of the Galleria Business. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent and SplitCo will agree upon a reasonable allocation to SplitCo and SplitCo will be responsible for or receive, as the case may be, SplitCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Galleria Business, the Galleria Assets or the Galleria Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c)Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled for indemnification in respect of those actions that would be necessary to perform the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(d)Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IX will not be affected.

(e)Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f)Not Applicable To Taxes. Except for Section 9.04(b) and as otherwise specifically provided herein, this Agreement, including Section 1.06(a) and Section 1.06(b), will not apply to Taxes (which are covered by the Tax Matters Agreement).

9.07    Exclusive Remedy. (a) From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the Galleria Business, the Galleria Assets, the Galleria Liabilities, the Excluded Liabilities, the Galleria Entities or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, Fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article IX or, in the case of indemnification claims for Taxes addressed in the Tax Matters Agreement, the Tax Matters Agreement. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article IX and the Tax Matters Agreement and other than claims of, or causes of action arising from, Fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided in any Ancillary Agreement) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

(b)Notwithstanding any other provision hereof, from and after the Closing, the sole and exclusive remedy of the Parent Group and Acquiror Group with respect to any and all indemnification claims for Taxes addressed in the Tax Matters Agreement will be as set forth in the Tax Matters Agreement.

X.    MISCELLANEOUS

10.01    Non-Survival of Representations and Warranties. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement will survive the Closing. Notwithstanding the preceding sentence, for purposes of the indemnification obligations set forth in Section 9.02 and Section 9.03, (a) the agreements contained in this Agreement in Article II and Article X that by their terms are to be performed in whole or in part after the Closing will survive the Closing until they have been performed in accordance with their terms, (b) the representations and warranties set forth in Section 3.15 and Section 4.14 will survive until the one year anniversary of the Closing (the items in clauses (a) and (b), collectively, the “Surviving Transaction Agreement Items”) and (c) the representations and warranties set forth in Section 3.11 and Section 4.12 will survive as provided in the Tax Matters Agreement.

10.02    Expenses. (a) General Rule. Except as otherwise provided in this Agreement, including in Sections 1.09, 2.15, 5.02 and this 10.02, or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

(b)Antitrust Filing Fees. Acquiror will be responsible for and pay any requisite filing fee in respect of any notification submitted pursuant any Antitrust Laws, including the HSR Act.

(c)Printing Expenses. Acquiror and Parent will share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the Commission contemplated by Section 5.08.

(d)Galleria Indebtedness Expenses. Acquiror will reimburse Parent for all costs and expenses incurred by Parent or any of its Subsidiaries in connection with the Galleria Financing, including any rating agency evaluation or maintenance fees, commitment fees, ticking fees, upfront fees, closing fees and administrative agent fees, interest payments made prior to the Closing Date (in respect of any monies borrowed under the Galleria Credit Facility prior to the Closing and placed into an escrow or similar account as contemplated by the Galleria Commitment Letter), professional fees and expenses, and other fees paid pursuant to fee letters and arrangements entered into in connection with the Galleria Credit Facility (the “Galleria Debt Expenses”).

(e)Expenses Associated With Transition Arrangements And Other Certain Matters Related To Preparation For Closing. This Section 10.02(e) governs the allocation of responsibility for costs and expenses undertaken by the Parent Group in connection with the activities contemplated by Section 5.18 (Removal of Tangible Assets), 5.21(d) (Execution of Transition Plan), 5.21(f) (Set-Up of UPC/EAN Codes, etc.), 5.21(g) (Control of Galleria Entity Structuring) and Section 5.27 (Facilities Split Plan) (the “Covered Expenses”).

(i)General Principles. Except as otherwise expressly provided in this Agreement, responsibility for the Covered Expenses will be apportioned between Parent and Acquiror as follows:

(A)costs and expenses that are incurred by Parent Group for the purpose of optimizing the Parent Group’s retained operations as a result of the divestiture of the Galleria Business for the post-closing benefit of the Parent Group, such as for example the elimination of stranded overhead resources at facilities other than the Galleria Facilities, the optimization of facilities to be retained by the Parent Group and the removal of Excluded Assets from Galleria Facilities, will be 100% the responsibility of Parent;

(B)costs and expenses that are incurred by Parent Group, at the direction of or in consultation with the Acquiror Group, for the purpose of benefiting the future operations of the Galleria Group or the Acquiror Group (beyond assets that constitute Galleria Assets or employees who are In-Scope Employees, in each case, as of the date hereof), such as for example by adding ongoing capability or functionality to the Galleria Business that does not exist as of the date of this Agreement, acquiring new facilities, hiring individuals for newly created positions or non-transferring functions such as sales force employees, moving employees to new locations or shipping and installing Galleria Assets in new locations, will be 100% the responsibility of Acquiror; and

(C)costs and expenses that are incurred by Parent Group for the purpose of facilitating the transaction, such as for example the removal of the tangible Galleria Assets contemplated by Section 5.18, the implementation of the Split Plan Agreement contemplated by Section 5.27, and the expense contemplated in connection with preparing to deliver the anticipated business services under the Transition Services Agreement and/or the migration of the services to the systems of Acquiror, will be shared 50%/50% between Parent and Acquiror.

(ii)Attached as Schedule 10.02 is a preliminary listing of activities contemplated for the transition process and the currently contemplated division of responsibility for the costs and expenses associated therewith. Each of the Parties acknowledges that the ultimate activities to be undertaken, and allocation of responsibilities, may be subject to change based on the results of the transition planning discussions contemplated by Section 5.21(a), but that Schedule 10.02 is meant to be a good faith indication of their intent.

(f)Mechanics of Reimbursement Payments. Any reimbursement amount that may be payable in respect of Section 10.02(d) or Section 10.02(e) will be effected in the following manner: (i) to the extent Covered Expenses or Galleria Debt Expenses that would be the responsibility of Acquiror are incurred by any member of the Galleria Group, were outstanding as of the Cut-Off Date and remain outstanding as of the Business Transfer Time (such as accounts payable or accrued expenses), such Covered Expenses and Galleria Debt Expenses will remain as outstanding Liabilities of the Galleria Group and will not be taken into account in the calculation of Cut-Off Date Working

Capital, as contemplated by the definition of Cut-Off Date Working Capital, and (ii) in respect of any other Covered Expenses or Galleria Debt Expenses that would be the responsibility of Acquiror, the Recapitalization Amount will be increased by such amount of Covered Expenses or Galleria Debt Expenses (and, in respect of any such Covered Expenses or Galleria Debt Expenses that have not been determined as of the 10th Business Day prior to the Closing Date (including in respect of costs that have been incurred but not invoiced), the Recapitalization Amount will be an adjusted by an amount equal to Parent’s good faith estimate of such undetermined costs). Parent will not be required to incur any costs after the Closing that constitute Covered Expenses for which the Acquiror has any responsibility hereunder except to the extent that the Parties agree on such costs prior to the Closing (in which case, the Recapitalization Amount will be increased by an amount equal to such agreed-upon future costs).

(g)Effect of Termination. In the event that this Agreement is terminated, the reimbursement contemplated by Section 10.02(f) will be paid by Acquiror to Parent no later than five Business Days following such termination; provided, however, that Acquiror will have no obligation to reimburse Parent for such fees and expenses if this Agreement is terminated by Acquiror pursuant to Section 8.01(d)(i).

(h)No Post-Closing Payments. In no case will any reimbursement payments contemplated by this Section 10.02 take place after the Closing. Each of the Parties will settle all such payments at or prior to the Closing (whether effected through the calculation of the Recapitalization Amount or otherwise) as provided in this Section 10.02.

(i)Taxes. Notwithstanding anything to the contrary in this Section 10.02, responsibility for Taxes will be allocated as set forth in the Tax Matters Agreement.

(j)Efforts to Minimize Shared Costs. Each of the Parties will cooperate in good faith with the other Parties to minimize any costs and expenses that, by operation of this Agreement would not be borne solely by such Party (it being understood that this provision will not be deemed to require the Parties to proceed more slowly towards consummating the transactions contemplated hereby if doing so would reduce costs and expenses).

10.03    Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to Section 8.03. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

10.04    Governing Law; Jurisdiction; Waiver of Jury Trial. (a)  The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply. Notwithstanding anything herein to the contrary, and without limiting anything set forth in Section 10.17, each of the parties hereto agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Galleria Financing or Acquiror Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of this Section 10.04 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in the preceding sentence.

(b)By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 10.15, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING AGAINST ANY DEBT FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(c).

10.05    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)if to Parent:
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attention:    Corporate Secretary
Attention:    Jason Muncy
Associate General Counsel - Global Transactions
Facsimile:    (513) 386-1927
with a copy to (which will not constitute notice):
Jones Day
222 East 41st Street
New York, NY 10017
Attention:    Robert A. Profusek
Peter E. Izanec
Facsimile:     (212) 755-7306
(ii)If to Acquiror:
Coty Inc.
350 Fifth Avenue
New York, NY 10018
Attention:    Chief Financial Officer
Facsimile:    (212) 389-7538
with copies to (which will not constitute notice):

Coty Inc.
350 Fifth Avenue
New York, NY 10018
Attention:    General Counsel
Facsimile:    (212) 479-4328
and
Skadden Arps Slate Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:     Paul T. Schnell
Sean C. Doyle
Facsimile:     (212) 735-2000
or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.05. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Acquiror will be deemed notice to all members of the Galleria Group.

10.06    Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, Sections 10.04, 10.07, 10.08, 10.17 and this Section 10.06 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

(b)No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 9.07, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

10.07    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties (and with respect to Sections 10.04, 10.06, 10.08, 10.17 and this Section 10.07, the Debt Financing Sources) and does not confer on third parties (including any employees of any member of the Parent Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 10.07 does not limit any rights of Parent to enforce specifically the performance of the terms and provisions of Article VI.

10.08    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement and (c) after the Closing, the Acquiror may assign its rights or delegate its duties under this Agreement to any lender party to the Acquiror Commitment Letter as collateral security, unless, in each case, Parent determines, in its sole discretion, that such assignment or delegation would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated hereby. Any attempted assignment or delegation in contravention of the foregoing will be void.

10.09    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Parent Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Acquiror Disclosure Letter or Parent Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Parent Disclosure Letter or the Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation.” The use of the word “covenant” or “agreement,” when referring to a covenant or agreement contained herein, will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. “Days” means “calendar days” unless specified as “Business Days.” References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

10.10    Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

10.11    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

10.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement (including the performance by Acquiror and its Affiliates of the employment-related obligations set forth in Article VI) without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13    Disclosure Letters. There may be included in the Parent Disclosure Letter or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Parent Disclosure Letter and the Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Parent Disclosure Letter and the Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter or the Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one section of such disclosure letter will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.

10.14    Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Parent in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Parent in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Parent with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Parent in any litigation, arbitration, mediation or other Action against or involving Acquiror or any of its Affiliates, arising out of or in connection with such transactions.

10.15    Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and subject to Section 10.12, the procedures set forth in this Section 10.15 will govern dispute resolution of any Direct Claim under Section 9.05 (a “Dispute”). Acquiror, on the one hand, and Parent, on the other hand, will first refer any such Dispute for resolution to either the Chairman of the Board of Directors of Acquiror or the Chief Financial Officer of Parent (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to commence litigation in accordance with Section 10.04. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings will be without prejudice to the legal position of a Party in any subsequent Action and kept confidential and protected against disclosure.

10.16    Obligations of Affiliates. Each of Parent and Acquiror will cause all of the members of its Group to comply with their respective obligations or representations or warranties under this Agreement and the Ancillary Agreements (whether or not any such members of its Group are parties to this Agreement or Ancillary Agreements). Parent hereby guarantees to Acquiror the performance of the other members of the Parent Group of their respective obligations under this Agreement and the other Ancillary Agreements, and Acquiror hereby guarantees to Parent the performance of the other members of the Acquiror Group of their respective obligations under this Agreement and Ancillary Agreements.

10.17    No Recourse Against Debt Financing Sources. Without limiting any other provision in this Agreement, this Agreement may only be enforced against any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiations, execution or performance of this Agreement, may only be made against the parties hereto, and no Debt Financing Source shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Parent, SplitCo and Acquiror agree not to, and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against or seek to recover monetary damages in connection with any such asserted breach of this Agreement from any Debt Financing Source. Parent and SplitCo agree not to, and to cause their respective Affiliates not to, seek to enforce the Acquiror Commitment Letter against, make any claims for breach of the Acquiror Commitment Letter against or seek to recover monetary damages in connection with any such asserted breach of the Acquiror Commitment Letter from, or otherwise sue in connection with the Acquiror Commitment Letter, the Debt Financing Sources. Nothing in this Section 10.17 shall in any way limit or qualify the obligations and liabilities of the parties to the Galleria Commitment Letter, respectively, and the Acquiror Commitment Letter to each other or in connection therewith.

XI.    DEFINITIONS
For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:
“Accounting Firm” has the meaning set forth in Section 2.15(c).
“Accounting Principles” has the meaning set forth in the definition of “Working Capital.”
“Acquiror” has the meaning set forth in the preamble to this Agreement.
“Acquiror Average Price” means, as of any date of determination, the average (measured as an arithmetic mean) of the daily volume weighted averages of the trading prices of the Acquiror Common Stock, as such prices are reported on the NYSE Composite Tape, for (x) in the case of any determinations of the Acquiror Average Price for purposes of the definition of “Acquiror SEC Event”, the fifteen consecutive Trading Days ending on such date of determination (other than (1)

if the date of determination is the Commencement Date and the related Disclosure Date is less than 15 consecutive Trading Days before such Commencement Date, in which case the measurement period will begin on the Trading Day following the Disclosure Date and end on the Commencement Date, and (2) if the date of determination is the 10th trading day after the date on which the Acquiror makes a GAAP Compliant Confirmation, in which case the measurement period will be the 10 consecutive Trading Days ending on such date of determination), and (y) in all other cases, the five consecutive Trading Days ending on such date of determination; provided, however, that if an ex-dividend date is set for the Acquiror Common Stock during such period, then the trading price for a share of Acquiror Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Acquiror Common Stock.
“Acquiror Base Stock Price” means $24.56 per share.
“Acquiror Capital Stock” means any shares of common stock (including Acquiror Common Stock), preferred stock (including the Series A Preferred Stock), restricted stock, restricted stock units, stock appreciation rights, stock-based performance units, phantom units (including the Phantom Units), capital stock equivalents or similar synthetic instruments or other capital stock or nominal interests in Acquiror, including any stock, other securities or interests that could be designated as equity for purposes of Section 355 of the Code.
“Acquiror Certificate” has the meaning set forth in Section 2.05.
“Acquiror Collar Stock Price” has the meaning set forth in the definition of “Recapitalization Amount.”
“Acquiror Commitment Letter” has the meaning set forth in Section 5.12(e).
“Acquiror Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Acquiror Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans and (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements and each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), in the case of each of clauses (a) through (d), sponsored, maintained or contributed to by Acquiror or any of its ERISA Affiliates (i) for the benefit of any of the Acquiror Group employees or any of their beneficiaries or (ii) pursuant to which Parent or any of its Subsidiaries would have any Liability subsequent to the Closing in respect of periods on or prior to the Closing, excluding in the case of clauses (i) and (ii) any plans, policies, arrangements or agreements not sponsored by Acquiror or any of its Subsidiaries to which contributions by an employer are mandated by a Governmental Authority or by law, rules, regulations, orders or decrees.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Parent immediately prior to the execution of this Agreement.
“Acquiror Equity Interests” has the meaning set forth in Section 4.05(c).
“Acquiror Filings” means, collectively, the SplitCo Form 10/S-4, the Schedule TO, the Information Statement and the Acquiror Form S-4.
“Acquiror Financing” means the debt financing to refinance any of Acquiror’s currently outstanding Indebtedness, including the receipt of funds as contemplated by the Acquiror Commitment Letter.
“Acquiror Form S-4” has the meaning set forth in Section 5.08(b).
“Acquiror Group” means Acquiror and each of its Affiliates, including, after the Closing, the Galleria Group.
“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).
“Acquiror Leased Real Property” has the meaning set forth in Section 4.17(a).
“Acquiror MAE” means (i) any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Acquiror and its Subsidiaries taken as a whole; or (ii) a change described on Section 11.01(c) of the Acquiror Disclosure Letter; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, an Acquiror MAE: (a) general conditions in the industry in which Acquiror competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which Acquiror operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Acquiror and Merger Sub with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of Acquiror to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Parent, (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures and any actions taken by customers, suppliers, distributors or licensors of Acquiror to terminate, discontinue or not renew their Contracts with Acquiror or its Subsidiaries or otherwise withhold any Consent necessary in respect of such Contracts, (i) any deterioration in the business, financial condition or results of operations of the Acquiror’s business that occurs subsequent to the date of this Agreement and prior to the Closing Date, except that such deterioration will be considered to the extent it arises out of any (1) breach by Acquiror of its covenants under this Agreement, (2) extraordinary event of a nature described in clauses (c) or (d) (but only to the extent that such extraordinary event disproportionately affects the Acquiror’s business as compared to similarly situated businesses operating in the markets in the United States and other geographic areas in which the Acquiror’s business operates), or (3) a product recall required under applicable Law (but only to the extent such product recall disproportionately affects the Acquiror’s business as compared to similarly situated businesses operating in the United States and other geographic areas in which the Acquiror’s business operates), or (j) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matters will be considered to the extent that they disproportionately affect Acquiror as compared to similarly situated businesses generally operating in the same industry in the United States and other geographic areas in which Acquiror operates.
“Acquiror Material Contract” has the meaning set forth in Section 4.09(a).
“Acquiror New Common Stock” has the meaning set forth in the recitals to this Agreement.
“Acquiror Objection” has the meaning set forth in Section 2.15(b).
“Acquiror Options” has the meaning set forth in Section 4.05(a).
“Acquiror Owned Real Property” has the meaning set forth in Section 4.17(a).
“Acquiror Preferred Stock” has the meaning set forth in Section 4.05(a).
“Acquiror Real Property Leases” has the meaning set forth in Section 4.17(a).
“Acquiror Restructuring Goals” has the meaning set forth in Section 5.21(g).
“Acquiror SEC Event” means the occurrence of one or more of the following events:
(i)Acquiror shall have published or become obligated to publish a press release or file or become obligated to file a report with the Commission to the effect that Acquiror’s prior financial statements or reports filed with the Commission may no longer be relied upon;

(ii)Acquiror shall have failed to timely file (after giving effect to the extension provided pursuant to Rule 12b-25 under the Exchange Act if a Form 12b-25 is timely filed by the Acquiror) with the Commission any of its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q that are required to be filed after the date hereof and prior to the Closing;

(iii)Acquiror shall have made a filing that discloses (or the Acquiror shall have become required to disclose) the existence of any material weaknesses in the effectiveness of Acquiror’s internal control over financial reporting (as such concept is defined in Rule 1-02(a) of Regulation S-X, as of the requisite date;

(iv)Acquiror shall have publicly announced or disclosed that the audit committee of Acquiror’s Board of Directors (or other similarly empowered committee of the board or the board itself) is conducting an investigation with respect to the material reliability or accuracy of Acquiror’s financial statements;

(v)Acquiror or any Governmental Authority shall have publicly announced or disclosed that a Governmental Authority is conducting an investigation with respect to the material reliability or accuracy of Acquiror’s financial statements; or

(vi)Acquiror or any of its directors or executive officers shall have been named as a party to any criminal proceeding with respect to alleged criminal conduct where such conduct relates to the business of Acquiror;
provided, that (A) no event resulting from, relating to or arising out of matters disclosed in the Acquiror SEC Filings publicly filed or furnished with the Commission at least two Business Days prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking-statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature or in the general description of accounting principles in the footnotes to the audited or unaudited financial statements included in any Acquiror SEC Filings) or Section 11.01 of the Acquiror Disclosure Letter shall be an Acquiror SEC Event and (B):

(x)	in the case of clause (i) above, at least one of the following must also be true:
1.Acquiror shall have failed to remedy the underlying issues and publicly confirmed that the financial statements filed or published with the Commission prior thereto fairly present, in all material respects, the Acquiror’s consolidated financial condition and results of operations of the Acquiror Group (such confirmation, the “GAAP Compliant Confirmation”) within 120 days of the date on which it published or became obligated to publish or filed or become obligated to file the press release or report referenced in clause (i); or

2.if both (x) the Acquiror Average Price is less than or equal to 80% of the Acquiror Average Price on the trading day immediately preceding such Disclosure Date (and such decline in the trading prices of the Acquiror Common Stock underlying such calculated decline in the Acquiror Average Price is disproportionate in a non-de minimis respect to a decline in the performance of the Standard & Poor’s 500 Index calculated in the same manner) and (y) the Acquiror Average Price is less than $20.00, on any one of the following days: any of the 40th through 50th trading days following the Disclosure Date, the 10th trading day after the date on which the Acquiror makes the GAAP Compliant Confirmation and, if the Disclosure Date is

less than 40 trading days prior to the Commencement Date, the Commencement Date (this clause (B), the “Minimum Price Decline Requirement”);

(y)	in the case of clause (ii) above, at least one of the following must also be true:
(A)Acquiror shall have failed to cure the relevant problem within 120 days of the date on which the event referenced in clause (ii) takes place by, as applicable, filing the late Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission; or

(B)the Minimum Price Decline Requirement shall have occurred; and

(z)
in the case of clauses (iii), (iv), (v) and (vi), the Minimum Price Decline Requirement shall have occurred (provided, that for purposes of this clause (z), the only measurement dates for the Minimum Price Decline Requirement will be (1) the 45th trading day after the Disclosure Date and (2) if the Disclosure Date is less than 45 Trading Days prior to the Commencement Date, the Commencement Date).

“Acquiror SEC Filings” has the meaning set forth in Section 4.11(a).
“Acquiror Stockholder Approval” has the meaning set forth in Section 4.15(a).
“Acquiror Stockholders” means the holders of Acquiror Common Stock.
“Acquiror Stock Issuance” has the meaning set forth in Section 2.07(b).
“Acquiror Superior Proposal” has the meaning set forth in Section 5.09(f)(iii).
“Acquiror Takeover Proposal” has the meaning set forth in Section 5.09(f)(i).
“Acquiror Welfare Plans” has the meaning set forth in Section 6.04(e).
“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.
“Adjusted Galleria Business” means the Galleria Business less the Retained Licenses, any Retained Business and any Assets or Liabilities that are Excluded Assets or Excluded Liabilities pursuant to Section 1.09.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Affiliates of Parent will include SplitCo and the Galleria Entities prior to the Closing, and (b) Affiliates of Acquiror will include SplitCo and the Galleria Entities after the Closing.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Financing” has the meaning set forth in Section 5.12(b)(ii).
“Ancillary Agreements” means (a) the Tax Matters Agreement, the Transition Services Agreement, the Split Plan Agreement, the Parent Shared Technology License Agreement, the SplitCo Shared Technology License Agreement, the Parent Trademark License Agreement, the SplitCo Trademark License Agreement and the Coexistence Agreement, and (b) to the extent required pursuant to Schedule 1.09, the SplitCo Retained Business Technology License, the Reverse Transitional Supply Agreement and the Reverse Transitional Distribution Services Agreement.
“Antitrust Approvals” has the meaning set forth in Section 5.02(c)(i).
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws relating to merger control or competition law or are otherwise designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Audited Kosmos Financial Statements” has the meaning set forth in Section 3.10(b).
“Audited Mercury Financial Statements” has the meaning set forth in Section 3.10(a).
“Audited Salon Professional Financial Statements” has the meaning set forth in Section 3.10(c).
“Bank Letter” means a letter from a financial institution stating its view, subject to reasonable and customary assumptions, that SplitCo could be expected to borrow the principal amount of the Galleria Credit Facility or the Refinanced Facility, as the case may be, without a guarantee or other form of credit support from Acquiror, provided that such financing may be on terms less favorable than those contained in the Galleria Credit Facility or the Refinanced Facility, as the case may be.
“Beauty Store” means a Physical Location that either (a) requires a Regulated Professional to provide proof that the individual is a Regulated Professional in order to receive a discounted price on Products or (b) a cash and carry store in Europe that exclusively sells beauty products (e.g., cosmetics, fragrances, Products) and primarily serves Professionals of the type which Parent currently sells Products (e.g., Bleue Libellule).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.
“Business Transfer Date” has the meaning set forth in Section 1.01(c).
“Business Transfer Time” has the meaning set forth in Section 1.01(c).
“Caldera Business” means (a) Parent’s business of sourcing, manufacturing, marketing, selling, distributing and developing (i) Products for sale in the Salon Professional Channel anywhere in the world (the “Salon Professional Business”), and (ii) Color Products for sale in the Retail Channel anywhere in the world (the “Retail Color Business”), and (b) the Retail Styling Business.
“Care Products” means products that either (a) have the primary purpose of cleaning human hair through the application of a composition with anionic, non-ionic or zwitterionic surfactants or (b) have the primary purpose of providing lubricity and protection to human hair cuticles through the application of either a rinse-off or leave-on composition containing cationic surfactants, waxes, long-chain fatty alcohols or silicones or oils.
“Cause” means (a) a material violation of the Galleria Group’s generally applicable written employment rules or policies (including a violation of applicable Law in the course of employment and insubordination as described in such rules and policies), (b) a material breach of a fiduciary duty, (c) a conviction of, or a plea of guilty or nolo contendere to, a crime for which a custodial sentence may be applied or (d) a material failure to perform his or her duties (other than any such failure resulting from the Continuing Employee’s good faith effort to perform his or her duties); provided, however, that Cause specifically excludes redundancy, surplus enrollment, restructuring of the Galleria Group or its operations or any other economic related reasons. Parent agrees that any termination of employment by Acquiror, SplitCo or any of their Subsidiaries of a Continuing Employee for Cause will be final and not subject to challenge by Parent.
“Certificate of Merger” has the meaning set forth in Section 2.04(b).
“Choice Employee” means an In-Scope Employee who is identified as a Choice Employee on Section 6.01 of the Parent Disclosure Letter, as it may be updated from time to time, or who is designated as a Choice Employee pursuant to Section 5.01(b)(xiv)(B).
“Claims Notice” has the meaning set forth in Section 9.05(b)(i).
“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Acquiror.
“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Acquiror.
“Clean-Up Spin-Off” has the meaning set forth in the recitals.
“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.
“Code” means the Internal Revenue Code of 1986, as amended.
“Coexistence Agreement” means a Coexistence Agreement in substantially the form attached hereto as Exhibit P. From and after the Business Transfer Time, the Coexistence Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“Color Products” means products that either (a) utilize oxidative dye chemistry along with dyes for the purpose of changing the color of human hair or (b) contain one or more direct dye materials for the purpose of changing the natural color of human hair, excluding in the case of clause (b), Care Products and Styling Products.
“Commencement Date” means the time that (1) the Commission has indicated (which indication may be oral) that it is prepared to declare the SplitCo Form 10/S-4 effective and (2) if an Exchange Offer is being undertaken, (A) the Commission has indicated (which indication may be oral) that it is prepared to declare the Acquiror Form S-4 effective and (B) the Parent is prepared to commence the Exchange Offer in compliance with the terms of this Agreement.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses; provided, however, that “Commercially Reasonable Efforts” will not require a Party (a) to make non-de minimis payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law or (c) except with respect to the consummation of the Galleria Financing or the Acquiror Financing, to initiate any litigation or arbitration.
“Commission” means the Securities and Exchange Commission.
“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, (c) medical, dental, disability, health and life insurance plans, sickness benefit plans and (d) other employee benefit and fringe benefit plans, policies, arrangements or agreements and each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), in the case of each of clauses (a) through (d), sponsored, maintained or contributed to by Parent or its ERISA Affiliates (i) for the benefit of any Galleria Business Employees or any of their beneficiaries or (ii) pursuant to which Acquiror or any of its Subsidiaries would have any Liability subsequent to the Closing in respect of periods on or prior to the Closing, excluding in the case of clauses (i) and (ii) any plans, policies, arrangements or agreements not sponsored by Parent or any of its Subsidiaries to which contributions by an employer are mandated by a Governmental Authority or by law, rules, regulations, orders or decrees.
“Compensation Consultant Process” has the meaning set forth in Section 6.04(d).
“Compensation Gap” has the meaning set forth in Section 6.04(d).
“Compensation Gap Payment” has the meaning set forth in Section 6.04(d).
“Confidential Information” has the meaning set forth in Section 5.22(a).
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated November 14, 2014, between Parent and an Affiliate of Acquiror.
“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.
“Consolidated Tax Return” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include one or more Galleria Entities, on the one hand, and Parent or any of its Affiliates (other than any of the Galleria Entities), on the other hand.
“Continuation Period” has the meaning set forth in Section 6.04(a).
“Continuing Employee” has the meaning set forth in Section 6.02(b).
“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.
“Convey” has the meaning set forth in Section 1.02. Variants of this term such as “Conveyance” will have correlative meanings.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Covered Color Cosmetics Products” means lip color, lipstick (excluding lip balm), lip liner, lip gloss, lip stain, nail polish, mascara, eye liner, eye shadow, eye pencil, brow pencil products which are intended to be applied to the human face or nails primarily for the purpose of temporarily altering the visual appearance of the skin or nails by adding color until such products are removed and without the primary purpose of affecting the body’s structure or functions.
“Covered Expenses” has the meaning set forth in Section 10.02(e).

“Covered Fine Fragrance Products” means concentrated, volatile, hydroalcoholic liquids that are (a) solely intended for use on the human body to impart an agreeable, attractive and/or pleasant smell, (b) are sold in an individual non-pressurized container and (c) are sold and labeled as a perfume, eau de parfum, eau de toilette, eau de cologne or cologne. Notwithstanding the foregoing, the definition of “Covered Fine Fragrance Products” does not include (1) colognes sold under any of the Parent Group’s brands under which colognes are sold as of the date hereof and (2) body sprays sold under any of the Parent Group’s brands as of the date hereof.
“Covered Salon Products” means Care Products or Styling Products sold directly (or indirectly at the direction of a member of the Parent Group through an agent of any member of the Parent Group) to Salons.
“Cut-Off Date” means the date that is the last Business Day of the month that is the month prior to the month in which the anticipated Closing Date occurs (for example, if the Closing Date is expected to be June 30, 2016, then the Cut-Off Date would be May 31, 2016).
“Cut-Off Date Adjustment Statement” has the meaning set forth in Section 2.15(a).
“Cut-Off Date Adjustment Statement Format” means the document attached hereto as Exhibit G.
“Cut-Off Date Working Capital” means the amount of Working Capital as of the Cut-Off Date, calculated in accordance with Section 2.15. For purposes of calculating the Cut-Off Date Working Capital, the Liabilities in respect of items that would otherwise be included in Working Capital but that are the responsibility of the Acquiror under the cost-sharing provisions of this Agreement (including Section 10.02) will not be included in the calculation.
“Debt Financing Sources” means the Persons that have committed to provide of have otherwise entered into agreements (including the Galleria Commitment Letter or the Acquiror Commitment Letter, as applicable), in each case, in connection with the Galleria Financing or the Acquiror Financing (as applicable) or any other financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the lenders party to the Galleria Commitment Letter or the Acquiror Commitment Letter, as applicable, together with their Affiliates and any of their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns.
“Delayed Transfer Employee” has the meaning set forth in Section 6.02(d).
“Deliberate Breach” means (a) a material breach of a representation or warranty that the Party making the representation or warranty had Knowledge was false at the time such representation or warranty was made or (b) a material breach of a covenant by a Party where such Party had Knowledge at the time that the action so taken or omitted to be taken by such Party constituted a breach of such covenant.
“Designs” has the meaning set forth in the definition of “Intellectual Property.”

“DGCL” means the General Corporation Law of the State of Delaware.
“Diamond Technology” means all Technology that is owned by a member of the Parent Group and that covers the proprietary blend of materials referred to internally by the Parent Group as the “Diamond 3-ingredient cocktail,” including the formulation for such blend.
“Direct Claims” has the meaning set forth in Section 9.05(a).
“Disclosing Party” has the meaning set forth in Section 5.22(b)(iii)(A).
“Disclosure Date” means, in respect of the relevant Acquiror SEC Event, the earlier of (1) the date on which such event is publicly disclosed, (2) the date on which there are widely publicized rumors or other similar market speculation of the occurrence of the event or (3) in respect of the events referenced in clause (ii) of the definition of Acquiror SEC Event, the date on which the relevant filing was required to be filed with the Commission (after giving effect to any extension provided pursuant to Rule 12b-25 under the Exchange Act).
“Discount Customers” means TJ Maxx, Big Lots, Marshalls and Burlington Coat Factory.
“Disposition” has the meaning set forth in Schedule 1.09.
“Disposition Event” has the meaning set forth in Schedule 1.09.
“Dispute” has the meaning set forth in Section 10.15.
“Dispute Escalation Notice” has the meaning set forth in Section 10.15.
“Distribution” has the meaning set forth in the recitals.
“Distribution Date” means, as applicable (i) in the event that Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the date selected by the Board of Directors of Parent or its designee for the distribution of SplitCo Common Stock to Parent shareholders in connection with the One-Step Spin-Off and (ii) in the event that Parent elects to effect the Distribution in the form of an Exchange Offer, the date of the initial transfer of SplitCo Common Stock to Parent shareholders in connection with the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer as determined by Parent in its sole discretion and disclosed in the SplitCo Form 10/S-4.
“Effective Time” has the meaning set forth in Section 2.04(b).
“Employing Entity” has the meaning set forth in Section 6.02(b).
“End Date” has the meaning set forth in Section 8.01(b)(i).
“Enforceability Exception” has the meaning set forth in Section 3.02.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) arising out of, based on, resulting from or relating to any Environmental Conditions or any noncompliance with any Environmental Laws.
“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds the applicable standard or threshold under applicable Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.
“Environmental Laws” means all Laws of any Governmental Authority that relate to pollution, the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety, including Laws or any other binding legal obligation in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.
“Equivalent Equity Value” means, with respect to a Continuing Employee, an amount equal to the grant date value of the most recent annual equity-based award provided by Parent and its Subsidiaries to such employee immediately prior to the Closing or in the case of a Continuing Employee at or above “Band 4” level immediately prior to the Closing who has not yet received an annual equity-based award from Parent and its Subsidiaries because he or she was newly hired into such Band or newly promoted into a new Band level, the median target grant date value applicable for the Continuing Employee’s Band level and geographical location under Parent’s compensation policies immediately prior to the Closing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.08(b).
“Exchange Fund” has the meaning set forth in Section 2.08(b).
“Exchange Offer” has the meaning set forth in the recitals.
“Exchange Ratio” has the meaning set forth in Section 2.07(b).
“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded Employee” means any employee of Parent or one of its Affiliates listed or described on Section 11.01(d) of the Parent Disclosure Letter.
“Excluded IP Assets” means (a) all UPC, EAN codes, IP addresses and any other codes or numbers that contain Parent Names, Marks and identifiers, (b) any Intellectual Property utilized for the provision of any of the services under the Transition Services Agreement, (c) any Intellectual Property utilized for the provision of any of the services set forth on the annex attached to Section 3.14 of the Parent Disclosure Letter, (d) the Excluded Technologies and (e) the Trademarks “P&G” and “Procter & Gamble,” similar Trademarks and any other Trademark that includes the name of Parent or any of its Affiliates (excluding the Trademarks set forth on Section 1.05(a)(vii) of the Parent Disclosure Letter).
“Excluded Liabilities” has the meaning set forth in Section 1.06(b).
“Excluded Technologies” means all Intellectual Property to the extent related to the Technologies set forth on Section 1.05(b)(ii) of the Parent Disclosure Letter.
“Exclusive Parent Ancillary Fragrances” has the meaning set forth in Section 3.19(b).
“Exclusive Parent Perfume Oils” has the meaning set forth in Section 3.18(b).
“Exclusive Third-Party Ancillary Fragrances” has the meaning set forth in Section 3.19(a).
“Exclusive Third-Party Perfume Oils” has the meaning set forth in Section 3.18(a).
“Existing Ancillary Fragrance Supplier” has the meaning set forth in 3.19(a).
“Existing Parent Business” means the Parent Group’s business, as conducted as of the date hereof, of sourcing, manufacturing, development, advertising, promotion, sale, distribution or marketing of any products sold under any of the Parent Group’s brands that exist as of the date hereof (excluding the Galleria Business), including (a) the Vidal Sassoon-branded academies in China owned or leased by Parent, (b) products sold under Parent’s OLAY or SK-II brands (including foundation, primer, beauty or blemish balms, color correcting creams, daily defense creams and concealer products) and (c) Parent’s innovation project code-named “Project Dreamworks.”
“Existing Perfume Oil Suppliers” has the meaning set forth in Section 3.18(a).
“Expatriate Employee” has the meaning set forth in Section 6.04(g).
“Expatriate Package” has the meaning set forth in Section 6.04(g).
“Final Determination” has the meaning set forth in the Tax Matters Agreement.
“Final Retained Business Cut-Off Date” means the date on which all of the Retained Businesses have been finally identified as provided in Schedule 1.09, unless the Parties agree otherwise.

“Financial Statements” has the meaning set forth in Section 3.10(d).
“Fraud” means a knowing, actual and deliberate fraud in the making of, and with respect to material facts in, the representations and warranties set forth in this Agreement, which in each case satisfies all of the elements of common law fraud under applicable Law.
“Full Year Financial Statements” has the meaning set forth in Section 3.10(d).
“Fully Diluted Basis” means, in each case as of the date on which the Galleria Stock Amount is determined:
(a)    the aggregate number of shares of Class A Common Stock and Series A Preferred Stock that are outstanding on such date, plus
(b)    the aggregate number of Acquiror Equity Interests, other than Series A Preferred Stock, that are outstanding on such date (including restricted stock units, Phantom Units, Acquiror Options and any shares of Class B Common Stock that will be converted into Class A Common Stock as contemplated by the JAB Letter Agreement) of any nature whatsoever, whether contingent, vested or unvested, or otherwise (and without giving effect to any “cashless exercise” or similar features);
in each case other than, for the avoidance of doubt, the shares of the Acquiror New Common Stock issued or to be issued in the Merger. A sample calculation of Fully Diluted Basis is attached hereto as Exhibit Q.
“FY 13-14 NOS” means the net outside sales of the relevant business for Parent’s fiscal year ended June 30, 2014, calculated in a manner consistent, where applicable, with the practices utilized by Parent in connection with its preparation of its financial statements prepared in accordance with generally accepted accounting practices and filed with the Commission.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Parent (when referring to the Galleria Business) or Acquiror (when referring to the Acquiror’s business).
“GAAP Compliant Confirmation” has the meaning set forth in the definition of “Acquiror SEC Event.”
“Galleria Assets” has the meaning set forth in Section 1.05(a).
“Galleria Books and Records” has the meaning set forth in Section 1.05(a)(viii).
“Galleria Business” means, collectively, the Caldera Business, the Kosmos Business and the Mercury Business.
“Galleria Business Acquired Plan Assets” has the meaning set forth in Section 1.05(a)(xiii).
“Galleria Business Acquired Plans” has the meaning set forth on Schedule 1.05(a)(xiii).

“Galleria Business Employees” has the meaning set forth in Section 6.02(a).
“Galleria Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Galleria Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Galleria Business MAE: (a) general conditions in the industry in which the Galleria Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Galleria Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Parent with its covenants or obligations in this Agreement, (f) the failure of the financial or operating performance of the Galleria Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures and any actions taken by customers, suppliers, distributors, licensors or talent of the Galleria Business to terminate, discontinue or not renew their Contracts with the Galleria Business or otherwise withhold any Consent necessary in respect of such Contracts, (i) any deterioration in the business, financial condition or results of operations of the Galleria Business that occurs subsequent to the date of this Agreement and prior to the Closing Date, except that such deterioration will be considered to the extent it arises out of any (1) breach by Parent of its covenants under this Agreement, (2) extraordinary event of a nature described in clauses (c) or (d) (but only to the extent that such extraordinary event disproportionately affects the Galleria Business as compared to similarly situated businesses operating in the markets in the United States and other geographic areas in which the Galleria Business operates) or (3) a product recall required under applicable Law (but only to the extent such product recall disproportionately affects the Galleria Business as compared to similarly situated businesses operating in the United States and other geographic areas in which the Galleria Business operates), or (j) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matters will be considered to the extent that they disproportionately affect the Galleria Business as compared to similarly situated businesses generally operating in the United States and other geographic areas in which the Galleria Business operates. All references to the “Galleria Business” within this definition of “Galleria Business MAE” will be deemed to exclude any Retained Business.
“Galleria Commitment Letter” has the meaning set forth in Section 5.12(a).
“Galleria Contracts” means the following Contracts to which Parent or any member of Parent Group is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement: (a) any Contract identified on Section 3.08(a) of the Parent Disclosure Letter and (b) any other Contract that primarily relates to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively relates to the Non-Color Caldera Business), other than those terminated pursuant to Section 1.07.
“Galleria Credit Documents” means the credit agreement and related agreements and documents to be prepared and entered into as contemplated by the Galleria Commitment Letter.
“Galleria Credit Facility” has the meaning set forth in Section 1.13(b).
“Galleria Debt Expenses” has the meaning set forth in Section 10.02(d).
“Galleria Entities” has the meaning set forth in Section 1.05(a)(iv).
“Galleria Entity Interests” has the meaning set forth in Section 1.05(a)(iv).
“Galleria Entity Structuring” has the meaning set forth in Section 5.21(g).
“Galleria Entity Structuring Step Plan” has the meaning set forth in Section 5.21(g).
“Galleria Equity Interests” has the meaning set forth in Section 3.04(a).
“Galleria Facilities” has the meaning set forth in Section 1.05(a)(iii).
“Galleria Financing” means the receipt of funds under the Galleria Credit Facility as contemplated by Section 1.13(b).
“Galleria Group” means SplitCo and each of its Subsidiaries. Each of the Galleria Entities will be deemed to be members of the Galleria Group as of the Business Transfer Time.
“Galleria Group Plans” has the meaning set forth in Section 6.03(a).
“Galleria Inventory” has the meaning set forth in Section 1.05(a)(ii).
“Galleria IP Assets” has the meaning set forth in Section 1.05(a)(vii).
“Galleria Leave Plan” has the meaning set forth in Section 6.04(f).
“Galleria Liabilities” has the meaning set forth in Section 1.06(a).
“Galleria Material Contracts” has the meaning set forth in Section 3.08(a).
“Galleria Software” has the meaning set forth in Section 1.05(a)(x).
“Galleria Stock Amount” means a number of shares of Acquiror New Common Stock equal to the product of (i) thirteen twelfths (13/12) and (ii) the Fully Diluted Basis as of the latest practicable day prior to the Commencement Date. For illustrative purposes only, if the Fully Diluted Basis of Acquiror Common Stock on the latest practicable day prior to the Commencement Date was 397,124,277 shares, then the Galleria Stock Amount would be calculated as follows: (13 ÷ 12) * 397,124,277 = 430,217,967.

“Galleria Stock Issuance” has the meaning set forth in Section 1.13(a)(i).
“Galleria Transfer” means the contribution of the Galleria Assets by Parent to SplitCo in partial consideration for the Galleria Stock Issuance, the distribution to Parent of the Recapitalization Amount and the assumption of the Galleria Liabilities, in each case, in accordance with the requirements of this Agreement.
“Galleria Transfer Documents” has the meaning set forth in Section 1.11.
“German Inventorship Laws” means Germany’s Employee Inventions Act (Gesetz über Arbeitnehmererfindungen (ArbnErfG)).
“Goods in Transit” means goods that have left a Parent site and were recorded by Parent as sales in its accounting systems, but that have not been received by customers (and, because the title and risk of loss of the goods only transfers to the customer when received for these specific orders, therefore cannot be reflected as sales in accordance with GAAP). For purposes of this Agreement, Goods in Transit will be calculated in the same manner as calculated in the Audited Financial Statements.
“Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits, orders, clearances, terminations or expirations of waiting periods or authorizations to be obtained from, any Governmental Authority, including the Antitrust Approvals.
“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.
“Governmental Permits” means any licenses, registrations, permits, orders, clearances, or other authorizations of any Governmental Authority.
“Group” means the Parent Group, the Acquiror Group or the Galleria Group, as the context requires.
“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos-containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws or any other substance or material that is regulated by, or may form the basis for liability under, any Environmental Laws.
“HSR Act” has the meaning set forth in Section 3.03.
“Identified Jurisdictions” has the meaning set forth in Section 5.02(b).
“Indebtedness” means and includes as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money,

(b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) net payment obligations under any interest rate, currency or other hedging agreement, (f) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases or (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.
“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article IX or any other section of this Agreement.
“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article IX or any other section of this Agreement.
“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
“Information Statement” has the meaning set forth in Section 5.08.
“In-Scope Employees” means (a) any employee of Parent or its Subsidiaries whose employment with the Parent Group is 50% or more dedicated to the Adjusted Galleria Business as of the date of this Agreement and as of immediately prior to the Closing, (b) any employee of Parent or its Subsidiaries hired or transferred into the Adjusted Galleria Business after the date of this Agreement in accordance with Section 5.01(b)(xii) or in connection with the implementation of the Restructuring, the Transition Plan, or the other transactions contemplated by this Agreement if such employee’s employment with the Parent Group is 50% or more dedicated to the Adjusted Galleria Business as of the date of such hire or transfer and as of immediately prior to the Closing, (c) any Plant/DC Employee or (d) any other employee of Parent or its Subsidiaries that shall be mutually agreed upon by Parent and Acquiror and, in the case of (a), (b) and (c) above, is (i) on active status as an employee or (ii) is on approved leave of absence, disability or long-term inactive status, but excluding, in the case of (a), (b), (c) or (d) above, any Excluded Employee.
“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by an Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators and social media addresses and accounts, (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.
“Intended Tax-Free Treatment” means that (i) the Galleria Transfer, taken together with the Distribution, qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of SplitCo Common Stock to Parent shareholders pursuant to Section 355 of the Code, pursuant to which no gain or loss should be recognized for U.S. federal income tax purposes and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code pursuant to which no gain or loss will be recognized by SplitCo shareholders for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares.
“Intercompany Accounts” has the meaning set forth in Section 1.07(b).
“IRS” means the United States Internal Revenue Service.
“JAB Letter Agreement” has the meaning given to such term in the Recitals.
“Knowledge” means, in the case of Acquiror, the knowledge of each of the Persons listed on Section 11.01(a) of the Acquiror Disclosure Letter as of the date of the representation after inquiry deemed reasonable by each such Person, and, in the case of Parent, the knowledge of each of the Persons listed on Section 11.01(a) of the Parent Disclosure Letter as of the date of the representation after inquiry deemed reasonable by each such Person.
“Kosmos Brands” means the CoverGirl and Max Factor brands owned by Parent and its Subsidiaries (but excluding the Max Factor Gold brand).
“Kosmos Business” means Parent’s business of sourcing, manufacturing, marketing, selling, distributing and developing (a) products intended to be applied to the human body for altering the appearance without affecting the body’s structure or functions, including lip color, lipstick, lip liner, lip gloss, lip stain, foundations (including liquid, solid, semi-solid and powder foundations), powder make-up, blushes, concealer, primer, bronzer, mascaras, eye shadows, eye liners and eye pencils, brow pencils, nail polish and face contouring creams, sticks and lotions, (b) products intended to remove cosmetics and makeup products from the human body, including makeup removers for the eyes, face and lips, (c) products intended to apply cosmetics and makeup products to the human body, including eye shadow applicators, powder puffs, sponge puffs, blush brushes, powder brushes and other brushes and tools designed for the application of cosmetics and makeup products and (d) products intended to enhance the usefulness or longevity of cosmetics and makeup products (including eye and lip pencil sharpeners), in each case, marketed under the Kosmos Brands.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.16(a).
“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Licensor” has the meaning set forth in Schedule 1.09.
“LINC Facility” means the Egham Innovation Center, located at Whitehall Lane in Egham (Surrey), United Kingdom (and sometimes referred to by Parent as the “London Innovation Center”).
“Listed Customers” means AAFES (Army and Air Force Exchange Services), NEXCOM (Navy Exchange Commissary) and physical stores operated by Sephora USA, Inc., or its Affiliates, in China.
“Litigation Conditions” has the meaning set forth in Section 9.05(b)(ii).
“Localization Package” has the meaning set forth in Section 6.04(h).
“Localized Employee” has the meaning set forth in Section 6.04(h).
“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any punitive, exemplary, special or similar damages, indirect damages, consequential damages that are not reasonably foreseeable, damages based on diminution in value or damages computed on a multiple of earnings, cash flow or another financial measure, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
“Mercury Ancillary Products” has the meaning set forth in the definition of “Mercury Business.”
“Mercury Brands” means each of following brands (and derivations thereof) which are licensed in by Parent or one of its Subsidiaries from a third party licensor: Hugo Boss, Dolce &

Gabbana, Gucci, Lacoste, Alexander McQueen, Stella McCartney, James Bond, Bruno Banani, Christina Aguilera, Gabriela Sabatini, Mexx and Escada.
“Mercury Business” means Parent’s business of sourcing, manufacturing, packaging, marketing, selling, distributing, merchandising and developing the following: (a) fine fragrance products, including parfum, eau de parfum, eau de toilette, after shave lotion and colognes in various presentations, in each case, marketed under a Mercury Brand (“Mercury Fragrance Products”); (b) to the extent applicable, aftershave balm, bath oil, body cream, body spray, body lotion, body butter, body scrub, body souffle, deodorant (aerosol, stick or vapor), hair mist, massage gel and shower gel that are sold separately or together with Mercury Fragrance Products under a Mercury Brand (“Mercury Ancillary Products”); (c) to the extent applicable, creams, gels, cleansers, toners, serums and moisturizers to be applied to the skin, especially the face or hands, marketed under either the Gucci or Dolce & Gabbana brand (“Mercury Skin Care Products”); and (d) to the extent applicable, products intended to be applied to the human body for cleansing, beautifying or promoting attractiveness, including cosmetics for the face (including primer, foundation and pressed powder), lips (including lipsticks, lip gloss and lip pencils), eyes (including mascara, eyeliner, eye shadow and eyebrow pencils) and nails (including nail polish), as well as relevant applicators and accessories (including brushes and spatulas), in each case, marketed under either the Gucci or Dolce & Gabbana brand (“Mercury Cosmetic Products”).
“Mercury Consents” has the meaning set forth in Schedule 1.09.
“Mercury Cosmetic Products” has the meaning set forth in the definition of “Mercury Business.”
“Mercury Financial Statements” has the meaning set forth in Section 3.10(a).
“Mercury Fragrance Products” has the meaning set forth in the definition of “Mercury Business.”
“Mercury License” has the meaning set forth in Schedule 1.09.
“Mercury Skin Care Products” has the meaning set forth in the definition of “Mercury Business.”
“Merger” has the meaning set forth in Section 2.04(a).
“Merger Consideration” has the meaning set forth in Section 2.07(b).
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Common Stock” has the meaning set forth in Section 4.05(d).
“Minimum Condition” has the meaning set forth in Section 7.03(e).
“Minimum Price Decline Requirement” has the meaning set forth in the definition of “Acquiror SEC Event.”

“Non-Color Caldera Business” means the Caldera Business but excluding the (i) Retail Color Business and (ii) Parent’s business of sourcing, manufacturing, marketing, selling, distributing and developing Color Products sold in the Salon Professional Channel.
“Non-Exclusive Parent Ancillary Fragrances” has the meaning set forth in Section 3.19(b).
“Non-Exclusive Third-Party Ancillary Fragrances” has the meaning set forth in Section 3.19(a).
“Non-Hydroalcoholic Fragrances” has the meaning set forth in Section 3.19(b).
“Non-Hydroalcoholic Products” means the Mercury Ancillary Products, Mercury Skin Care Products and Mercury Cosmetic Products.
“Non-Mercury Products” means products of the Kosmos Business and products of the Caldera Business.
“Non-Replacement Hire” has the meaning set forth in Section 5.01(b)(xii).
“Non-US Continuing Employee” has the meaning set forth in Section 6.02(b).
“NYSE” means the New York Stock Exchange.
“NYSE Composite Tape” means the “NYSE Composite Transactions Tape” as reported by Bloomberg Financial Markets (or such other source as the Parties may agree in writing).
“One-Step Spin-Off” has the meaning set forth in the recitals.
“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Ordinary Course” means, with respect to an action taken by any Person, an action that is materially (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person or (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same size and line of business as such Person.
“Original Proposal” has the meaning set forth in Section 5.21(b).
“Other Operational Real Property” has the meaning set forth in Section 3.16(a).
“Owned Real Property” has the meaning set forth in Section 3.16(a).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Ancillary Fragrances” has the meaning set forth in Section 3.19(b).

“Parent Awards” has the meaning set forth in Section 6.01(b).
“Parent Cash Distribution” has the meaning set forth in Section 1.13(c).
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent to Acquiror immediately prior to the execution of this Agreement.
“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Galleria Group.
“Parent Indemnitees” means Parent, each member of the Parent Group and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Parent Group (in each case, in their respective capacities as such).
“Parent Names and Marks” has the meaning set forth in Section 5.17(a).
“Parent Out-of-Scope Products” has the meaning set forth in Section 5.30(b)(iii).
“Parent Shared Technology License Agreement” means a Parent Shared Technology License Agreement substantially in the form of Exhibit N-1. From and after the Business Transfer Time, the Parent Shared Technology License Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“Parent Trademark License Agreement” means a Parent Trademark License Agreement substantially in the form of Exhibit O-1. From and after the Business Transfer Time, the Parent Trademark License Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“Parent Transfer Documents” has the meaning set forth in Section 1.10.
“Partial Year Financial Statements” has the meaning set forth in Section 3.10(d).
“Parties” means Parent, SplitCo, Acquiror and Merger Sub.
“Patent” has the meaning set forth in the definition of “Intellectual Property.”
“PBGC” has the meaning set forth in Section 3.09(h).
“Perfume Oils” has the meaning set forth in Section 3.18(b).
“Permitted Encumbrances” means (a) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Galleria Business, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established on the Audited Financial Statements, (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course, (d) with respect to Acquiror, Security Interests securing obligations pursuant to credit documents of Acquiror in connection with any financing or refinancing of Acquiror, (e) liens on the Leased Real Property in favor of the landlord of such Leased Real Property, whether contractual, statutory or otherwise and (f) any Security Interest against any landlord’s interest in the fee property that is subject to a Real Property Lease.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or organization or a Governmental Authority.
“Phantom Units” has the meaning set forth in Section 4.05(b).
“Physical Location” means any structure that can be physically entered, including any structure or location that is separately located within a larger structure to the extent it is independently owned or operated and held out to consumers as independent (but does not include separate aisles or sections within a structure that are part of the larger facility and share common sales check-outs).
“Plant/DC Employee” means any employee of Parent or its Subsidiaries employed at Parent’s (i) manufacturing facilities located in (1) Cologne, Germany, (2) Seaton, United Kingdom, (3) Hunt Valley, Maryland, (4) Nenagh, Ireland, (5) Sarreguemines, France (including the warehouse space located at this facility), (6) Rothenkirchen, Germany, (7) Huenfeld, Germany, and (8) Dzerzhinsk, Russia, (ii) the distribution centers located in (1) Bournemouth, United Kingdom, and (2) Weiterstadt, Germany and (iii) the warehouse space located at the Wella Athens Headquarters in Athens, Greece.
“Potential Identified Jurisdictions” has the meaning set forth in Section 5.02(b).
“Pre-Closing Period” has the meaning set forth in Section 5.01(a).
“Privileged Communications” has the meaning set forth in Section 5.14(a).
“Product” means any Care Product, Color Product or Styling Product.
“Professional” means any individual who is a qualified, or in the bona fide business of performing work as a, hairdresser, cosmetologist, barber stylist or esthetician.
“Professional Store” means (a) any Physical Location that requires a Regulated Professional to provide proof that the individual is a Regulated Professional or operates a Salon that employs or rents booths to Professionals in order to purchase products or (b) any Beauty Store.
“Proposed Amendment” has the meaning set forth in Section 5.11.
“Qualifying Acquiror Takeover Proposal” has the meaning set forth in Section 5.09(f)(ii).

“Qualifying Termination” means (a) a termination by a member of the Galleria Group of the Continuing Employee’s employment other than for Cause or (b) a termination by a Continuing Employee of his or her employment as determined in Section 6.04(b)(ii); provided, however, that with respect to any termination of employment pursuant to clause (b), the employee must: (i) within 90 days following its occurrence, deliver to the Galleria Group a written explanation specifying the basis for the employee’s termination of employment, (ii) give the Galleria Group an opportunity to cure its failure within 20 days following delivery of such explanation, and (iii) provided that the Galleria Group has failed to cure its failure within such 20-day cure period, terminate employment within 20 days following the expiration of such cure period.
“Real Property” has the meaning set forth in Section 3.17(a)(i).
“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.
“Real Property Leases” has the meaning set forth in Section 3.16(a).
“Recapitalization” has the meaning set forth in Section 1.13(b).
“Recapitalization Amount” means $2,900,000,000; provided, however, that (a) if the Acquiror Average Price on the Trading Day which is two clear Trading Days prior to either the date of the commencement of the Exchange Offer or the date of the distribution of the SplitCo Common Stock pursuant to a One-Step Spin-Off, as applicable (such price, the “Acquiror Collar Stock Price”) is greater than the Acquiror Base Stock Price, then the Recapitalization Amount will be reduced by an amount equal to (i) (A) the Acquiror Collar Stock Price (provided that if such number is more than $27.06 per share, $27.06 per share will be used for this value) minus (B) the Acquiror Base Stock Price, times (ii) the Galleria Stock Amount, and (b) if the Acquiror Collar Stock Price is less than the Acquiror Base Stock Price, then the Recapitalization Amount will be increased by an amount equal to (i)(A) the Acquiror Base Stock Price minus (B) the Acquiror Collar Stock Price (provided that if such number is less than $22.06 per share, $22.06 per share will be used for this value), times (ii) the Galleria Stock Amount. The Recapitalization Amount will be further subject to adjustment as contemplated by Section 1.09 (including Schedule 1.09), Section 2.15 and Section 10.02.
“Receiving Party” has the meaning set forth in Section 5.22(b).
“Record Date” means, with respect to a One-Step Spin-Off or a Clean-Up Spin-Off, the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining shareholders of Parent entitled to receive shares of SplitCo Common Stock in such spin-off.
“Record Holders” means the holders of record of Parent Common Stock as of the close of business on the Record Date.
“Refinanced Facility” has the meaning set forth in Section 5.12(a).

“Registered Intellectual Property” means any active Copyright registration or application for registration, Design registration or application for registration, Patent, Trademark registration or application for registration, Internet domain name registration or social media address or account.
“Regulated Professionals” means Professionals that work in a jurisdiction that requires such individual to be licensed.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
“Replacement Hire” has the meaning set forth in Section 5.01(b)(xii).
“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.
“Restricted Business” has the meaning set forth in Section 5.30(a).
“Restricted Period” has the meaning set forth in Section 5.30(a).
“Restructuring” has the meaning set forth in Section 1.01(a).
“Restructuring Documents” has the meaning set forth in Section 5.21(i).
“Restructuring Schedules” has the meaning set forth in Section 5.21(g).
“Retail Channel” means any source of sales (a) from any Physical Location that is not (i) a Salon (other than a Salon that is branded by reference to Frederic Fekkai or located in China and branded Vidal Sassoon) or (ii) a Professional Store (other than a Beauty Store, Discount Customer or Listed Customer), including grocery store, drug stores, department stores, warehouse clubs and all-purpose superstores, or (b) from any e-commerce, mail or catalogue that is not a Salon E-Commerce Site.
“Retail Color Business” has the meaning set forth in the definition of “Caldera Business.”
“Retail Styling Business” means Parent’s business of sourcing, manufacturing, marketing, selling, distributing and developing Styling Products for sale in the Retail Channel that are branded under one of the Styling Marks.
“Retail Styling Unaudited Financial Information” has the meaning set forth in Section 3.10(f).
“Retained Business” has the meaning set forth in Schedule 1.09.
“Retained Business Cut-Off Date” means, in respect of any Retained Business, the date on which the related Mercury License becomes a Retained License as provided in Schedule 1.09.

“Retained Contracts” has the meaning set forth in Schedule 1.09.
“Retained Employee” means any person who is not an In-Scope Employee but who would be an In-Scope Employee but for the provisions of Section 1.09 (including Schedule 1.09).
“Retained Inventory” has the meaning set forth in Schedule 1.09
“Retained License” has the meaning set forth in Schedule 1.09.
“Reverse Transitional Distribution Services Agreement” has the meaning set forth in Schedule 1.09.
“Reverse Transitional Supply Agreement” has the meaning set forth in Schedule 1.09.
“Salon” means (a) any hairdresser salon, spa, beauty salon, barber shop or other Physical Location operated by, in whole or in part, employing or renting, leasing or otherwise making available booths to one or more Professionals to provide services relating to hair care, coloring, cleansing, conditioning, cutting, perming, shampooing, styling or other related services and (b) any licensed hairdresser, beauty or barber school that trains Professionals on their premises.
“Salon E-Commerce Site” means an electronic commerce website that is either (a) operated by a Salon or Professional Store for resale of Products sold to such Salon or Professional Store or (b) operated for the sale of Products to a Salon or Professional Store.
“Salon Professional Business” has the meaning set forth in the definition of “Caldera Business.”
“Salon Professional Channel” means (a) the sale of Products to Salons, whether for use by Professionals or purchase by customers of the Salons, (b) the sale of Products to Professional Stores, (c) the sale of Products via Salon E-Commerce Sites, (d) the sale to Listed Customers of the same Products sold to customers identified in clause (a) above and (e) the sale to Discount Customers of existing inventory of Products of the Salon Professional Business that have been previously announced to Salons and Professional Stores as discontinued.
“Schedule TO” has the meaning set forth in Section 5.08.
“SEC Filings” has the meaning set forth in Section 5.08(b).
“Securities Act” means the Securities Act of 1933.
“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Series A Preferred Stock” has the meaning set forth in Section 4.05(a).
“Shared Business Contracts” means (a) the Contracts between Parent or its Affiliates, on the one hand, and unrelated third parties, on the other hand, that are not primarily related to the Galleria Business (or, in the case of the Non-Color Caldera Business portion of the Galleria Business, exclusively related to the Non-Color Caldera Business) and pursuant to which either (i) the Galleria Business received (including as accounts receivable) or paid (including as accounts payable) an aggregate amount of at least $5,000,000 in the 12 month period ended June 30, 2014, or (ii) the Galleria Business received or would reasonably be expected to receive (including as accounts receivable) or pay (including as accounts payable) an aggregate amount of at least $5,000,000 in any future 12 month period ended June 30, (b) the Galleria Business receives material Intellectual Property rights which are not Excluded IP Assets and (c) the Contracts set forth on Section 3.08(b) of the Parent Disclosure Letter under “Shared Business Contracts”; provided, however, that from and after any Retained Business Cut-Off Date, all references to the Galleria Business in this definition of “Shared Business Contracts” shall be deemed to be references to the then-current Adjusted Galleria Business and any Shared Business Contract listed on Section 3.08(b) of the Parent Disclosure Letter that does not relate to the Adjusted Galleria Business will be deemed to be automatically removed from Section 3.08(b) of the Parent Disclosure Letter.
“Shared Information” means (a) all Information provided by any member of the Galleria Group to a member of the Parent Group prior to the Business Transfer Time, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Galleria Business prior to the Business Transfer Time and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or the Galleria Business (after the removal of any Retained Business, as applicable), as the case may be, and (c) any Information that is reasonably necessary for the conduct of the Adjusted Galleria Business (except for any information relating to performance ratings or assessments of employees of the Parent Group and Continuing Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).
“Split Facilities” means the Galleria Business manufacturing facilities in Mariscala, Mexico, and Bangkok, Thailand.
“Split Plan Agreement” means the Split Plan Agreement, entered into as of the date of this Agreement, as amended or modified in accordance with its terms.
“Split Plan Costs” has the meaning set forth in Section 5.27.

“SplitCo” has the meaning set forth in the preamble.
“SplitCo Common Stock” has the meaning set forth in the recitals.
“SplitCo Form 10/S-4” has the meaning set forth in Section 5.08.
“SplitCo Retained Business Technology License” has the meaning set forth in Schedule 1.09.
“SplitCo Shared Technology License Agreement” means a SplitCo Shared Technology License Agreement substantially in the form of Exhibit N-1. From and after the Business Transfer Time, the SplitCo Shared Technology License Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“SplitCo Trademark License Agreement” means a SplitCo Trademark License Agreement substantially in the form of Exhibit N-2. From and after the Business Transfer Time, the SplitCo Trademark License Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“Stockholder Consent” has the meaning set forth in Section 5.08(a).
“Store Room Inventory” means the value of spare parts for machinery and equipment and items such as lubrication oils for machinery, cleaning materials and supply items which are (a) consumed in the production process and (b) either (i) acquired for less than $5,000 or (ii) have an intended design life of less than 12 months.
“Styling Marks” means Wella, or any derivative of the Wella name (e.g., WellaFlex or Wella Forte), Silvikrin, Shockwaves, Londa and New Wave.
“Styling Products” means products designed to provide or maintain manageability or structure to or of human hair through the application of compositions containing film forming polymers or solvents, applied to the hair using non-aerosol sprayable liquids, aerosol sprayable liquids, aerosol foams, gels, waxes or creams.
“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect 50% of the Board of Directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein. For the avoidance of doubt, (i) Subsidiaries of Parent will include SplitCo and the Galleria Entities prior to the Closing and (ii) Subsidiaries of Acquiror will include SplitCo and the Galleria Entities after the Closing.
“Substitute Diamond Technology” has the meaning set forth in Section 5.29.
“Surviving Corporation” has the meaning set forth in Section 2.04(a).
“Surviving Transaction Agreement Items” has the meaning set forth in Section 10.01.

“Target” has the meaning set forth in Section 5.30(a).
“Target Working Capital Statement” means the document attached hereto as Exhibit F.
“Tax” has the meaning set forth in the “Tax Matters Agreement.”
“Tax Matters Agreement” means the Tax Matters Agreement in substantially the form attached hereto as Exhibit H. From and after the Business Transfer Time, the Tax Matters Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.
“Tax Return” has the meaning set forth in the “Tax Matters Agreement.”
“Third Party” means any Person (including any Governmental Authority) who is not a member of the Parent Group or Acquiror Group (including after the Closing, the Galleria Entities).
“Third-Party Ancillary Fragrances” has the meaning set forth in Section 3.19(a).
“Third-Party Claim” has the meaning set forth in Section 9.05(b)(i).
“To-Be-Delivered Galleria Material Contracts” has the meaning set forth in Section 5.23(a).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Trading Day” means any day on which there are sales of Acquiror Common Stock on the NYSE Composite Tape.
“Transaction Announcement” has the meaning set forth in Section 5.03.
“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements and the Transfer Documents.
“Transfer Documents” has the meaning set forth in Section 1.11.
“Transferred Leave” has the meaning set forth in Section 6.04(f).
“Transition Period” has the meaning set forth in Section 5.17(a).
“Transition Plan” has the meaning set forth in Section 5.21(a).
“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit I. From and after the Business Transfer Time, the Transition Services Agreement will refer to such agreement executed and delivered pursuant to this Agreement, as amended or modified in accordance with its terms.

“Unaudited Kosmos Financial Statements” has the meaning set forth in Section 3.10(b).
“Unaudited Mercury Financial Statements” has the meaning set forth in Section 3.10(a).
“Unaudited Salon Professional Financial Statements” has the meaning set forth in Section 3.10(c).
“US Continuing Employee” has the meaning set forth in Section 6.02(b).
“WARN Act” has the meaning set forth in Section 6.08.
“Working Capital” means the sum of the line item amounts specified under the caption “Operating Assets” of the Galleria Business in the Target Working Capital Statement less the sum of the line item amounts specified as “Operating Liabilities” of the Galleria Business in the Target Working Capital Statement, calculated in the same manner in which such amount was calculated in the Target Working Capital Statement, utilizing the same account classifications and accounting principles, policies and practices used in the preparation of the Full Year Financial Statements, the Target Working Capital Statement and as set forth on Section 11.01(b) of the Parent Disclosure Letter (the “Accounting Principles”).
“Working Capital Band Amount” has the meaning set forth in Section 2.15(e).
“Working Capital Deficit” has the meaning set forth in Section 2.15(a).
“Working Capital Excess” has the meaning set forth in Section 2.15(a).
“Working Capital Target” means the arithmetic average of the Working Capital of the Galleria Business as of the following dates: September 30, 2013, December 31, 2013, March 31, 2014, and June 30, 2014, as set forth in the Target Working Capital Statement (as so indicated on such statement, and prior to the adjustments described below, $791,237,000), subject only to the following two adjustments:
(1)    In the event that there are Retained Businesses, such four working capital amounts will be reduced as follows: (a) the inventory amounts attributable to the Retained Businesses in the “Inventory” line of the quarter-end calculations in the Target Working Capital Statement will be removed and (b) other working capital line items in each of the quarter-end calculations the Target Working Capital Statement will be reduced by a percentage equal to the FY 13-14 NOS of the Retained Businesses divided by the total FY 13-14 NOS of the Galleria Business.
(2)    After taking into the account the adjustments, if any, pursuant to clause (1) above, such four quarterly working capital amounts will be recalculated utilizing the foreign exchange rates that are in effect as of the Cut-Off Date.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.
THE PROCTER & GAMBLE COMPANY
By: _________________________________
Name:
Title:

GALLERIA CO.
By: _________________________________
Name:
Title:

COTY INC.
By: _________________________________
Name:
Title:

GREEN ACQUISITION SUB, INC.
By: _________________________________
Name:
Title: